   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1997

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              FLANDERS CORPORATION
               (Exact name of registrant as specified in charter)

        NORTH CAROLINA                        3564                          13-3368271
   (State of Incorporation)       (Primary Standard Industrial           (I.R.S. Employer
                                   Classification Code Number)        Identification Number)

                           531 FLANDERS FILTERS ROAD
                        WASHINGTON, NORTH CAROLINA 27889
                                 (919) 946-8081
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                STEVEN K. CLARK
                              FLANDERS CORPORATION
                           531 FLANDERS FILTERS ROAD
                        WASHINGTON, NORTH CAROLINA 27889
                                 (919) 946-8081
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

               WILLIAM C. GIBBS                                WILLIAM J. SCHIFINO
             SNELL & WILMER L.L.P.                         SCHIFINO & FLEISCHER, P.A.
         111 EAST BROADWAY, SUITE 900                   ONE TAMPA CITY CENTER, SUITE 2700
          SALT LAKE CITY, UTAH 84111                          TAMPA, FLORIDA 33602
                (801) 237-1900                                   (813) 223-1535

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                          AMOUNT         PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
        TITLE OF EACH CLASS                TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
  OF SECURITIES TO BE REGISTERED       REGISTERED(1)        PER UNIT(2)        OFFERING PRICE           FEE(1)
---------------------------------------------------------------------------------------------------------------------
Common Stock.......................      7,360,000             $7.00             $51,520,000            $15,613
=====================================================================================================================

(1) Includes 960,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Computed in accordance with Rule 457(c) of the Securities Act of 1933 on the basis of the closing price of the Common Stock on September 5, 1997.
================================================================================

                              FLANDERS CORPORATION

                             CROSS-REFERENCE SHEET
          (SHOWING LOCATION IN PROSPECTUS OF PART I ITEMS OF FORM S-1)

REGISTRATION STATEMENT ITEM AND HEADING                     LOCATION IN PROSPECTUS
---------------------------------------                     ----------------------
 1.  Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus...  Facing Page; Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside Front and Outside Back Cover Pages;
                                                  Available Information
 3.  Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors; Selected
                                                  Consolidated Financial Data
 4.  Use of Proceeds............................  Use of Proceeds
 5.  Determination of Offering Price............  Outside Front Cover Page; Price Range of
                                                  Common Stock; Underwriting
 6.  Dilution...................................  Not Applicable
 7.  Selling Shareholders.......................  Outside Front Cover Page; Principal and
                                                  Selling Shareholders
 8.  Plan of Distribution.......................  Outside Front Cover Page; Underwriting
 9.  Description of Securities to be
       Registered...............................  Description of Capital Stock
10.  Interests of Named Experts and Counsel.....  Not Applicable
11.  Information with Respect to the
       Registrant...............................  Prospectus Summary; Risk Factors; Use of
                                                  Proceeds; Price Range of Common Stock;
                                                  Dividend Policy; Capitalization; Selected
                                                  Consolidated Financial Data; Selected
                                                  Unaudited Proforma Condensed Consolidated
                                                  Statement of Operations; Management's
                                                  Discussion and Analysis of Financial
                                                  Condition and Results of Operations;
                                                  Business; Management; Certain Relationships
                                                  and Related Party Transactions; Principal
                                                  and Selling Shareholders; Description of
                                                  Capital Stock; Anti-Takeover Effects of the
                                                  Company's Articles and Bylaws; Shares
                                                  Eligible for Future Sale; Consolidated
                                                  Financial Statements

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 1997

PROSPECTUS

                                     [LOGO]

                              FLANDERS CORPORATION

                        6,400,000 SHARES OF COMMON STOCK
                            ------------------------
     Of the 6,400,000 shares of Common Stock (the "Shares") offered hereby (the "Offering"), 6,000,000 Shares are being sold by Flanders Corporation (the "Company" or "Flanders") and 400,000 Shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

     The Company's Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "FLDR." On September 5, 1997, the last reported sale price of the Common Stock was $7.00 per share. See "Price Range of Common Stock."

                            ------------------------

  SEE "RISK FACTORS" ON PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN
                                    FACTORS
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

==============================================================================================================
                                                        UNDERWRITING       PROCEEDS TO    PROCEEDS TO SELLING
                                    PRICE TO PUBLIC     DISCOUNTS(1)       COMPANY(2)         SHAREHOLDERS
--------------------------------------------------------------------------------------------------------------
Per Share........................          $                  $                 $                  $
--------------------------------------------------------------------------------------------------------------
Total(3).........................          $                  $                 $                  $
==============================================================================================================

(1) Does not include additional compensation to the Representatives of warrants entitling the Representatives to purchase up to 400,000 shares of Common Stock (the "Representative Warrants") for a period of four years commencing one year from the date of this Prospectus at 120% of the public offering price per share of Common Stock. Additionally, the Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $700,000 payable by the Company.
(3) The Company and the Selling Shareholders have granted to the Underwriters an option (the "Over-Allotment Option") exercisable for a period of 30 days after the date of this Prospectus to purchase up to an additional 960,000 shares of Common Stock upon the same terms and conditions set forth above, solely to cover over-allotments, if any. The Company and the Selling Shareholders will each provide one-half of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts, Proceeds to Company and Proceeds to Selling
    Shareholders will be increased to $      , $      , $      and $      ,
    respectively. See "Underwriting."

                            ------------------------

     The Common Stock is being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the Shares offered hereby will be made against payment, at the offices of Raymond James & Associates, Inc., St. Petersburg, Florida, on or
about           , 1997.

RAYMOND JAMES & ASSOCIATES, INC.             CLEARY GULL REILAND & MCDEVITT INC.

            The date of this Prospectus is                  , 1997.

                                   [ARTWORK]

     Six inch green square with corporate logo in upper right corner, with "Flanders Corporation" directly underneath, surrounded by the following photographs:

          Top of square, from left to right: Photograph of workers assembling HEPA filters in a cleanroom at the Company's Washington, North Carolina plant. Photograph of partially disassembled air handling unit from Airseal. Photograph of a Gas Pak activated charcoal filtration cartridge.

          Middle of square, from left to right: Photograph of several different varieties of HEPA filters manufactured by the Company. Stylized world map, with yellow circles indicating areas where Flanders Foreign Reps are located, with the legend "Flanders Foreign Reps," and white text with arrows denoting each of the Company's major facilities. Photograph of person checking an installation of the Company's cleanroom ceiling grid for filter leaks.

          Bottom of square, from left to right: Photograph of two styles of the Company's fluid-seal ULPA filters. Photograph of the side of an Absolute Isolation Barrier. Photograph of several of the Company's standard-grade filtration products. Photograph of a Precisionaire truck.

     The Company intends to furnish each year to its shareholders an annual report containing financial statements audited by its certified public accountants. The Company may, from time to time, also furnish to its shareholders interim reports, as determined by management.

                                ---------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON NASDAQ, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                ---------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. This Prospectus includes forward-looking statements that are subject to risks and uncertainties and actual results may differ materially. Prospective investors should carefully consider the factors set forth under the caption "Risk Factors." Except where the context requires otherwise, Flanders Corporation, its predecessor, Elite Acquisitions, Inc., ("Elite"), together with its subsidiaries, including Flanders Filters, Inc. ("FFI"), Air Seal Filter Housings, Inc. ("Air Seal"), Charcoal Service Corporation ("CSC"), Precisionaire, Inc. ("Precisionaire"), Flanders Airpure Products Company, LLC ("Airpure"), Flanders International Pte, Ltd. ("FIL") and Airseal West, Inc. ("Airseal West") are referred to as the "Company." Except as otherwise specified, information in this Prospectus assumes no exercise of the Underwriters' Over-Allotment Option.

                                  THE COMPANY

     The Company designs, manufactures and markets a broad range of air filtration products, including (i) high efficiency particulate air ("HEPA") filters, with at least 99.97% efficiency, and absolute isolation barriers ("Absolute Isolation Barriers") for the creation of synthesized atmospheres to control manufacturing environments and for the absolute control and containment of contaminants and toxic gases in certain manufacturing processes, (ii) mid-range filters for individual and commercial use, which fall under specifications categorized by efficiency ratings established by the American Society of Heating, Refrigeration and Air Conditioning Engineers ("ASHRAE"), and
(iii) standard-grade, low cost filters with efficiency ratings below 30% sold typically off-the-shelf for standard residential and commercial furnace and air conditioning applications. Approximately 55% of the Company's net sales are from products with high replacement potential. The Company's air filtration products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems (commonly known as "HVAC" systems), semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. The Company also designs and manufactures its own production equipment to allow for highly automated manufacturing of these products. Furthermore, the Company produces glass-based filter media for many of its products to maintain control over the quality and composition of such media. The Company's customers include Abbott Laboratories, Home Depot, Inc., Motorola, Inc., Merck & Co., Inc., Upjohn Co., Wal-Mart Stores, Inc., Westinghouse Electric Corp., and several large computer chip manufacturers.

     Frost & Sullivan, a leading industry analyst, estimates that the total domestic industrial air filtration market was approximately $960 million in 1996 and is projected to be approximately $1.02 billion in 1997. In addition, management believes the domestic market for retail and wholesale off-the-shelf air filters and related products used in residential and commercial HVAC applications exceeded $500 million in 1996. The forces driving the air filtration market have evolved over the past decade from concerns related to the preservation of machinery and equipment to industry goals of maintaining productivity, and present day concerns and governmental requirements related to employee health. In this regard, ASHRAE has also recommended certain minimum standards for ventilation and indoor air quality. The Company believes that the air filtration industry will continue to grow in both the industrial and residential markets, as the use of cleanrooms is becoming essential to the production of many electronics and pharmaceutical products, and as increased public awareness of the benefits of indoor air quality ("IAQ") will accelerate demand for residential filters and commercial air filtration products. By using the Company's solutions, the air within buildings and residences may be cleansed of impurities such as second-hand smoke, allergens and other particles which provoke asthma, hay fever and similar health conditions. Management believes that as public awareness of the benefits of living and working in clean environments increases, the markets for the Company's products will further expand.

     Although the Company has specialized in high-end (HEPA) and mid-range filters, the Company has recently positioned itself to offer to its customers a full range of air filtration products. In 1996, the Company diversified its product line by implementing a strategy of growth by acquisition through the purchase of three other companies: CSC, which specializes in charcoal filtration systems for the removal of gaseous contaminants; Air Seal, which specializes in filter housings and customized industrial HVAC equipment, and Precisionaire, which specializes in the manufacture and sale of filter products ranging from mid-range through standard-grade filters. As a result of the Company's diversified product line, the Company expects to benefit from growth in all air filtration markets.

     Due primarily to the Company's acquisitions, net sales for the year ended December 31, 1996 increased by $34,420,000 to $73,056,000 from $38,636,000 for the year ended December 31, 1995, representing an increase of 89.1%. Pro forma net sales were $128,221,000 for 1996, when revenues from the acquisitions for the full year are considered. In addition, net income increased $2,448,000 to $3,594,000 for the year ended December 31, 1996 from approximately $1,146,000 for the prior year, representing an increase of 213.6%. Net sales for the six months ended June 30, 1997 increased by $35,009,000 to $61,250,000 from $26,241,000 for the six months ended June 30, 1996, representing an increase of 133.4% and net income increased $1,317,000 to $2,665,000 for the six months ended June 30, 1997 from approximately $1,348,000 for the comparable period for the prior year, representing an increase of 97.7%.

                               BUSINESS STRATEGY

     The Company's business strategy is designed to enhance the Company's presence as a manufacturer and supplier of air filtration products by increasing its market share, expanding its markets through the introduction of new products and improving its operating efficiency.

INCREASE MARKET SHARE

     The Company intends to increase its market share by (i) continued strategic acquisitions of synergistic businesses, (ii) taking advantage of certain cross-selling opportunities due to a newly expanded product line, and (iii) continued expansion both domestically and internationally.

     - Strategic Acquisitions. The Company is continuously seeking and evaluating acquisition opportunities in which the acquisition candidate has a dominant position in a defined market and whose operating efficiency can be improved through automation. The Company focuses on acquisition targets which complement its existing technology, broaden its product offerings and provide it with additional manufacturing facilities and access to related markets. In addition, the Company seeks companies which provide vertical integration opportunities.

     - Increase Sales to Existing and New Customers. The Company sells the majority of its products through manufacturers' representatives who historically have only sold certain of the Company's products. With the recent expansion of the Company's product lines through acquisition, those representatives can now purchase from the Company a full line of air filtration products instead of buying a mix of air filtration products from a range of manufacturers, and thereby use the Company as a "one stop" purchasing source. The Company will also continue to emphasize the product quality that has allowed the Company's sales to grow in several high-technology industries in recent years in all of its product lines.

     - Domestic and International Expansion. The Company has recently established certain facilities in the western and mid-western United States and plans to establish other facilities in strategically located geographical locations to increase its accessibility in various markets and decrease shipping expenses. Additionally, the Company plans to expand capacity at several of its existing locations to take advantage of market demand. The Company also intends to manufacture and continue to market its products in foreign markets. In April 1996, the Company established a sales office in Singapore, and the Company intends to begin manufacturing operations there by the end of 1997.

EXPAND MARKET WITH NEW PRODUCTS

     The Company intends to develop new markets, and products for those markets, by applying existing technology developed for high-technology niche markets to new applications. For each new application, the Company will first endeavor to develop a line of products to meet the needs of the specific application, and through trade shows, technical publications, mass marketing, distributor education and other appropriate methods, will promote demand for the application in the new target market. In the pharmaceutical industry, for example, the Company has already focused on the need for completely isolated and secure environments in which to manufacture certain drugs and products, and has developed and prototyped its Absolute Isolation Barriers in partnership with several major pharmaceutical companies. In addition, Absolute Isolation Barriers have been successfully tested in containment systems for the manipulation of viruses and bacteria using genetic engineering techniques. The Company has also focused on IAQ diagnosis and solutions for industrial, commercial and residential application. The Company intends to continue to concentrate its efforts on these and other products with high replacement potential.

IMPROVE OPERATING EFFICIENCY

     The Company intends to improve operating efficiency by increasing automation, eliminating redundancy between facilities, deleting the duplication of selling and administrative efforts of subsidiaries, and cross-applying technology and expertise among subsidiaries.

     - Automation. In an effort to increase gross margins, the Company recently commenced a program to automate portions of its production lines at FFI, Precisionaire and Airpure using technology developed at Precisionaire and FFI. Currently, approximately 20% of the Company's production lines incorporate the new automated equipment designs. The Company plans to implement additional automated equipment designs into various other production lines one at a time to minimize down time.

     - Eliminate Redundancy. The Company is continuing to increase the manufacturing focus of its individual subsidiaries so that each subsidiary only produces a single category of product. The Company expects to reduce costs by eliminating redundant part and required lot tracking between subsidiaries.

     - Centralize Overhead Functions. The Company has begun to implement plans to centralize and eliminate duplication of efforts of its subsidiaries in the following areas: purchasing, production planning, shipping coordination, marketing, accounting, personnel management, risk management and benefit plan administration.

     - Cross-Apply Technology and Expertise. The Company plans to evaluate the manufacturing technologies used by its various subsidiaries and to cross-apply such technologies to create greater efficiencies in each manufacturing line.

     The Company's principal executive offices are located at 531 Flanders Filters Road, Washington, North Carolina 27889, and its telephone number is
(919) 946-8081.

                                  THE OFFERING

Common Stock Offered by the Company...     6,000,000 shares

Common Stock Offered by the Selling
  Shareholders........................     400,000 shares

Common Stock Outstanding after the
Offering(1)...........................     24,016,103 shares

Use of Proceeds.......................     New facilities, expansion and
                                           equipping of existing facilities,
                                           automation, repayment of debt and
                                           general corporate purposes. See "Use
                                           of Proceeds."

Risk Factors..........................     Prospective investors of the Shares
                                           should carefully consider the matters
                                           set forth herein under "Risk
                                           Factors."

Nasdaq Symbol.........................     FLDR
---------------

(1) Excludes (i) 960,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any, (ii) 7,652,920 shares of Common Stock issuable upon exercise of outstanding stock options, (iii) 2,486,800 shares of Common Stock reserved for future issuance under the Company's Long-Term Incentive Plan and Director Option Plan, (iv) 640,000 shares of Common Stock reserved for issuance upon conversion of certain convertible promissory notes, (v) 175,256 shares of Common Stock issuable upon exercise of outstanding warrants, and (vi) 400,000 shares of Common Stock issuable upon exercise of Representative Warrants. See
    "Management -- Long-Term Incentive Plan," "Management -- Director Option Plan," "Description of Capital Stock" and "Underwriting."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      FISCAL YEAR ENDED                     SIX MONTHS ENDED
                                        ---------------------------------------------   -------------------------
                                                    ACTUAL               PRO FORMA(1)            ACTUAL
                                        ------------------------------   ------------   -------------------------
                                        12/30/94   12/31/95   12/31/96     12/31/96      06/30/96      06/30/97
                                        --------   --------   --------   ------------   -----------   -----------
                                                                                        (UNAUDITED)   (UNAUDITED)
SELECTED HISTORICAL OPERATIONS DATA:
Net sales.............................  $26,706    $38,636    $73,056      $128,221       $26,241       $61,250
Gross profit..........................    7,861      9,682     19,459        33,058         6,468        15,944
Operating income......................      622      2,419      5,999         9,796         1,919         4,090
Income before income taxes............      171      1,830      5,771         8,921         2,166         4,175
Net income (loss).....................       (5)     1,146      3,594         5,677         1,348         2,665
Earnings per weighted average common
  and common equivalent shares
  outstanding:
  Primary.............................  $    --    $  0.12    $  0.21      $   0.30       $  0.09       $  0.12
  Fully diluted.......................  $    --    $  0.12    $  0.21      $   0.30       $  0.08       $  0.12
Weighted average common and common
  equivalent shares outstanding:
  Primary.............................    9,693      9,832     17,042        18,745        15,252        21,680
  Fully diluted.......................    9,693      9,832     18,072        20,458        15,860        22,436

---------------

(1) The unaudited pro forma statement of operations includes all 1996 acquisitions as if they had occurred at the beginning of the period and are presented for informational purposes only. They do not purport to represent what the results of operations would have been for the applicable period had the acquisitions, in fact occurred at the beginning of the period, or to project the results of operations for any future period.

                                                                                         ACTUAL      AS ADJUSTED
                                                                                       -----------   -----------
                                                      12/30/94   12/31/95   12/31/96    06/30/97     06/30/97(1)
                                                      --------   --------   --------   -----------   -----------
                                                                                       (UNAUDITED)   (UNAUDITED)
SELECTED HISTORICAL BALANCE SHEET DATA:
Working capital.....................................  $   349    $ 4,108    $22,570      $19,977      $ 57,098
Total assets........................................   14,414     18,529     86,518       90,804       127,925
Long-term obligations(2)............................    1,892      1,761     42,156       13,050        11,391
Total stockholders' equity..........................    3,953      8,208     25,353       52,665        91,445

---------------

(1) As adjusted to reflect the receipt and initial application of the estimated net proceeds from the sale of 6,000,000 shares of Common Stock offered hereby at an assumed offering price of $7.00 per share.
(2) Long-term obligations includes notes payable (1996 and 1997 only), current maturities of long-term debt, long-term debt, convertible debt and committed capital.

                                  RISK FACTORS

     Investment in the Shares offered hereby involves a high degree of risk including, but not limited to, the risk factors described below. Prospective investors should carefully consider, among other things, the following factors concerning the business of the Company and the Offering, and should consult independent advisors as to the technical, tax, business and legal considerations regarding an investment in the Shares.

INTEGRATION OF ACQUIRED COMPANIES

     Prior to their acquisition by the Company in 1996, CSC, Air Seal and Precisionaire operated under different management philosophies, management teams and marketing strategies. These companies' operations are currently being integrated into the Company's and there can be no assurance that the Company's systems, procedures and controls will be adequate to accommodate integration of these companies. Failure to successfully integrate these companies could materially adversely affect the Company's business and results of operation. See "Business -- Business History."

MANAGEMENT OF GROWTH

     With the Company's recent acquisitions, the Company's net sales increased by approximately 173.6% from the year ended December 30, 1994 to the year ended December 31, 1996, and approximately 133.4% from the six months ended June 30, 1996 to the same period ended June 30, 1997. There can be no assurance that the Company will continue to expand at this rate, or at all. Additionally, the Company plans to continue opening new facilities and has recently opened two new facilities. If the Company continues to grow, the additional growth will place burdens on management to manage such growth while maintaining the Company's profitability. Additional growth may require the Company to recruit and train additional management personnel in the areas of corporate management, sales, accounting, marketing, research and development and operations. There can be no assurance that the Company will be able to do so. Both the Company's growth by acquisition and expansion may also significantly strain the Company's management, financial and other resources. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations and growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ACQUISITION STRATEGY

     The Company's strategy of growth through acquisition exposes the Company to the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. Additionally, an essential component of the Company's acquisition strategy is improving the operating efficiency, output and capacity of each acquired company and the facilities they operate. This process may include the repair or replacement of outdated and inefficient equipment to improve operations and output. Although the Company generally has been successful in pursuing these acquisition targets, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable. The Company has no specific agreements with respect to future acquisitions, but is continuing to investigate potential acquisition opportunities. See "Business -- Strategies."

NEED FOR ADDITIONAL FINANCING FOR FUTURE ACQUISITIONS

     The Company believes that the revenues from current operations along with the proceeds from this Offering will provide the Company with sufficient capital to fund continuing operations for the foreseeable future. However, to continue its growth through acquisition, substantial additional debt or equity financing may be needed. There can be no assurance that the Company will be able to obtain additional debt or equity capital to meet its future requirements on satisfactory terms, if at all. Failure to obtain sufficient capital could materially adversely affect the Company's acquisition strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

NEED FOR TECHNICAL EMPLOYEES

     The Company's future operating results depend in part upon its ability to retain and attract qualified engineering, manufacturing, technical, sales and support personnel for its operations. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The failure to attract or retain such persons could materially adversely affect the Company's business and results of operations.

TECHNOLOGICAL CHANGE; NEW PRODUCT INTRODUCTION

     As of December 31, 1996, approximately 30% of the Company's net sales resulted from sales of high-end filtration products which are especially vulnerable to new technology development. The Company's ability to remain competitive will depend in part upon its ability to anticipate technological changes, to develop new and enhanced filtration systems and to introduce these systems at competitive prices in a timely and cost-efficient manner. There can be no assurance that the Company will successfully anticipate future technological changes or that technologies or systems developed by others will not render the Company's technology obsolete. The Company also plans to develop new products as part of its strategy to increase the size and customer base of the air filtration market. There can be no assurance that the Company will be successful in developing the new products or that any product developed will be commercially viable. See "Business."

ACQUIRING AND MAINTAINING EQUIPMENT

     The Company designs, manufactures and assembles the majority of the automatic production equipment used in its facilities. The Company also uses other technologically advanced equipment, for which manufacturers may have limited production capability or service experience, which could result in delays in the acquisition and installation of such equipment or extended periods of down-time in the event of malfunction or equipment failure. Any such extended period of down-time for any critical equipment could have a material adverse impact on the Company, its financial condition and operations.

FLUCTUATION OF QUARTERLY OPERATING RESULTS

     Historically, the Company's business has been seasonal, with a substantial percentage of its sales occurring during the first quarter and fourth quarter of each year. The Company's recent acquisitions appear to be counter cyclical, with a greater percentage of sales occurring in the summer months. In addition, approximately 20% of the Company's net sales in 1996 was attributable to high-end products sold for use in the semiconductor industry. The Company believes that new fabricated plant construction for the semiconductor manufacturing industry is in a periodic slowdown and that sales of high-end products will be less than previous quarters through the end of 1997. The Company believes period-to-period comparisons of its quarterly financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL ENVIRONMENTAL RISKS

     The Company's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. While the Company endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that the Company's operations or activities, or historical operations by others at the Company's locations, will not result in civil or criminal enforcement actions or private actions that could have a materially adverse effect on the Company.

     The Company recently purchased property in Momence, County of Kankakee, Illinois ("Illinois Property") for a new mid-range manufacturing facility. In connection with such purchase, the Company agreed to assume all risk of environmental liability for past, present or future conditions on the Illinois Property other than liability for environmental problems related to ground water. The Illinois Property had certain environmental problems which required remediation under federal and Illinois law. The seller of the

Illinois Property has worked extensively with the Illinois Environmental Protection Agency ("IEPA") with regard to the environmental matters, and the Company has completed Phase I and Phase II environmental surveys with respect to the property, and it appears that the environmental matters have been resolved, except for certain monitoring procedures required by the IEPA. However, resolution of state issues has no effect on any potential federal or common law claims, and there can be no assurance that such claims will not be made. See "Business -- Legal Proceedings."

PRODUCT LIABILITY

     The Company is subject to possible liability for damages arising from filter failure and failure of a new product to perform as specified. Any such liability could damage the Company's reputation and/or have a material adverse effect on the Company's business and/or financial condition.

COMPETITION

     The Company currently faces significant competition in its business activities, and this competition may increase as new competitors enter the market. Several of these competitors may have longer operating histories and greater financial, marketing and other resources than the Company. There can be no assurance that the Company will be able to compete successfully with existing or new entrant companies. In addition, new product introductions or enhancements by the Company's competitors could cause a decline in sales or loss of market acceptance of the Company's existing products. Increased competitive pressure could also lead to intensified price-based competition resulting in lower prices and profit margins, which could materially adversely affect the Company's business and results of operations. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     The Company's success will depend in significant part upon the continued contributions of its officers and key personnel, many of whom would be difficult to replace. The Company has entered into employment agreements with Robert R. Amerson, its President, Steven K. Clark, its Chief Financial Officer and Gustavo Hernandez, its Vice President of Operations. The loss of any key person could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company maintains $2,000,000 worth of "key man" life insurance on Robert R. Amerson and Steven K. Clark. See "Management."

CONTROL BY MANAGEMENT

     Immediately following the completion of the Offering, the directors and executive officers of the Company will beneficially own approximately 48% of the outstanding Common Stock of the Company. Such shareholders may effectively control the business and affairs of the Company. Furthermore, Robert R. Amerson and Steven K. Clark have options to purchase an aggregate of 5,335,035 or 87% of the shares of Common Stock of the Company beneficially owned by A. Russell Allan, III and Thomas T. Allan (representing approximately 22% of the Company's outstanding shares after the Offering). Additionally, management currently owns options, which if exercised, will result in management owning an aggregate of approximately 61% of the outstanding Common Stock of the Company prior to the Offering. See "Principal and Selling Shareholders."

NO DIVIDENDS

     The Company has not declared or paid, and does not plan to declare or pay, any cash or other dividends in the foreseeable future. It is anticipated that any earnings will be retained to finance the Company's operations and growth. Additionally, under the terms of its revolving credit line with NationsBank, N.A. ("NationsBank"), the Company is prohibited from paying dividends without NationsBank's prior written consent. See "Dividend Policy."

VOLATILITY OF MARKET PRICE FOR COMMON STOCK

     The Company believes factors such as quarterly fluctuations in results of operations, announcements of new orders by the Company and changes in either earnings estimates of the Company or investment recommendations by stock market analysts may cause the market price of the Company's stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general has experienced extreme price fluctuations, and such extreme price fluctuations may continue. These broad market and industry fluctuations may adversely affect the market price of the Company's Common Stock.

EXERCISE OF OPTIONS AND WARRANTS

     As of August 29, 1997, there were stock options and warrants outstanding to purchase an aggregate of 7,828,176 shares of the Company's Common Stock ranging in price from $1.00 to $14.725 per share. Of the 7,828,176 options and warrants outstanding, management owns options to purchase 6,578,600 shares of the Company's Common Stock at prices ranging from $1.00 to $7.50. For the life of such options and warrants, the holders are given the opportunity to profit from a rise in the market price of such underlying stock without assuming the risk of ownership. So long as such options and warrants remain unexercised, the terms under which the Company could obtain additional equity financing may be adversely affected. Moreover, the holders of such options and warrants may be expected to exercise them at a time when the Company could in all likelihood be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by such options and warrants. If the options and warrants are exercised, the interests of the Company's shareholders may be diluted proportionately.

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS AND STATE LAW

     The Company's Articles of Incorporation ("Articles") and Bylaws may discourage certain types of transactions that involve an actual or threatened change in control of the Company, unless approved by the Board. See "Description of Capital Stock." Additionally, the Company is subject to the Control Shares Acquisition Act of the State of North Carolina, which provides that any person who acquires "control shares" of a publicly held North Carolina corporation will not have voting rights with respect to the acquired shares unless a majority of the disinterested shareholders of the corporation vote to grant such rights. This could deprive shareholders of opportunities to realize takeover premiums for their shares or other advantages that large accumulations of stock would provide. See "Anti-Takeover Effects of the Company's Articles and Bylaws."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 24,016,103 shares of Common Stock outstanding, of which 14,544,402 shares are freely tradable without restriction under the Securities Act. The remaining 9,471,701 shares are deemed "restricted shares" under Rule 144 of the Securities Act. All of such shares are currently eligible or will be eligible within one year for sale pursuant to Rule 144.

     Steven R. Clark and Robert R. Amerson, officers and directors, who will beneficially own an aggregate of 13,524,773 shares of Common Stock following the completion of this Offering, have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Raymond James & Associates, Inc., offer, sell, offer to sell, solicit an offer to buy, contract to sell, pledge or grant any option to purchase or otherwise transfer or dispose (or announce any of the foregoing) of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, except, in the case of the Company, for the issuance of stock options under stock option plans in existence on the date hereof or the issuance or sale of Common Stock by the Company upon exercise of outstanding options or warrants to purchase Common Stock.

     As of August 29, 1997, there were stock options outstanding to purchase an aggregate of 7,652,920 shares of Common Stock, of which 7,552,320 options are currently exercisable. Additionally, 6,617,920 of the outstanding options were registered on a Form S-8. As a result, shares of stock issued upon exercise of such stock options will generally be available for sale in the public market. As of August 29, 1997, there were warrants outstanding to purchase an aggregate of 175,256 shares of Common Stock, of which 35,256 warrants are currently exercisable, and the remaining 140,000 warrants will be exercisable in January 1998. Furthermore, additional shares of the Company's Common Stock may be issued in connection with (i) the conversion of the Company's 10% Convertible Notes, (ii) the exercise of Representative Warrants, and (iii) the exchange of Airseal West Common Stock.

     The Company makes no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of the Company's Common Stock in the public market or the perception that such sales could occur could have an adverse effect on the prevailing market price of the Common Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others (i) results of operations (including expected changes in the Company's gross margin and general, administrative and selling expenses), (ii) the Company's business strategy for automation, new plant locations and expanding its market share of the air filtration industry, (iii) the Company's strategy to increase the size and customer base of the air filtration market, and (iv) the Company's ability to distinguish itself from its current and future competitors.

     These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) the shortage of reliable market data regarding the filtration market, (ii) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations, (iii) anticipated working capital or other cash requirements, (iv) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the market, (v) product obsolescence due to the development of new technologies, and (vi) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the events contemplated by the forward-looking statements contained in this Prospectus will in fact occur.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 6,000,000 Shares offered hereby, at an assumed public offering price of $7.00 per Share, are estimated to be approximately $38,780,000 (approximately $41,938,000 if the Over-Allotment Option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company will not receive any proceeds from the sale, if any, of Shares by the Selling Shareholders. See "Principal and Selling Shareholders."

     The Company's acquisition strategy has been to acquire companies with the intent of improving the efficiency, output and capacity of each acquired company through modernizing facilities and repairing and replacing outdated and inefficient equipment. This strategy, combined with the Company's internal expansion, requires continuing capital investment. Consequently, the Company intends to use approximately $12 million of the net proceeds for new plants and equipment, approximately $8 million to expand and equip existing facilities, approximately $10 million of the net proceeds to automate facilities and approximately $6 million of the net proceeds to purchase or develop and install equipment at certain of the Company's mid-range manufacturing facilities. Additionally, the net proceeds will be used to pay off the Company's credit line (prime plus 1% revolving credit agreement due September 1998) with NationsBank, which had an outstanding balance of approximately $1,659,000, bearing interest at the rate of 9.50% per annum, as of June 30, 1997. Any funds remaining will be used for working capital and general corporate purposes.

     Pending the uses as set forth above, the net proceeds of this Offering will be invested in government securities or in short-term, investment-grade, interest-bearing securities.

     If the Company does not use all of the net proceeds from the Offering in the manner described above, the remaining net proceeds will be available for working capital; however, the Company believes that it has sufficient funds available for working capital from operations and cash on hand to continue the operations of the Company for the foreseeable future. In addition to the net proceeds raised in this Offering, in order for the Company to continue its acquisition strategy, substantial additional debt or equity financing may be needed.

                          PRICE RANGE OF COMMON STOCK

     The following table sets forth, for the periods indicated, the high and low closing prices of the Company's Common Stock as reported by the Nasdaq National Market, the Nasdaq Small-Cap Market and OTC Bulletin Board. Such quotations do not include retail mark-ups, mark-downs, or other fees or commissions. The Company was listed on the Nasdaq National Market on November 11, 1996. Prior to that time, the Company's Common Stock was traded on the Nasdaq Small-Cap Market from April 8, 1996 to November 8, 1996. From February 27, 1996 through April 7, 1996, the Company=s Common Stock was listed on the OTC Bulletin Board. Prior to February 27, 1996, there was no public market in the Company's Common Stock.

                                                               HIGH     LOW
                                                              ------   -----
FISCAL YEAR 1996
First Quarter ended March 31, 1996..........................  $ 5.00   $2.50
Second Quarter ended June 30, 1996..........................   10.00    5.00
Third Quarter ended September 30, 1996......................   10.50    9.00
Fourth Quarter ended December 31, 1996......................   10.25    8.75
FISCAL YEAR 1997
First Quarter ended March 31, 1997..........................  $12.00   $9.38
Second Quarter ended June 30, 1997..........................    9.88    5.88
Third Quarter (through September 5, 1997)...................    8.25    6.75

     On September 5, 1997, the closing price for the stock was $7.00. As of September 5, 1997, there were approximately 400 holders of record of the Company's Common Stock; the Company estimates there are in excess of 600 beneficial owners of the Company=s Common Stock.

                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its Common Stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made by the Board in light of the Company's earnings, financial position, capital requirements and such other factors as the Board deems relevant. Under the terms of its revolving credit line with NationsBank, the Company cannot pay dividends without the prior written consent of NationsBank.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at June 30, 1997, and as adjusted to reflect the use of the net proceeds of this Offering as described under "Use of Proceeds."

                                                                AS OF JUNE 30, 1997
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(1)
                                                              -------   --------------
                                                                   (IN THOUSANDS)
Current portion of long-term obligations, including notes
  payable...................................................  $   594      $    594
Long-term debt, less current portion........................    9,256         7,597
Convertible debt............................................    3,200         3,200
Stockholders' equity:
  Preferred stock, authorized 10,000,000 shares of $0.001
     par value, 0 shares issued and outstanding.............       --            --
  Common Stock, authorized 50,000,000 shares of $0.001 par
     value, 18,016,103 shares issued and outstanding(1);
     24,016,103 shares issued and outstanding as
     adjusted(1)(2).........................................       18            24
  Additional paid-in capital................................   41,609        80,383
  Retained earnings.........................................   11,038        11,038
                                                              -------      --------
          Total stockholders' equity........................   52,665        91,445
                                                              -------      --------
          Total capitalization..............................  $65,715      $102,836
                                                              =======      ========

---------------

(1) Excludes (i) 960,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any, (ii) 7,652,920 shares of Common Stock issuable upon exercise of outstanding stock options, (iii) 2,486,800 shares of Common Stock reserved for future issuance under the Company's Long-Term Incentive Plan and Director Option Plan, (iv) 640,000 shares of Common Stock reserved for issuance upon conversion of certain convertible promissory notes, (v) 175,256 shares of Common Stock issuable upon exercise of outstanding warrants, and (vi) 400,000 shares of Common Stock issuable upon exercise of Representative Warrants. See
    "Management -- Long-Term Incentive Plan," "Management -- Director Option Plan," "Description of Capital Stock" and "Underwriting."
(2) As adjusted to reflect the receipt and initial application of the estimated net proceeds from the sale of 6,000,000 Shares offered hereby at an assumed offering price of $7.00 per Share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following Selected Consolidated Financial Data is qualified by reference to and should be read in conjunction with the consolidated financial statements of the Company and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus. The following selected consolidated financial data of the Company for the fiscal years ended December 31, 1992, December 31, 1993, December 30, 1994, December 31, 1995 and December 31, 1996 have been derived from the audited consolidated financial statements of the Company which were audited by McGladrey & Pullen, LLP, independent auditors. The selected consolidated financial data for the six months ended June 30, 1996 and June 30, 1997 have been derived from the Company's unaudited financial statements, which, in the opinion of management, reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results of operations for such periods. The results of the interim period are not necessarily indicative of the results of a full year.

                                                    FISCAL YEAR ENDED                         SIX MONTHS ENDED
                                   ----------------------------------------------------   -------------------------
                                   12/31/92   12/31/93   12/30/94   12/31/95   12/31/96    06/30/96      06/30/97
                                   --------   --------   --------   --------   --------   -----------   -----------
                                                                                          (UNAUDITED)   (UNAUDITED)
SELECTED HISTORICAL OPERATIONS
  DATA:
Net sales........................  $20,757    $20,569    $26,706    $38,636    $73,056      $26,241       $61,250
Cost of goods sold...............   14,682     14,065     18,845     28,953     53,597       19,774        45,306
Gross profit.....................    6,075      6,504      7,861      9,682     19,459        6,468        15,944
Operating expenses...............    5,411      6,695      7,239      7,263     13,460        4,548        11,853
Operating income.................      915        356        622      2,419      5,999        1,919         4,090
Income before income taxes.......      451         25        171      1,830      5,771        2,166         4,175
Income taxes.....................      207         15        176        685      2,178          818         1,510
Income (loss) from continuing
  operations.....................      244         10         (5)     1,146      3,594        1,348         2,665
Cumulative effect of accounting
  changes........................       --        307         --         --         --           --            --
Extraordinary items..............       89         --         --         --         --           --            --
Net Income (loss)................  $   333    $   317    $    (5)   $ 1,146    $ 3,594      $ 1,348       $ 2,665
Earnings from continuing
  operations per weighted average
  common and common equivalent
  shares outstanding:
  Primary........................  $  0.03    $    --    $    --    $  0.12    $  0.21      $  0.09       $  0.12
  Fully diluted..................  $  0.03    $    --    $    --    $  0.12    $  0.21      $  0.08       $  0.12
Earnings per weighted average
  common and common equivalent
  shares outstanding(1):
  Primary........................  $  0.03    $  0.03    $    --    $  0.12    $  0.21      $  0.09       $  0.12
  Fully diluted..................  $  0.03    $  0.03    $    --    $  0.12    $  0.21      $  0.08       $  0.12
Weighted average common and
  common equivalent shares
  outstanding:
  Primary........................    9,654      9,654      9,693      9,832     17,042       15,252        21,680
  Fully diluted..................    9,654      9,654      9,693      9,832     18,072       15,860        22,436

---------------

(1) Supplemental Earnings Per Share. Assuming the Offering and the repayment of debt from the proceeds thereof had occurred on January 1, 1997, net income for the six months ended June 30, 1997, would have been approximately $2,710,000, or $0.12 per share ($0.12 per share fully diluted), on 21,937,629 (22,692,219 fully diluted) common and common equivalent shares outstanding. Assuming the Offering and the repayment of debt from the proceeds thereof had occurred on January 1, 1996, net income for the twelve months ended December 31, 1996, would have been approximately $3,683,000, or $0.21 per share ($0.20 per share fully diluted), on 17,298,610 (18,328,950 fully diluted) common and common equivalent shares outstanding.

                                              12/31/92   12/31/93   12/30/94   12/31/95   12/31/96    06/30/97
                                              --------   --------   --------   --------   --------   -----------
                                                                                                     (UNAUDITED)
SELECTED HISTORICAL BALANCE SHEET DATA:
Working capital.............................  $   788    $   675    $   349    $ 4,108    $22,570     $   19,977
Total assets................................   11,026     12,213     14,414     18,529     86,518         90,804
Long-term obligations(1)....................    2,258      1,803      1,892      1,761     42,156         13,050
Total stockholders' equity..................    3,612      3,967      3,953      8,208     25,353         52,665

---------------
(1) Long-term obligations includes notes payable (1996 and 1997 only), current maturities of long-term debt, long-term debt, convertible debt and committed capital.

              SELECTED UNAUDITED PRO-FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

     The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996 presents the combined results of the Company as though the acquisitions of Precisionaire, CSC and Air Seal (the "Acquisitions") had occurred at January 1, 1996, and includes only adjustments directly attributable to the Acquisitions, such as additional depreciation from the write-up of assets attributable to the purchase, additional amortization due to recognition of goodwill from the Acquisitions, decrease in rental expense for certain land and buildings leased by the acquired companies which were acquired as part of the Acquisitions, additional interest expense from financing the Acquisitions, and decrease in compensation expense due to non-recurring salaries paid to former shareholders of the acquired companies. The Unaudited Pro Forma Condensed Consolidated Statement of Operations is presented for informational purposes only and does not purport to represent what the results of operations for the year ended December 31, 1996 would have been had the Acquisitions, in fact, occurred at January 1, 1996, or project the results of operations for any future period. The Acquisitions have been accounted for as "purchases" for accounting and reporting purposes.

                      FISCAL YEAR ENDED DECEMBER 31, 1996

                                           PRE-ACQUISITION    PRO FORMA       PRO
                                             HISTORICAL      ADJUSTMENTS     FORMA                        PRO FORMA
                              HISTORICAL        CSC &           CSC &       W/CSC &      HISTORICAL     PRECISIONAIRE     TOTAL
                               COMPANY        AIR SEAL        AIR SEAL      AIR SEAL    PRECISIONAIRE    ADJUSTMENTS    PRO FORMA
                              ----------   ---------------   -----------   ----------   -------------   -------------   ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...................   $73,056         $2,203           $ --        $75,259        $52,962          $  --       $128,221
Cost of goods sold..........    53,597          1,681             --         55,278         39,885             --         95,163
                               -------         ------           ----        -------        -------          -----       --------
  Gross profit..............    19,459            522             --         19,981         13,077             --         33,058
General and administrative
  expenses..................    13,460            481            (67)(1)     13,874          9,874           (486)(2)     23,262
                               -------         ------           ----        -------        -------          -----       --------
Operating income............     5,999             41             67          6,107          3,203            486          9,796
Nonoperating income
  (expense):
  Interest income...........        --              1             --              1             --             --              1
  Other income..............       975              7             --            982            418             --          1,400
  Interest expense..........    (1,203)            (3)            --         (1,206)          (212)          (858)(3)     (2,276)
                               -------         ------           ----        -------        -------          -----       --------
                                  (228)             5             --           (223)           206           (858)          (875)
                               -------         ------           ----        -------        -------          -----       --------
Income before income
  taxes.....................     5,771             46             67          5,884          3,409           (372)         8,921
Income taxes................     2,177             19             25          2,221          1,163           (140)         3,244
                               -------         ------           ----        -------        -------          -----       --------
  Net income................   $ 3,594         $   27           $ 42        $ 3,663        $ 2,246          $(232)      $  5,677
                               =======         ======           ====        =======        =======          =====       ========
Earnings per weighted
  average common and common
  equivalent shares
  outstanding:
  Primary...................   $  0.21                                                                                  $   0.30
                               =======                                                                                  ========
  Fully diluted.............   $  0.21                                                                                  $   0.30
                               =======                                                                                  ========
Weighted average common and
  common equivalent shares
  outstanding:
  Primary...................    17,042                                                                      1,703(4)      18,745
                               =======                                                                      =====       ========
  Fully diluted.............    18,072                                                                      2,386(4)      20,458
                               =======                                                                      =====       ========

---------------

(1) Consists of $21,542 and $22,396 of additional depreciation for the write-up of fixed assets to market value of Air Seal and CSC, respectively; $9,000 and $1,877 of additional amortization of goodwill for Air Seal and CSC, respectively; $33,315 and $43,314 of reduced rents due to property acquired as part of the acquisition of Air Seal and CSC, respectively; and $44,718 of non-recurring compensation paid to a shareholder of Air Seal not actively involved in the business, whose position was contractually removed in the purchase agreement with the intent that no replacement would be hired for the position. Adjustments are for five months and three months of operations prior to the acquisition of Air Seal and CSC, respectively. The Company recognized $1,173,750 and $716,179 of goodwill with respect to the acquisition of Air Seal and CSC, respectively. Goodwill for both transactions is being amortized on a straight-line basis over 40 years.

(2) Consists of $374,840 of additional depreciation due to write-up of fixed assets to market value, $126,947 of additional amortization of write-up of intangible assets to market value and goodwill from the acquisition of Precisionaire, $273,067 of reduced rental expense to reflect the purchase of the Terrell, Texas facility, and $714,415 of reduced compensation expense to reflect the non-recurring salaries of previous Precisionaire shareholders, whose positions were contractually removed in the purchase agreement with the stated intent that no replacements would be hired. The Company recognized $9,534,286 of goodwill with respect to the acquisition of Precisionaire. Goodwill from the acquisition of Precisionaire is being amortized on a straight-line basis over 40 years.
(3) Interest was calculated by assuming that the Acquisitions and the financings had been completed, and the NationsBank credit facility had been in place at January 1, 1996. The interest rates used were the weighted average prime rate for NationsBank (8.5%) over the year plus 1.5% and 1.0% for the $6,500,000 term loan and the $25,000,000 revolving credit line, respectively; 10.0% for the 10% Convertible Notes; and 18.0% for the Series A Convertible Subordinated Debentures.
(4) Assuming that the shares issued in the private offerings and the Acquisitions were issued on January 1, 1996, leads to the following increases in weighted average common and common equivalent shares outstanding:

                                                                     INCREASE IN
                                                                  NUMBER OF SHARES
                                                              -------------------------
                        TRANSACTION                            PRIMARY    FULLY DILUTED
                        -----------                           ---------   -------------
Private placement of 500,000 shares completed on January 24,
  1996......................................................     32,787        32,787
Purchase of CSC.............................................        -0-        41,530
Private placement of 1,537,000 shares completed on June 3,
  1996......................................................    650,915       650,915
Purchase of Air Seal........................................        -0-        68,443
Purchase of Precisionaire...................................        -0-       573,393
Private placement of 900,000 shares completed on September
  30, 1996..................................................    673,770       673,770
Private placement of 434,000 shares completed on October 17,
  1996......................................................    345,066       345,066
                                                              ---------     ---------
                                                              1,702,538     2,385,904
                                                              =========     =========

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Consolidated Financial Data," and the Company's Consolidated Financial Statements and the notes thereto, all included elsewhere herein. The information set forth in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" includes forward-looking statements that involve risks and uncertainties. Many factors could cause actual results to differ materially from those contained in the forward-looking statements below. See "Risk Factors -- Forward-Looking Statements and Associated Risks."

OVERVIEW

     The Company is a full-range air filtration product company engaged in designing, manufacturing and marketing high performance, mid-range and standard-grade air filtration products and certain related products and services. The Company focuses on those products with high replacement potential. The Company designs and manufactures its own production equipment and also produces glass-based media for many of its products. During 1996 and the first quarter of 1997, the Company experienced significant growth from the acquisition of other air filtration related companies. The Company acquired both CSC and Air Seal as of May 31, 1996 and Precisionaire as of September 30, 1996. CSC specializes in the manufacture of high-end charcoal filters and containment environments, and has a service arm. Air Seal produces customized mid-range housings and HVAC equipment. Precisionaire manufactures air filters and related products for commercial and residential air conditioning and heating systems. The Company also established two new subsidiaries in 1996: FIL and Airpure Products West, Inc. ("Airpure West"). FIL is a Singapore-based sales and marketing subsidiary marketing the Company's products to customers in the Pacific Rim. In 1997, Airpure West's operations were moved to the Company's newly opened Henderson, Nevada, manufacturing and distribution facility. As of March 1997, the Company acquired the majority of the assets of Intermountain Paint and Sub-Assembly, Inc. and BB&D Manufacturing, Inc. (collectively "BB&D") and placed them in a newly formed, majority owned subsidiary, Airseal West. Airseal West sells, manufactures and distributes specialty and standard air filter housings and HVAC systems in the western United States. The results of operations for the acquired businesses are included in the Company's financial statements only from the applicable date of acquisition. As a result, the Company's historical results of operations for the periods presented should be evaluated specifically in the context of the Acquisitions. Additionally, the historical results of operations do not fully reflect the operating efficiencies and improvements expected from upgrading and integrating the acquired businesses into the Company's operations. There can be no guarantee that the Company will be able to achieve these objectives and gains in efficiency. The Company believes the Acquisitions will have a positive impact on its future results of operations.

RESULTS OF OPERATIONS

  Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996

     The following table summarizes the Company's results of operations as a percentage of net sales for the six months ended June 30, 1997 and 1996 (dollars in thousands).

                                                                       SIX MONTHS ENDED
                                                              ----------------------------------
                                                               JUNE 30, 1997      JUNE 30, 1996
                                                              ---------------    ---------------
Net sales...................................................  $61,250   100.0%   $26,241   100.0%
Gross profit................................................   15,944    26.0      6,468    24.6
Operating expenses..........................................   11,853    19.4      4,548    17.3
Operating income............................................    4,090     6.7      1,919     7.3
Income before income taxes..................................    4,175     6.8      2,166     8.3
Income taxes................................................    1,510     2.5        818     3.1
Net income..................................................    2,665     4.4      1,348     5.1

     Net sales: Net sales for the six months ended June 30, 1997 increased by $35,009,000, or 133.4%, to $61,250,000 from $26,241,000 for the six months ended
June 30, 1996. The increase was primarily due to the

Acquisitions and establishment of new subsidiaries, which contributed approximately $40,681,000 of net sales. Comparable sales from the Company's business at June 30, 1997, which included the operations of FFI, CSC and Airpure were down approximately $5,695,000, or 21.9%, compared to the prior year period. The Company attributes this decrease to a cyclical slowdown in capital spending for new semiconductor facilities.

     Gross Profit: Gross profit for the six months ended June 30, 1997 increased by $9,476,000, or 146.5%, to $15,944,000, which represented 26.0% of net sales, from $6,468,000, which represented 24.6% of net sales for the six months ended June 30, 1996. The primary reasons for the increase in gross profit margin were improvements in operating efficiency associated with focusing each manufacturing facility on a particular type of product, which reduced direct costs in the following areas (i) reduced down time due to switching lines between products, (ii) eliminated individual lot inventory tracking at the Company's Washington, North Carolina facility required by regulations governing the manufacture of nuclear and biological containment environments by moving all containment environment manufacturing operations to CSC's plant in Bath, North Carolina, (iii) the automation of additional production lines at several Precisionaire facilities, and (iv) reduced training and coordination time at each location by reducing the number of certification and training hours required of employees by producing fewer types of products at each facility. Other factors affecting gross profit margins included lower profit margins from newly started subsidiaries and differences in timing of orders and product mix during the respective periods.

     Operating expenses: Operating expenses for the six months ended June 30, 1997 increased by $7,305,000, or 160.6%, to $11,853,000, representing 19.4% of net sales, from $4,548,000, representing 17.3% of net sales, for the six months ended June 30, 1996. The primary reasons for the overall increase in operating expenses were the Acquisitions and the establishment of new subsidiaries, which accounted for an increase of $7,192,000 compared to the prior year period. Operating expenses increased as a percentage of net sales compared to the prior year period, primarily because FFI's sales volume was down compared to the prior year period while its operating expenses remained relatively flat.

     Net income: Net income for the six months ended June 30, 1997 increased by $1,317,000, or 97.7%, to $2,665,000, or $0.12 per share, from $1,348,000, or
$0.09 per share, for the six months ended June 30, 1996.

  Fiscal Year Ended December 31, 1996 Compared to Fiscal Year Ended December 31, 1995

     The following table summarizes the Company's results of operations as a percentage of net sales for the fiscal years ended December 31, 1996 and 1995 (dollars in thousands).

                                                                      FISCAL YEAR ENDED
                                          --------------------------------------------------------------------------
                                                   DECEMBER 31, 1996                      DECEMBER 31, 1995
                                          -----------------------------------    -----------------------------------
                                            HISTORICAL          PRO FORMA          HISTORICAL          PRO FORMA
                                          ---------------    ----------------    ---------------    ----------------
Net sales...............................  $73,056   100.0%   $128,221   100.0%   $38,636   100.0%   $107,984   100.0%
Gross profit............................   19,459    26.6      33,058    25.8      9,682    25.1      26,939    24.9
Operating expenses......................   13,460    18.4      23,262    18.1      7,263    18.8      20,438    18.9
Operating income .......................    5,999     8.2       9,796     7.6      2,419     6.3       6,642     6.2
Income before income taxes..............    5,771     7.9       8,921     7.0      1,830     4.7       4,501     4.2
Income taxes............................    2,177     3.0       3,244     2.5        684     1.8       1,782     1.7
Net income..............................    3,594     4.9       5,677     4.4      1,146     3.0       2,719     2.5

     To aid in the evaluation of the effect of the Acquisitions, certain pro forma financial information has been included in the text of this discussion; this pro forma information has been prepared by combining the historical results of operations of the various subsidiaries as though the Acquisitions had occurred at January 1, 1995, and includes adjustments directly attributable to the Acquisitions, such as additional depreciation from the write-up of assets to market value from book value, additional amortization due to recognition of goodwill from the Acquisitions, decrease in rental expense for certain land and buildings leased by the acquired companies which were acquired as part of the Acquisitions, additional interest expense from financing the Acquisitions, and decrease in compensation expense to account for the elimination of non-recurring salaries paid to former shareholders of the acquired companies. These figures are presented herein for informational purposes only, and do not purport to represent the operations of the Company had the Acquisitions, in fact, occurred on January 1, 1995.

     Net Sales: Net sales for 1996 increased by $34,420,000, or 89.1%, to $73,056,000, from $38,636,000 for 1995. The increase in net sales was due to (i) the Acquisitions, which contributed approximately $23,360,000 of net sales, (ii) two new subsidiaries, Airpure West and FIL, whose combined sales accounted for $1,570,000 of the increase, and (iii) the Company's success in attracting work and expanding its original core business, which grew by approximately 24.6% between 1996 and 1995 and contributed an additional $9,490,000 to net sales. Examining the Company on a pro forma basis by adding the operating results of the acquired companies as though the Acquisitions had been completed on January 1, 1995, combined net sales would have increased $20,237,000, or 18.7%, to $128,221,000 for 1996, compared to $107,984,000 for 1995. This increase is due to the success of each of the Company's subsidiaries in capturing additional market share and increasing production.

     Gross Profit: Gross profit for 1996 increased $9,777,000, or 101.0%, to $19,459,000, which represented 26.6% of net sales, compared to $9,682,000, which represented 25.1% for 1995. Considered on a pro forma basis by adding the operating results of the acquired companies as though the Acquisitions had been completed on January 1, 1995, pro forma gross profit for 1996 increased $6,119,000, or 22.7%, to $33,058,000, which represented 25.8% of pro forma net sales, compared to $26,939,000, which represented 24.9% of pro forma net sales for 1995. The primary reasons for the increase in gross profit margin were improvements in operating efficiency associated with focusing each manufacturing facility on a particular type of product, which reduced direct costs in the following areas (i) reduced down time due to switching lines between products,
(ii) eliminated individual lot inventory tracking at the Company's Washington, North Carolina facility required by regulations governing the manufacture of nuclear and biological containment environments, by moving all containment environment manufacturing operations to CSC's plant in Bath, North Carolina, and
(iii) reduced training and coordination time at each location as a result of reducing the number of certification and training hours required of employees by producing fewer types of products at each facility. Other factors affecting gross profit margins included low profit margins from the newly started subsidiaries Airpure West and FIL, which averaged 9.3% of their net sales, and the Company's ongoing automation project for stock product lines.

     Operating Expenses: Operating expenses during 1996 increased $6,197,000, or 85.3% to $13,460,000, representing 18.4% of net sales, compared to $7,263,000 for 1995, which represented 18.8% of net sales. The majority of the increase in operating expenses was due to the Acquisitions, which accounted for $5,306,000 of the increase. Other factors increasing 1996 operating expenses compared to 1995 include increased commissions resulting from increased sales and costs associated with the establishment of Airpure West and FIL, which averaged 41.1% of their net sales.

     Net Income: Net income for 1996 increased $2,448,000, or 213.6%, to $3,594,000, or $0.21 per share, compared to $1,146,000, or $0.12 per share, for
1995. Considered on a pro forma basis, as though the Acquisitions had been completed on January 1, 1995, pro forma net income for 1996 increased $2,959,000, or 108.8%, to $5,678,000, or $0.30 per share, compared to
$2,719,000, or $0.20 per share, for 1995.

  Fiscal Year Ended December 31, 1995 Compared to Fiscal Year Ended December 30, 1994

     The following table summarizes the Company's results of operations as a percentage of net sales for the fiscal years ended December 31, 1995 and December 30, 1994 (dollars in thousands).

                                                                     FISCAL YEAR ENDED
                                                          ----------------------------------------
                                                          DECEMBER 31, 1995     DECEMBER 30, 1994
                                                          ------------------    ------------------
Net sales...............................................   $38,636     100.0%    $26,706     100.0%
Gross profit............................................     9,682      25.1       7,861      29.4
Operating expenses......................................     7,263      18.8       7,239      27.1
Operating income........................................     2,419       6.3         622       2.3
Income before income taxes..............................     1,830       4.7         171       0.6
Income taxes............................................       684       1.8         176       0.7
Net income..............................................     1,146       3.0          (5)       --

     Net Sales: Net sales for 1995 increased by $11,930,000, or 44.7% to $38,636,000 compared to $26,706,000 in 1994. This increase was due primarily to increased overall demand for the Company's products, several large contracts for end users, building facilities for semiconductor manufacturing, and approximately $4,500,000 of increased net sales from Airpure, a subsidiary established in 1994.

     Gross Profit: Gross profit for 1995 represented 25.1% of net sales, compared to 29.4% of net sales in 1994. The primary reasons for the decrease in gross profit margin percentage were (i) the consolidation of operations of Airpure, whose products had been priced at lower margins (an average of 18.8%) in order to achieve entry into the mid-level ASHRAE products market, accounting for 1.1% of the decrease in gross profit margin percentage and (ii) a price increase in an essential component of the filtration media caused by resource scarcity which increased these costs to approximately $370,000 over budget for the year. The Company does not anticipate that shortages in these materials will result in any significant increased costs in the foreseeable future because the Company has increased the number of suppliers from which it purchases such materials, and the number of suppliers in the industry has also increased. Other normal fluctuations in materials prices and product mix accounted for the remainder of the change in gross margin percentage.

     Operating Expenses: Operating expenses during 1995 increased 0.3% to $7,263,000, representing 18.8% of net sales, compared to $7,239,000 in 1994, which represented 27.1% of net sales. Operating expenses included $375,000 and $150,000 in 1995 and 1994, respectively, of costs from settlement of lawsuits in December 1995 with two insurance companies, indemnified by certain officers and shareholders of the Company. See "Certain Relationships and Related Party Transactions." Because these officers are deemed affiliates, this indemnification was deemed to be a capital contribution to offset expenses incurred by the Company, rather than as a decrease in expense, and was recorded as a debit to accrued liabilities and a credit to paid-in capital. There was no effect upon the cash flows from operations for recording this indemnification. If the settlement had been indemnified by non-affiliates, operating expenses during 1995 would have declined 5.2%, to $6,888,000, or 17.9% of net sales, from $7,089,000, or 26.5% of net sales, during 1994, income tax expense would have increased approximately $146,000 and $58,000, respectively, and total stockholders' equity would have decreased approximately $204,000 and $58,000, respectively.

     Net Income (Loss): Net income for 1995 was $1,146,000, or $0.12 per share, compared to a net loss of $5,000, or $0.00 per share, for 1994. Net income was decreased by $229,000 (after consideration of a tax benefit of $146,000) and $92,000 (after consideration of a tax benefit of $58,000) during 1995 and 1994, respectively, by the indemnified lawsuit settlement. Without these indemnified settlement expenses, net income would have been $1,375,000, or $0.14 per share, for 1995, compared to $87,000, or $0.01 per share, for 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Working capital was $19,977,000 at June 30, 1997. This includes cash, cash equivalents and other short-term investments of $2,635,000.

     Trade receivables increased $2,936,000, or 16.4%, to $20,843,000 at June 30, 1997 from $17,907,000 at December 31, 1996. The increase was due to the greater volume of sales during the period ended June 30, 1997. The majority of the Company's sales are on terms ranging from 30 to 90 days, and the typical days outstanding for payment of the Company's invoices ranges from 65 to 90 days.

     Net cash provided by operating activities was $1,613,000 for the year ended December 31, 1996, and the Company's investing activities consumed $33,028,000. The investing activities primarily included the Company's acquisitions of CSC, Air Seal and Precisionaire. Net cash provided by financing activities for the year ended December 31, 1996 aggregated $30,832,000, primarily from private placements of the Company's Common Stock, incurrence of debt and the issuance of convertible debentures.

     Net cash provided by operating activities was $3,208,000 for the six months ended June 30, 1997, and the Company's investing activities consumed $7,082,000. The investing activities included (i) the Company's acquisition, through its majority owned subsidiary, Airseal West, of the majority of the assets of BB&D and (ii) the purchase of equipment for certain of the Company's manufacturing facilities. Net cash provided by financing activities for the six months ended June 30, 1997, was $3,825,000, resulting primarily from proceeds from the Company's underwritten public offering dated January 16, 1997, of 1,840,000 shares of the Company's Common Stock at $9.50 per share and the use of such proceeds to pay down long-term and convertible debt. Net proceeds to the Company after deducting commissions and expenses from the offering totaling approximately $1,884,000 amounted to $15,596,000.

     The Company has arranged a credit facility with NationsBank consisting of a working capital revolving credit facility in the maximum principal amount of $25,000,000 which bears interest at the prime rate as established by NationsBank, plus 1% per annum and any outstanding balance is due and payable in full on September 30, 1998. The revolving credit facility is secured by substantially all of the Company's assets. As of June 30, 1997, the Company had used approximately $1,659,000 of the revolving credit facility.

     Continuing expansion of the Company will require substantial capital investment for the manufacture of filtration products. Although the Company has been able to arrange debt facilities or equity financing to date, there can be no assurance that sufficient debt financing or equity will continue to be available in the future, or that it will be available on terms acceptable to the Company. Failure to obtain sufficient capital could materially adversely impact the Company's acquisition strategy.

     The Company recently purchased the Illinois Property for a new mid-range manufacturing facility. The Company agreed to assume all risk of environmental liability for past, present or future conditions on the Illinois Property except liability related to ground water environmental problems. The Illinois Property had certain environmental problems which required remediation under federal and Illinois law. The seller of the Illinois Property has worked extensively with the IEPA with regard to the environmental matters, and the Company has completed both a Phase I and a Phase II environmental survey with respect to the property, and it appears that the environmental matters have been resolved, except for certain monitoring procedures required by the IEPA. However, resolution of state issues has no effect on any potential federal or common law claims, and there can be no assurance that such claims will not be made.

     The Company's business and operations have not been materially affected by inflation during the periods for which financial information is presented.

OUTLOOK

     This Outlook contains many forward-looking statements. See "Risk
Factors -- Forward-Looking Statements and Associated Risks." Important factors to consider in evaluating such forward-looking statements include (i) the shortage of reliable market data regarding the air filtration market, (ii) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (iii) anticipated working capital or other cash requirements, (iv) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the market, (v) product obsolescence due to the development of new technologies, and (vi) various competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, there can be no assurance that the events contemplated by the forward-looking statements contained in this Registration Statement will in fact occur.

     Approximately 20% of the Company's net sales in 1996 were from high-end products sold for use in the semiconductor industry. The Company believes that new fabricated plant construction for the semiconductor manufacturing industry, which typically occurs in large phases as new manufacturing capacity is brought on line, is in a periodic slowdown. As such, the demand for the Company's laminar flow HEPA products will be less than previous quarters through at least the third and fourth quarters of 1997.

     The Company has begun a program to increase its gross margins by automating portions of its production lines at FFI, Precisionaire and Airpure using technology developed at Precisionaire and FFI. Currently, approximately 20% of the Company's production lines incorporate the new automated equipment designs. The Company will continue to implement the additional automation for these production lines one at a time, to minimize down time. The Company estimates the total cost for automation of its facilities will be approximately $10,000,000. See "Use of Proceeds."

     The Company intends to continue increasing building capacity for production of air filtration products, and has announced plans to expand upon or build facilities in the Asia/Pacific Basin. The Company has recently relocated its Airpure West operations to a facility in Henderson, Nevada. Additionally, the Company has recently opened a manufacturing facility in the Chicago area. These new or expanded facilities, as well as the automation of existing production lines, are part of the Company's growth strategies and will require substantial continuing investment in capital equipment during 1997.

     The Company intends to develop new markets and products for those markets by applying existing technology developed for high-technology niche markets to new applications. For each new application, the Company will first develop a line of products to meet the needs of the specific application, and through trade shows, technical publications, mass marketing, distributor education and other appropriate methods, will create demand for the application in the new target market. The Company has established the Absolute Isolation Division and the Integrated Environmental Control Division to focus on (i) methods to manufacture pharmaceutical and other products in synthesized atmospheres and completely isolated and secure environments using Absolute Isolation Barriers and (ii) IAQ diagnosis and solutions for commercial and public buildings and for residential application. The Company believes there will be an increase in interest in Absolute Isolation Barriers in the future because these products prevent cross-contamination between different products and different lots of the same product being manufactured at the same facility, as well as increase production yields. Additionally, the Company believes there is an increase in public concern regarding the effects of IAQ on employee productivity, as well as an increase in interest in standards for detecting and solving IAQ problems. The Company will continue to concentrate its efforts on these and other products with high replacement potential.

NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." This statement establishes new standards for computing and presenting earnings per share and simplifies the standards for computing earnings per share previously found in APB No. 15, "Earnings Per Share" and makes them comparable to international earnings per share standards. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires dual presentation of basic and diluted earnings per share for all entities with complex capital structures. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted earnings per share is computed similarly to fully diluted earnings per share pursuant to APB 15. This statement is effective for financial statements issued for periods ending after December 15, 1997 and does not allow early application. The Company will adopt SFAS 128 in the fourth quarter of 1997 which will require restatement of all prior-period earnings per share data presented. The Company believes that this standard will not have a material adverse effect on the Company's financial statements.

     In June 1997, the Financial Accounting Standards Board issued SFAS 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of the Company's financial statements for earlier periods provided for comparative purposes will be required. The Company believes that this standard will not have a material adverse effect on the Company's financial statements.

                                    BUSINESS

OVERVIEW

     The Company designs, manufactures and markets a broad range of air filtration products, including (i) high-end (HEPA) filters, with at least 99.97% efficiency, and Absolute Isolation Barriers for the creation of synthesized atmospheres to control manufacturing environments and for the absolute control and containment of contaminants and toxic gases in certain manufacturing processes, (ii) mid-range filters for individual and commercial use, which fall under specifications which are categorized by efficiency ratings established by ASHRAE, and (iii) standard-grade, low cost filters with efficiency ratings below 30% sold typically off-the-shelf for standard residential and commercial furnace and air conditioning applications. Approximately 55% of the Company's net sales are from products with high replacement potential. The Company's air filtration products are utilized by many industries, including those associated with commercial and HVAC systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. The Company also designs and manufactures its own production equipment to allow for highly automated manufacturing of these products. Furthermore, the Company produces glass-based filter media for many of its products to maintain control over the quality and composition of such media. The Company's customers include Abbott Laboratories, Home Depot, Inc., Motorola, Inc., Merck & Co., Inc., Upjohn Co., Wal-Mart Stores, Inc., Westinghouse Electric Corp., and several large computer chip manufacturers.

     Although the Company historically has specialized in HEPA and mid-range filters, the Company has positioned itself to offer to its customers a full range of air filtration products. As a result of the Acquisitions and its operation of various subsidiaries, the Company has the ability to design, manufacture and market high-end, mid-range and standard-grade air filtration products and related equipment and hardware. The Company's business strategy is designed to enhance the Company's presence as a manufacturer and supplier of air filtration products by (i) increasing the Company's market share, (ii) expanding the Company's market through the introduction of new products, and (iii) improving operating efficiencies. The Company intends to increase market share by continued strategic acquisitions of synergistic businesses, by taking advantage of certain cross-selling opportunities due to a newly expanded product line, and by continued expansion both domestically and internationally. The Company intends to develop new markets, and products for those markets, by applying existing technology developed for high-technology niche markets to new applications. The Company intends to improve operating efficiency through increasing automation and by eliminating redundancy between facilities, by deleting the duplication of selling and administrative efforts of subsidiaries, and by cross-applying technology and expertise among subsidiaries.

INDUSTRY BACKGROUND

     Frost & Sullivan, a leading industry analyst, estimates that the total domestic industrial air filtration market was approximately $960 million in 1996 and is projected to be approximately $1.02 billion in 1997. Additionally, management believes the domestic market for retail and wholesale off-the-shelf air filters and related products used in residential and commercial HVAC applications exceeded $500 million in 1996. The forces driving the air filtration market have evolved over the past decade from concerns related to the preservation of machinery and equipment to industry goals of maintaining productivity and present day concerns and governmental requirements related to employee health. Because of these requirements, air filtration products are essential to many industries, including those associated with semiconductor manufacturing, commercial and residential HVAC systems, ultra-pure materials manufacturing, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. Increasingly, companies are devoting resources to air filtration products to enhance efficiency and productivity.

     Air filtration products are used in many different applications, including the following:

          Industrial. Air filtration products are used in standard industrial settings to provide cleaner work environments; for example, auto makers use air filtration systems to remove "oil mist" contaminants from the air in their plants, and industrial paint booth users utilize air filtration to remove paint particulates from the air.

          Semiconductor Manufacturing. Air filtration products are necessary to meet the increasingly stringent manufacturing environment requirements of semiconductor manufacturers. Laminar flow grade final filters are an essential component of a semiconductor manufacturers' cleanrooms.

          Pharmaceutical. Pharmaceutical companies are increasingly using cleanrooms to prevent cross-contamination between different products and different lots of the same products being manufactured at the same facility.

          Biotechnology. Containment systems for the manipulation of viruses and bacteria using genetic engineering techniques are critical to the biotechnology industry.

          Nuclear Power and Materials Processing. Filtration systems are necessary to radioactive containment procedures for all nuclear facilities.

          Commercial and Residential HVAC Systems. Replacement filters are an essential requirement for the efficient operation of commercial and residential HVAC systems.

RECENT TRENDS

     Recent trends in industry, as well as changes in laws and governmental regulations, all encourage an increased awareness of the benefits of the use of air filtration products. Some of these trends and changes are:

          Indoor Air Quality and Health. The Company believes there is an increase in public concern regarding the effects of IAQ on employee productivity and health, as well as an increase in interest in standards for detecting and solving IAQ problems. For example, ASHRAE has recently recommended certain minimum standards for ventilation and indoor air quality for commercial and industrial settings. The Company has had success with prototype projects in luxury hotels combining air quality and flow evaluation and diagnosis with IAQ units which incorporate HEPA filters and certain bonded charcoal technology. The units cleanse impurities such as second-hand smoke, allergens and particles which provoke asthma, hay fever and similar health conditions. The Company believes these units may be used in many different applications, including commercial office buildings, public structures, resorts, general residences and structures that have already been diagnosed as "sick" buildings. See "Strategies -- Expand Market with New Products."

          Synthesized Manufacturing Environments. State-of-the-art manufacturing in the semiconductor, biotechnology and pharmaceutical industries is increasingly being performed using processes requiring non-standard atmospheres which must be completely separated from the surrounding air. In particular, many new and contemplated pharmaceutical processes involve either toxic gases, poisonous byproducts or potentially hazardous genetically engineered microorganisms. Even process steps which do not involve these hazards have been shown to have higher yields and higher quality when isolated from potential cross-contaminants carried by air currents from other processes in the manufacturing area. The Company has recently developed, prototyped and favorably tested, in partnership with major pharmaceutical companies, Absolute Isolation Barriers; these products were developed and have been successfully utilized on a small scale to contain the most sensitive process steps in pharmaceutical production. The Company believes that the use of Absolute Isolation Barriers or similar competing technologies to contain critical process steps will become the norm for state-of-the-art pharmaceutical production facilities during the next three years. The Company also believes its Absolute Isolation Barriers, especially when coupled with gas-phase filtration technologies, may be adaptable to processes in the semiconductor industry.

          Hazardous Working Environments. Several studies recognize that air quality in working facilities has an impact upon human health. OSHA regulations, in particular, have made IAQ a consideration in a wide variety of industries, ranging from those industries using spray-paint booths to those using automobile assembly lines.

          Sick Building Syndrome. Sick Building Syndrome ("SBS"), which is characterized by lethargy, frequent headaches, eye irritation and fatigue, has recently been shown to be a valid concern, and is a major design consideration in new and renovated commercial and industrial buildings. The identification of "sick" buildings, and the solutions to SBS, involve complex issues which need to be examined on a case-by-case basis by qualified engineers; solutions typically include improving the HVAC and filtration systems of the "sick" buildings.

          Hazardous Emission Regulation and Resultant Liability. Electrical utilities became subject to emissions regulations under Title 4 of the Clean Air Act. In addition, OSHA's Hazardous Communication Standard, the Toxic Release Inventory and community "right to know" regulations regarding liability for claims made by employees or neighboring communities have made many industries, in particular the chemical and semiconductor industries, more aware of clean air regulations. As a result, these industries have taken voluntary steps, including the utilization of air filtration systems, to bring emissions of potentially hazardous substances into line with regulatory standards.

STRATEGIES

     The Company's business strategy is to (i) increase the Company's market share, (ii) expand the Company's market through the introduction of new products with high replacement potential, and (iii) improve operating efficiencies.

  Increase Market Share

     Strategic Acquisitions. The Company will continue to increase its market share through strategic acquisitions of synergistic businesses. The Company seeks to identify potential acquisition targets with (i) dominant positions in local or regional markets, (ii) underutilized capacity, (iii) operating efficiencies which can be improved through automation, (iv) an ability to add new product lines to the Company's business, and (v) significant asset value to enable the Company to obtain debt financing or non-dilutive equity financing for the acquisition. The Company is continuously evaluating acquisition opportunities in light of the above criteria. The Company focuses on those acquisition targets which complement the Company's existing technology, broaden product offerings, provide additional manufacturing facilities and access related markets. The Company also seeks acquisition targets which provide vertical integration opportunities. Once a potential target is identified, the Company commences an in-depth due diligence evaluation of the target's operations, markets, profitability and examines all potential liabilities including environmental liabilities and contingent liabilities. At the present time, the Company has no specific agreements with respect to future acquisitions, but is continually investigating potential acquisition prospects.

     Increase Sales to Existing and New Customers. Currently, the Company sells its products through a direct sales force and manufacturers' representatives. Historically, the manufacturers' representatives have only sold certain of the Company's products. With the recent expansion of the Company's product lines through acquisition, those representatives can now purchase from the Company a full line of air filtration products instead of buying a mix of air filtration products from a range of manufacturers, and thereby use the Company as a "one stop" purchasing source.

     Establish Foreign Presence. The Company intends to manufacture and continue to market its products in foreign markets. In April 1996, the Company established a sales office, through FIL, a wholly owned subsidiary, in Singapore. The Company intends to begin manufacturing ASHRAE-grade filters in the region by the end of 1997, and has already begun sales of the Company's products which are shipped from its domestic manufacturing sites.

     Establish Facilities and Expand Manufacturing Capacity Throughout the United States. The Company has recently established a facility in the Chicago area which will manufacture mid-range and standard-grade filters and equipment. See "Business -- Products." The Company has also relocated its Airpure West facility from California to Henderson, Nevada. The Company plans to establish other facilities in strategically located geographical locations to increase its accessibility in various markets and decrease shipping expenses. The Company also plans to increase capacity for its mid-range and standard grade filters by automating its production lines.

     Continued Emphasis on Quality and Performance. The Company's continued emphasis on product quality has allowed it to capture market share in several high-technology industries in recent years. See "Business -- Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Expand Market with New Products

     The Company has begun to develop products for emerging markets by applying technology developed for high-technology niche markets to more generally useful applications. The Company has established two separate divisions, the Absolute Isolation Division and the Integrated Environmental Control Division to concentrate on Absolute Isolation Barriers for pharmaceutical production and IAQ diagnosis and solutions for commercial and public buildings, respectively. The Company is also developing other applications for general commercial, industrial and residential use. As part of the development of the market for these applications, the Company may publish in technical publications, participate in trade shows, or increase its program for mass marketing and consumer education.

     Absolute Isolation. The Company believes that its Absolute Isolation Barriers adopted from the Company's containment environments for the production of genetically engineered microorganisms allow pharmaceutical manufacturers to increase quality and obtain higher yields. Based upon response from two major pharmaceutical manufacturers to the Company's pilot projects at their facilities, the Company established a division focused on these products in May 1997.

     Synthesized Manufacturing Environments. The Company intends to market its Absolution Isolation Barriers, in combination with gas-phase filtration technologies, to industries which require specialized environments, typically involving oxygen-free or noble gas atmospheres. Several industries are already using or are moving toward using these types of specialized environments for their new products and processes. For example, the semiconductor industry is considering using noble gas environments for processes to eliminate microscopic flaws caused by oxidation and other chemical reactions with ambient air during microcircuit production.

     Integrated Environmental Control Systems. In response to concerns of IAQ problems, the Company established a division in June 1997 focused on diagnosing, solving and monitoring IAQ problems. These problems range from secondhand smoke propagated through hotel ventilation systems to SBS syndrome. The Company is currently participating in a prototype IAQ project at a major luxury hotel to eliminate secondhand smoke and other airborne contaminants from the facility.

  Increase Operating Efficiency

     Automation. In an effort to increase gross margins, the Company recently commenced a program to automate portions of its production lines at FFI, Precisionaire and Airpure using technology developed at Precisionaire and FFI. Currently, approximately 20% of the Company's product lines incorporate the new automated equipment designs. The Company plans to implement additional automated equipment designs into various other production lines one at a time to minimize down time.

     Eliminate Redundancy. The Company is continuing to increase the manufacturing focus of its individual subsidiaries so that each subsidiary only produces a single category of product. For example, the Company has reduced costs by eliminating redundant part and lot tracking for its activated carbon filter products between its FFI and CSC facilities by producing such products exclusively at its site in Bath, North Carolina.

     Centralize Overhead Functions. The Company has begun to implement plans to centralize and eliminate duplication of efforts between its subsidiaries in the following areas: purchasing, production planning, shipping coordination, marketing, accounting, personnel management, risk management and benefit plan administration.

     Cross-Apply Technology and Expertise. The Company plans to evaluate the manufacturing technologies used by its various subsidiaries and to cross-apply such technologies to create greater efficiencies in each manufacturing line. The Company has already identified cost saving procedures used by FFI which, when implemented, will enhance the efficiency at Precisionaire.

     The Company's ability to achieve these objectives is subject to various risks and uncertainties. See "Risk Factors."

MARKETING

     The Company sells its products through manufacturers' representatives, distributors and a direct sales force. Sales to the semiconductor, biotechnology and general industrial markets are typically made through manufacturers' representatives. The direct sales force sells primarily to wholesale distributors, large retail chains, original equipment manufacturers, end users and government organizations.

     Each of the Company's subsidiaries has historically used manufacturers' representatives for their respective product lines. Each representative typically represents a group of end users with similar filtration needs, in a relatively small geographical region. For example, FFI typically has at least one "exclusive" representative with respect to its HEPA products in each major urban center in the United States, whose customers are the high-technology firms who use FFI's products, or the specialty HVAC contractors who serve these end users. These representatives have historically also sold mid-range ASHRAE filters, standard-grade filters and related products and housings from other manufacturers to complete their product offerings. Now that the Company offers all of these products, management believes that many of these representatives will elect to offer the Company's line of products exclusively, and discontinue offering other competitors' products; however, the Company currently has no such exclusive agreements.

     The Company is currently focused on expanding its business with each of these representatives to include all of the Company's products. The Company believes it will be successful with the majority of its current representatives for the following reasons:

          Product Quality. The Company manufacturers high performance air filtration products. It currently offers filters of 99.999997% efficiency on particles 0.1 microns or larger, which the Company believes is the highest efficiency rating available anywhere. The Company has provided eight Absolute Isolation Barriers which are currently in use for production of cytotoxic and mutagenic drugs.

          Name Recognition. The Company believes that each of its product lines has high name recognition in its target markets. The Company's representatives have indicated that they believe their sales will be increased with additional products associated with the Company.

          Single-Source Supplier. The Company provides a broad spectrum of air filtration products. The ability to work with a single source for filters will enable representatives to operate more efficiently, only needing to be trained on one filtration system, maintain contacts with a single organization and order from a central source.

          Product Promotion and Innovation. The Company plans to introduce the public to new applications it is developing for filtration products. Representatives will be able to take advantage of the additional name recognition and public knowledge associated with the marketing of the new products; they see this as a competitive advantage to selling the Company's products.

     The Company is also seeking to consolidate its share of its direct customers' business in the same fashion. For example, CSC has historically sold high-end radiation containment filtration systems for radioactive containment and exhaust purposes to United States Department of Energy nuclear facilities. These facilities also use standard and industrial-grade filters for air intake systems and control areas. The Company believes each of its subsidiaries will be able to sell its direct customers additional products from the other subsidiaries for many of the same reasons given above: perception of product quality, convenience of a single-source supplier, name recognition, and public knowledge of product innovations and technical superiority.

PRODUCTS

     The Company's products are high-end, mid-range and standard-grade air filtration products and related equipment and hardware. These principal products are divided into product lines and each product line is marketed separately through a combination of direct sales and a network of regional distributors and specialized technical representatives and contractors.

  "High-End" Products

     The Company manufactures and sells "high-end" air filtration products for use in applications requiring HEPA filters, or absolute control of other contaminants or toxic gases, with at least 99.97% efficiency. Set forth below is a description of some of the Company's high-end products.

     HEPA Filters. The Company manufactures a full line of commercial-grade and specialty HEPA filters, in a variety of styles, including bag filters, fluid seal filters and clamp-down ceiling filters. These filters are used to remove extremely small particles from air and other gases for a variety of applications ranging from removing radioactive particles in the event of a nuclear containment breach to removing oil mist from the air of automobile plants to meet OSHA requirements, to removing cigarette smoke from the air of smoking areas at airport terminals before it is mixed with the general airport air. The Company holds patents relating to certain of its HEPA filters and to certain related proprietary particle scanning technologies used for testing such products.

     Laminar Flow Grade Filters. The Company manufactures an extensive line of high-performance air filters designed to meet the additional requirements of cleanrooms. Efficiencies for various laminar flow filter types range from 99.99% to 99.999997% for particle removal. The performance of these product lines forms the basis for the Company's reputation among high-end users. The Company produces its own glass-based filter media so that it can maintain quality control over the production of the media. Besides allowing more immediate and effective product quality control, the Company has developed unique processes which enable it to manufacture "completely separatorless" filters, while competing filters use aluminum, tape, glue or strings to separate adjacent pleats of the media which obstruct air flow and contribute to off-gassing and particle generation. Laminar flow grade filters are essential for the production of semiconductors, pharmaceuticals and many other high-technology products.

     HEGA Products. High-efficiency gas absorbers ("HEGAs") collect gaseous contaminants through "adsorption," or collecting contaminants in a condensed form on a surface. HEGA filters are used to control or eliminate gaseous contaminants, odors, bacteria and toxic chemicals. HEGA products typically contain one of several forms of activated charcoal, selected to match the types of contaminant which need to be filtered for the particular application. HEGA filters, in combination with ASHRAE-grade and HEPA filters, are critical to many applications, including the production and disposal of chemical and biological warfare agents, the removal of radioactive gases from the exhaust of nuclear facilities and the removal of volatile organic compounds generated by many industries including hospital operating rooms.

     Synthesized Manufacturing Environments. The Company manufactures specialized containment environments, called Absolute Isolation Barriers, for a variety of high technology applications. These environments typically combine stainless steel housings with HEPA filters, activated carbon filters and self-contained fan-filter units. Depending on the application, Absolute Isolation Barriers generate specialized environments meeting requirements for a combination of temperature, humidity, oxygen levels, air pressure, ambient noise and chemical make-up. They typically also include measures to protect personnel and equipment located outside the barriers from toxic chemicals, poisonous atmospheres or infectious organisms contained within the environment. They are currently used in applications including pharmaceutical development, recombinant DNA research and contagion isolation in critical care and quarantine facilities. The Company believes they will become the norm for state-of-the-art pharmaceutical production facilities in the near future. The Company also believes they offer semiconductor manufacturers sizable advantages over their current productions methods. See "Business -- Strategies."

  "Mid-Range" Products

     The Company also manufactures and sells products intended for "mid-range" applications. These filters are also known as ASHRAE filters because they fall under specifications and are categorized by efficiency ratings established by the American Society of Heating, Refrigeration and Air-Conditioning Engineers. These applications are generally characterized by requiring filtration of at least 20% efficiency.

     The Company's mid-range industrial grade products include Pureform(R) Separatorless Filters, Separator-Type filters with corrugated aluminum separators, high-temperature HEPA filters, and 95% dioctylphthalate ("DOP") high-efficiency filters in a variety of styles, including nipple-connected, square gasketed with gel-seal and round with or without faceguards. Other major ASHRAE-rated products include Precision Pak(TM) extended surface area "bag" type filters, Rigi-Pleat(TM) deep-pleated filters, Multi-Fold(TM) Collapsible medium and high-efficiency air filter cartridges, and Multi-Cap and Multi-Flo collapsible air filter cartridges for replacement of competitors' filters.

  "Standard-Grade" Products

     The Company manufactures and sells standard-grade products for use in conventional commercial and residential HVAC systems. These products are typically sold off-the-shelf to HVAC distributors, retail outlets, industrial wholesalers and specialty contractors. These filters are characterized by their low cost, and typically have efficiency ratings below 30%. The Company's product lines in this category include a full range of filters and media for standard residential and commercial furnace and air conditioning applications.

     The Company's standard-grade filters are sold under more than 20 different brand names, including Precisionaire Industrial Grade, Tri-Bond, E-Z Flow, Dustgard, Kwik Kut, Smilie, Permaire, Kwik Kleen, Pre-Foam Kleen, Kwik Kleen Synthetic, Pre-Pleat and Micro-Particle Pleated Home Air Filters.

  Other Products and Services

     In addition to filters, the Company also sells related products, including filter housings, lay-in grid cleanroom ceilings, fans and blowers, isolation dampers, adhesives, caulk, filter media and sealants. The Company also has a limited number of service clients, where the Company will replace or recharge media and perform related maintenance services.

     The Company has recently adapted testing procedures and equipment developed for the semiconductor industry, along with newly developed bonded carbon filtration technology, to offer customized IAQ diagnosis, remediation, control and monitoring for commercial and public buildings. The combined service and product provided is currently being validated in prototype projects and will be sold as Integrated Environmental Control Systems.

MANUFACTURING

     The Company designs and manufactures air filters, housings, Absolute Isolation Barriers and related equipment. Its products are manufactured at several facilities in the United States, which range in size from 8,000 square feet to over 200,000 square feet. Precisionaire has four separate manufacturing facilities located in Bartow, Florida, Terrell, Texas and Auburn, Pennsylvania, which produce medium efficiency and standard-grade filters in standard sizes. FFI's facility in Washington, North Carolina, produces high-end HEPA products. Management believes that FFI's ability to manufacture its own HEPA filter media provides it with a significant competitive advantage, allowing more direct control over quality and composition than is generally available with outside suppliers. CSC, located in Bath, North Carolina, manufactures HEGA filters, high-end containment environments, housings, custom filter assemblies and other custom filtration products and systems which require extensive custom design, production and lot tracking. For example, CSC's products are used in the production and containment of potentially dangerous biologically engineered microorganisms. Air Seal, located in Stafford, Texas, produces mid-range custom filter housings. The Company's Selma, North Carolina, Momence, Illinois and Henderson, Nevada facilities manufacture ASHRAE grade filters. In addition, the Company designs, manufactures and assembles the majority of its own automation production equipment.

     The Company's manufacturing operations are subject to periodic inspection by regulatory authorities. Because of the nature of some of the Company's products, these agencies include, in some cases, the Department of Energy, the Food and Drug Administration and other agencies responsible for overseeing sensitive technologies. One of the considerations in deciding which types of products each facility will manufacture is the segregation of highly-regulated products to a minimal number of facilities in order to reduce the overhead associated with regulatory monitoring and compliance.

     Each of the Company's manufacturing facilities utilize testing and design strategies appropriate to the products manufactured. These range from standard statistical process quality controls for standard-grade residential replacement filters to individual testing and certification with patented proprietary particle scanning technologies for each laminar-grade HEPA filter. The Company believes that its ability to comprehensively test and certify its filters provides it with a competitive advantage.

SOURCE AND AVAILABILITY OF RAW MATERIALS

     The Company's principal raw materials are cardboard, fiberglass fibers, extruded glass, sheet metal, extruded aluminum and wood. These raw materials are readily available in sufficient quantities from many suppliers.

COMPETITION

     The air-filtration market is fragmented and highly competitive. There are many companies which compete in the Company's market areas. The Company believes that the principal competitive factors in the air filtration business include product performance, price, product knowledge, reputation, customized design, timely delivery and product maintenance. The Company believes it competes favorably in all of these categories. The Company's competitors include successful companies with resources, assets, financial strength and market share which may be greater than the Company's. Major competitors include American Air Filter International, Farr Company, HEPA Corporation, Purolator Products Air Filtration Company, Donaldson Corporation and Clark Corporation.

PATENTS, TRADEMARKS AND LICENSES

     The Company currently holds 17 patents relating to filtration technology, including patents relating to HEPA filters and fabrication methods, filter leak testing methods and laminar flow cleanrooms. The Company has a patent pending for its Absolute Isolation Barriers.

     The Company has applied for federal trademark protection for the following marks: Precisionaire(R), E-Z flow(R), Smilie(R), Airvelope(TM), Channel-Ceil(R), Channel-Hood(TM), Pureform(TM), Econocell(TM) and Pureseal(R). Although management believes that the patents and trademarks associated with the Company's various product lines and subsidiaries are valuable to the Company, it does not consider any of them to be essential to its business.

     The Company currently licenses some of its manufacturing products to specialty HVAC and ASHRAE filter manufacturers who produce products under their own name and with their own identifying labels.

CUSTOMERS

     The Company is not dependent upon any single customer, and no single customer accounted for net sales equal to or greater than ten percent of the total net sales of the Company. The Company's significant customers include Abbott Laboratories, Home Depot, Inc., Motorola, Inc., Merck & Co., Inc., Upjohn Co., Wal-Mart Stores, Inc., Westinghouse Electric Corp., and several large computer chip manufacturers.

BACKLOG

     The Company had approximately $17,800,000 in firm backlog on June 30, 1997, compared to $13,872,000 at December 31, 1996, and $16,537,000 at December 31, 1995 (the figure for December 31, 1995 includes backlog from the Acquisitions at that date). Firm backlog includes orders received and not begun and the unfinished and unbilled portion of contracts in progress. Orders are typically not cancelable without penalty, except for certain stable filter supply contracts to nuclear facilities operated by the United States government. Backlog varies from week to week, based on the timing and mix of orders received. All backlog at June 30, 1997 is expected to be shipped by the end of the fourth quarter of 1997.

EMPLOYEES

     The Company employed 1,380 full-time employees on June 30, 1997; 1,113 in manufacturing, 47 in development and technical staff, 51 in sales and marketing, and the remaining 169 in support staff and administration. The Company's employees are not represented by a labor union. The Company believes that its relationship with its employees is satisfactory. Manufacturers' representatives are not employees of the Company.

FACILITIES

     The following table lists the principal facilities owned or leased by the Company.

                                                             APPROXIMATE   APPROXIMATE
                                                             FLOOR SPACE     MONTHLY        TYPE OF
PRINCIPAL FACILITY                         LOCATION           (SQ. FT.)      PAYMENT        HOLDING
------------------                         --------          -----------   -----------      -------
Headquarters and manufacturing
  facility(1).....................  Washington,                220,000       $13,775     Owned
                                      North Carolina
Manufacturing, service and office
  facility........................  Bath, North Carolina        44,282           N/A     Owned
Plant and office facility(1)......  Selma, North Carolina      100,000       $ 9,737     Owned
Manufacturing plant(1)............  Bartow, Florida            175,000       $29,121     Owned
Warehouse.........................  Lakeland, Florida           40,000       $ 6,559     Lease
Manufacturing plant...............  Bartow, Florida             30,000       $10,783     Monthly Lease
Manufacturing plant(1)............  Terrell, Texas             146,256       $29,858     Owned
Manufacturing plant(1)............  Auburn, Pennsylvania        91,000       $ 7,097     Owned
Office Space......................  St. Petersburg, Florida     12,000           N/A     Owned
R&D; Cafeteria....................  St. Petersburg, Florida      6,000           N/A     Owned
Warehouse.........................  South Holland, Illinois     33,226       $ 8,307     Lease
Manufacturing plant...............  Henderson, Nevada          100,000       $26,000     Lease
Manufacturing plant...............  Stafford, Texas              8,000       $ 1,800     Monthly Lease
Manufacturing plant...............  Momence, Illinois          210,000           N/A     Owned
Sales Office, Warehouse...........  Singapore                   10,000       $ 3,350     Lease
Manufacturing plant...............  Salt Lake City, Utah        70,805       $21,963     Lease
Office Space; Manufacturing
  Plant...........................  Stafford, Texas             18,000           N/A     Owned

---------------

(1) This property is encumbered by a mortgage.

RESEARCH AND DEVELOPMENT

     The Company's research and development is focused in the following areas:

     - Automated equipment design to increase the efficiency and profitability of production lines used for mass production of off-the-shelf filters;

     - Alternative filtration media types, including evaluation of new synthetic media products, which might either increase efficiency or decrease media costs;

     - Improved media production techniques, particularly at FFI's plant in Washington, North Carolina, where the Company produces its Dimple-Pleat media and other media for high-end HEPA products; during the past ten years, the Company has increased the efficiency of its filters through advances in media formulation and production techniques from 99.97% to 99.999997%;

     - Application development, where new methods and products are developed from existing technologies. See "Business -- Strategies -- Expand Market with New Products."

     Research and development costs, for fiscal years 1996, 1995 and 1994 were approximately $460,000, $120,000 and $158,000, respectively. Research and development costs were expensed and included in general and administration expenses during the period incurred.

GOVERNMENT REGULATION

     The Company's operations are subject to certain federal, state and local requirements relating to environmental, waste management, health and safety regulations. The Company believes its business is operated in compliance with all applicable government, environmental, waste management, health and safety regulations and that its products meet standards from applicable government agencies. See "Business -- Legal Proceedings." However, there can be no assurance that future regulations will not require the Company to modify its products to meet revised particulate or other requirements.

BUSINESS HISTORY

     Elite, the predecessor of the Company, was incorporated on July 2, 1986, in the State of Nevada. FFI was started in 1950 by A.R. Allan, Jr. in Riverhead, New York. FFI moved its entire plant and office from New York to Washington, North Carolina in 1968. Effective December 29, 1995, Elite acquired FFI in a stock for stock exchange. Prior to the acquisition of FFI, Elite was a "public shell" company with no significant operations or assets. The acquisition of FFI was accounted for as a reverse acquisition meaning that for accounting purposes FFI is treated as having acquired Elite and the historical financial statements of FFI became the historical financial statements of Elite. Therefore, all references to the historical activities of the Company refer to the historical activities of FFI. In January 1996, Elite formed a new subsidiary under the laws of North Carolina, and changed its domicile to North Carolina through a reincorporation merger with and into the Company. As part of the reincorporation merger, Elite changed its name to Flanders Corporation. The reincorporation merger did not result in any material change in the Company's business, management, assets, liabilities or net worth.

     In February 1994, the Company organized Airpure, as a 63% owned subsidiary of FFI. Airpure manufactures and markets industrial and commercial bags, pleats and industrial grade HEPA filters. In March 1996, the Company formed a wholly owned subsidiary of FFI, Airpure West, to manufacture Airpure's products for the western United States. In May 1997, Airpure West's operations were moved to the Company's new facility in Henderson, Nevada.

     In March 1996, pursuant to a stock purchase agreement, the Company acquired all of the outstanding stock of CSC, a charcoal filter manufacturer based in North Carolina specializing in activated charcoal filters and containment environments. The purchase price for CSC was $4,435,690 in cash and up to 100,000 shares of the Company's Common Stock currently issued and held in escrow to be released if certain performance criteria are met, subject to a post-closing purchase price adjustment. The acquisition of CSC has been accounted for as a purchase. As of June 30, 1997, 20,000 shares have been released from escrow to the CSC sellers.

     In June 1996, pursuant to a stock purchase agreement, the Company acquired all of the outstanding stock of Air Seal, a mid-range custom filter housing manufacturer based in Stafford, Texas. The total cost of acquisition was $2,150,000 and up to 150,000 shares of the Company's Common Stock currently issued and held in escrow to be released if certain performance criteria are met. The acquisition of Air Seal has been accounted for as a purchase. As of June 30, 1997, no shares have been released. Also in June 1996, the Company formed a wholly owned subsidiary in Singapore, FIL, to market and eventually manufacture the Company's products in the Pacific Rim.

     In September 1996, pursuant to a stock purchase agreement, the Company acquired all of the outstanding stock of Precisionaire, a manufacturer of air filter products for commercial and residential HVAC systems, headquartered in St. Petersburg, Florida. The purchase price was $25,123,425, subject to a post-closing purchase price adjustment, and up to 786,885 shares of Company Common Stock currently issued and held in escrow to be released if certain performance criteria are met. The acquisition of Precisionaire has been accounted for as a purchase. As of June 30, 1997, 262,295 shares were released from escrow to the Precisionaire sellers.

     In February 1997, the Company organized Airseal West, a 60% owned subsidiary of Flanders. In March 1997, pursuant to an acquisition agreement the Company acquired, through Airseal West, the majority of the assets of BB&D. The acquired assets included fixed assets, inventory and the unbilled and uncompleted portion of ongoing orders. As consideration for such assets, the Company paid $403,000 and BB&D received 40% of the outstanding stock of Airseal West. BB&D has the right to exchange its Airseal West common stock for shares of the Company's Common Stock based on an exchange rate to be determined by Airseal West's pre-tax earnings for the year prior to such exchange. Airseal West manufactures specialty and standard housings for air filtration and HVAC systems, as well as integrated custom industrial-grade HVAC systems and other specialty products for sale and distribution in the western United States.

LEGAL PROCEEDINGS

     The Company recently purchased the Illinois Property for a new mid-range manufacturing facility. The Company agreed to assume all risk of environmental liability for past, present or future conditions on the Illinois Property except for any liability related to ground water environmental problems. The Illinois Property had certain environmental problems which required remediation under federal and Illinois law. The seller of the Illinois Property has worked extensively with the IEPA with regard to the environmental matters. The Company has completed both a Phase I and a Phase II environmental survey with respect to the property and it appears that the environmental matters have been resolved, except for certain monitoring procedures required by the IEPA. However, resolution of state issues has no effect on any potential federal or common law claims, and there can be no assurance that such claims will not be made.

     The Company is currently being monitored by the United States Environmental Protection Agency ("EPA") for possible environmental contamination at one of its main facilities. The Company has entered into an agreement with the EPA to conduct monthly monitoring of groundwater. The Company estimates the monitoring will last from 3-5 years, and believes the total cost will not exceed $45,000. The Company has received a limited indemnification from Thomas T. Allan, Robert
R. Amerson and Steven K. Clark (directors, officers and shareholders of the Company) of approximately $975,000 with respect to the claims of the EPA; however, there can be no assurance that the amount of this indemnification will be sufficient to cover the aggregate of liabilities asserted by the EPA. See "Certain Relationships and Related Party Transactions."

     Additionally, from time to time, the Company is a party to various legal proceedings incidental to its business. None of these proceedings is material to the conduct of the Company's business, operations and financial condition.

                                   MANAGEMENT

     The Company's directors and executive officers are as follows:

    NAME                   AGE        TITLE
    ----                   ---        -----
    Thomas T. Allan......  60         Chairman of the Board
    Robert R. Amerson....  47         President, Chief Executive Officer and Director
    Steven K. Clark......  44         Vice President of Finance/Chief Financial Officer and Director
    Gustavo Hernandez....  63         Vice President of Operations and Director
    Steven D. Klocke.....  37         Vice President of Engineering
    Knox Oakley..........  39         Vice President of Corporate Marketing and Sales
    William H. Clark.....  54         Director
    William M. Claytor...  56         Director

     Directors are elected annually and serve until their successor is elected and qualified or until earlier resignation.

     THOMAS T. ALLAN. Mr. Allan is Chairman of the Board of the Company, a position he has held since 1989. Mr. Allan has been with the Company since 1964, and is familiar with all aspects of the Company's business. Mr. Allan holds a Bachelor of Arts degree in Journalism from the University of Pennsylvania.

     ROBERT R. AMERSON. Mr. Amerson has been President and Chief Executive Officer of the Company since 1987. Mr. Amerson is also a Director, a position he has held since 1988. Mr. Amerson joined the Company in 1987 as Chief Financial Officer. Mr. Amerson has a Bachelor of Science degree in Business Administration from Atlantic Christian College.

     STEVEN K. CLARK. Mr. Clark was named as Vice President and Chief Financial Officer of the Company as of December 15, 1995, and a Director of the Company as of December 29, 1995. Mr. Clark acted as a consultant to the Company from November 15, 1995 through December 15, 1995. From July 1992 through October 1995, he was the Chief Financial Officer of Daw Technologies, Inc., a specialty cleanroom contractor and major customer of the Company. While Chief Financial Officer of Daw Technologies, Mr. Clark was late in filing a Form 3 amendment and certain Form 4s and Form 5s. He agreed to a cease and desist order with respect to these violations. No violations other than the timeliness of filing those reports were alleged by the SEC. Prior to this he was a senior partner of Miller and Clark, an accounting and management services firm. Mr. Clark spent four years with Price Waterhouse, and an additional four years with Arthur Andersen, both accounting firms. He is a Certified Public Accountant, has Bachelor of Arts degrees in Accounting and Political Science and a Master of Business Administration Degree, all from the University of Utah.

     GUSTAVO HERNANDEZ. Mr. Hernandez has been President of Precisionaire since 1979, and became a Director and Vice President of Operations of the Company contemporaneously with the Company's acquisition of Precisionaire in September 1996. Mr. Hernandez joined Precisionaire in 1969 as Vice President of Finance. Mr. Hernandez has a Bachelor of Arts degree in Accounting from the University of South Florida.

     STEVEN D. KLOCKE. Mr. Klocke has been Vice President of Engineering for the Company since March 1997. He is responsible for all aspects of filter and equipment design, directs the engineering staff and is directly in charge of all product and technical literature. Mr. Klocke is a member of the Institute of Environment Science, the primary technical standards body for this industry, where he has chaired many of the committees which make filtration and cleanroom standards. He has been with the Company since 1986 serving in various engineering capacities. Mr. Klocke received a Bachelor of Science degree in Mechanical Engineering from the University of Kentucky and a Bachelor of Arts degree in Physics from Thomas Moore College.

     KNOX OAKLEY. Mr. Oakley has been the Vice President of Corporate Marketing and Sales of the Company since 1996 and has worked for the Company since 1994. Mr. Oakley oversees all marketing and sales efforts of the Company. From 1989 through June 1994, Mr. Oakley was Director of North American Sales for Snyder General Corp. (now AAF International). Mr. Oakley received his Bachelor of Science degree in Biology from the Citadel.

     WILLIAM H. CLARK. Mr. Clark has been an outside Director of the Company since June 1996. He is and has been since 1977, the President and owner of Bill Clark Construction Co., Inc., a construction company located in Greenville, North Carolina specializing in residential development. He is currently a member of the Business Advisory Council of the East Carolina University School of Business. Mr. Clark has a Bachelor of Arts degree and a Masters of Business Administration degree, both from East Carolina University.

     WILLIAM M. CLAYTOR. Mr. Claytor has been an outside Director of the Company since 1990. He is a partner in the law firm of Baucom, Claytor, Benton, Morgan, Wood & White, P.A., and has held such position since 1973. Mr. Claytor graduated from Memphis State University School of Law in 1969 and from the University of Missouri in 1963.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews and evaluates the Company's internal audit and control functions, and monitors transactions between the Company and its employees, officers and directors. The Compensation Committee administers the Company's equity incentive plans and designates compensation levels for officers and directors of the Company.

     The members of the Audit Committee are Mr. W.H. Clark and Mr. Claytor. The members of the Compensation Committee are Mr. Claytor and Mr. Allan. Both Mr. Claytor and Mr. W. H. Clark are non-employee directors. Mr. Allan is the Chairman of the Board; his compensation is fixed at $71,000 per year, and he is not eligible for bonuses.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with Messrs. Amerson and
S. K. Clark effective as of December 15, 1995 ("Employment Agreements"). The Employment Agreements, as amended, provide for an annual base salary of $250,000 for both Mr. Amerson and Mr. Clark. The Employment Agreements each have an initial five year term. The Employment Agreements also provide that the executive shall be entitled to the following termination payments (i) 100% of his current base salary if the employment is terminated as a result of his death or disability, (ii) up to 200% of his current base salary, if the employment is terminated by the Company for any reason other than death, disability or for Cause (as defined in his Employment Agreement), or (iii) up to 250% of the executive's gross income during the year preceding his termination if the Employment Agreement is terminated by the executive for Good Reason (as defined in the Employment Agreement) or by the Company for any reason other than death, disability or cause and the termination occurs within two years after a Change of Control (as defined in the Employment Agreement) of the Company has occurred.

     The Company has also entered into an employment agreement with Mr. Hernandez effective September 23, 1996. This agreement currently provides for a base salary of $250,000 and has an initial five year term. The employment agreement also provides that the executive shall be entitled to the following termination payments (i) 100% of his current base salary if the employment is terminated as a result of his death or disability and (ii) up to 200% of his current base salary, if the employment is terminated by the Company for any reason other than death, disability or for cause (as defined in his employment agreement).

COMPENSATION OF DIRECTORS

     Directors who are Company employees receive no additional or special remuneration for serving as directors. The Company's non-employee directors are paid $500 plus out-of-pocket expenses for each meeting of the Board of Directors and certain outside directors receive options to purchase shares of Common Stock of the Company pursuant to the Director Option Plan described below.

DIRECTOR OPTION PLAN

     The 1996 Director Option Plan provides for the grant of stock options to outside directors of the Company who were elected or appointed after February 1, 1996, and who were not existing directors on the effective date of the plan. Each such outside director who is serving as a director on January 1 of each calendar year will automatically be granted an option to acquire up to 5,000 shares of Common Stock at an exercise price per share not less than the fair market value per share of Common Stock on such date, assuming such outside director had been serving for at least six months prior to the date of grant.

     Payment of the exercise price for options granted under the Director Option Plan may be made in cash, check or in shares of the Company's Common Stock. Options under the Director Option Plan are fully exercisable upon six months of the anniversary of receipt. Options granted under the Director Option Plan are not transferrable, except under limited circumstances. If the outside director optionee ceases to be an outside director other than by reason of death or disability, all unexercised options terminate three months thereafter.

     The Company has reserved 500,000 shares of its Common Stock for issuance under the Director Option Plan. The Director Option Plan terminates in 2006. On July 21, 1997, the Company filed a registration statement on Form S-8 registering the shares underlying the options under the Director Option Plan, which means that upon exercise of the options under the Director Option Plan the holders will receive Common Stock which may be sold in compliance with Rule 144 volume limitations and the Company's insider trading policy. As of August 29, 1997, the Company has granted options to purchase 5,000 shares of Common Stock under the Director Option Plan.

LONG-TERM INCENTIVE PLAN

     In 1996, the Company adopted the Long-Term Incentive Plan ("LTI Plan") to assist the Company in securing and retaining key employees and consultants. The LTI Plan authorizes grants of incentive stock options, nonqualified stock options, stock appreciation rights ("SARs"), performance shares, restricted stock awards, dividend equivalents or other stock-based awards to individuals who are officers, key employees or outside consultants of the Company. There are 1,986,800 shares of Common Stock reserved for award under the LTI Plan. On July 21, 1997, the Company filed a registration statement on Form S-8 registering the shares underlying the options under the LTI Plan, which means that upon exercise of the options granted under the LTI Plan (i) certain holders will receive unrestricted stock, which may be sold at any time so long as the sale is in compliance with the Company's insider trading policy, if applicable and (ii) certain holders will receive Common Stock which may be sold in compliance with Rule 144 volume limitations and the Company's insider trading policy.

     The Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the total number and type of award granted in any year, the number and selection of employees or consultants to receive awards, the number and type of awards granted to each grantee and the other terms and provisions of the awards, subject to the limitations set forth in the LTI Plan.

     Stock Option Grants. The Compensation Committee has the authority to select individuals who are to receive options under the LTI Plan and to specify the terms and conditions of each option so granted (incentive or nonqualified), the exercise price (which must be at least equal to the fair market value of the Common Stock on the date of grant with respect to incentive stock options), the vesting provisions and the option term. Unless otherwise provided by the Compensation Committee, any option granted under the LTI Plan expires the earlier of ten years from the date of grant or, three months after the optionee's termination of service with the Company if the termination of employment is attributable to (i) disability, (ii) retirement, or (iii) any other reason, or 15 months after the optionee's death. As of August 29, 1997, the Company has granted options to purchase 332,120 shares of Common Stock under the LTI Plan, 19,200 of which have been exercised or canceled.

     Stock Appreciation Rights. The Compensation Committee may grant SARs separately or in tandem with a stock option award. A SAR is an incentive award that permits the holder to receive (per share covered thereby) an amount equal to the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the fair market value of such share on the date the SAR was granted (the "base price"). Under the LTI Plan, the Company may pay such amount in cash, in Common Stock or a combination of both. Unless otherwise provided by the Compensation Committee at the time of grant, the provisions of the LTI Plan relating to the termination of employment of a holder of a stock option will apply equally, to the extent applicable, to the holder of a SAR. A SAR granted in tandem with a related option will generally have the same terms and provisions as the related option with respect to exercisability. A SAR granted separately will have such terms as the Compensation Committee may determine, subject to the provisions of the LTI Plan. As of August 29, 1997, no SARs have been granted under the LTI Plan.

     Performance Shares. The Compensation Committee is authorized under the LTI Plan to grant performance shares to selected employees. Performance shares are rights granted to employees to receive cash, stock, or other property, the payment of which is contingent upon achieving certain performance goals established by the Compensation Committee. As of August 29, 1997, no performance shares have been awarded under the LTI Plan.

     Restricted Stock Awards. The Compensation Committee is authorized under the LTI Plan to issue shares of restricted Common Stock to eligible participants on such terms and conditions and subject to such restrictions, if any, as the Compensation Committee may determine. As of August 29, 1997, no restricted stock awards have been granted under the LTI Plan.

     Dividend Equivalents. The Compensation Committee may also grant dividend equivalent rights to participants subject to such terms and conditions as may be selected by the Compensation Committee. Dividend equivalent rights entitle the holder to receive payments equal to dividends with respect to all or a portion of the number of shares of stock subject to an option award or SARs, as determined by the Committee. As of August 29, 1997, no dividend equivalents have been awarded under the LTI Plan.

401(K) PLAN

     The Company has a defined contribution 401(k) salary reduction plan ("401(k) Plan"). Company employees who are at least 21 years of age are eligible to participate in the 401(k) Plan after six months of service. Eligible employees become participants in the 401(k) Plan on the earlier of the first day of the plan year or the first day of the seventh month of the plan year coinciding with or next following the date on which the employee meets the 401(k) Plan's eligibility requirements. By electing to defer a portion of his or her compensation, a participating employee may make pre-tax contributions to the 401(k) Plan, subject to limitations under the Internal Revenue Code of 1986, as amended, of up to 15% of his or her total compensation. The Company may make matching contributions to the 401(k) Plan at the discretion of its Board of Directors, up to the first 4% of compensation deferred. Participant contributions and earnings are 100% vested, while Company matching contributions vest in increments over a six-year period. Participants may alter their contribution amounts as of January 1st, April 1st, July 1st or October 1st of any year. Contributions may be withdrawn only after the participant reaches the age of 59 1/2 or in the event of retirement, death, disability, termination of service or financial hardship, with possible penalties for certain early withdrawals. The Company pays all expenses associated with administration of the 401(k) Plans.

EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The role of the Compensation Committee is to review and approve salaries and other compensation of the executive officers of the Company, to administer the Executive Officer Bonus Plan (the "Bonus Plan") and stock option plans, and to review and approve stock option grants to all employees including the executive officers of the Company.

  General Compensation Philosophy

     The Company's compensation philosophy is that total cash compensation should vary with the performance of the Company and any long-term incentive should be closely aligned with the interest of the stockholders.

     Total cash compensation for the executive officers consists of the following components:

          - Base salary

          - An executive officer bonus that is related to growth in sales and operating earnings of the Company

     Long-term incentive is realized through the granting of stock options to executives and key employees through the LTI Plan, which was adopted by the Board and approved by a majority of the Company's shareholders in January of 1996. The Company also has granted certain non-qualified options to its executive officers. The Company has no other long-term incentive plans for its officers and employees.

  Base Salary and Executive Officer Bonus Target

     Current base salaries for the executive officers of the Company were determined by arms' length negotiations with the Board of Directors. Certain executive officers have employment contracts with the Company. See "Management -- Employment Agreements."

  Stock Options

     Stock options are granted to aid in the retention of executive and key employees and to align the interests of executive and key employees with those of the stockholders. The level of stock options granted (i.e., the number of shares subject to each stock option grant) is based on the employee's ability to impact future corporate results. An employee's ability to impact future corporate results depends on the level and amount of job responsibility of the individual. Therefore, the level of stock options granted is proportional to the Compensation Committee's evaluation of each employee's job responsibility. For example, Robert R. Amerson, as the Chief Executive Officer, has the highest level of responsibility and would typically be awarded the highest level of stock options. Stock options are granted at a price not less than the fair market value on the date granted.

  Summary Compensation Table

     The following table sets forth the aggregate cash compensation paid by the Company for services rendered during the last three years to the Company's Chief Executive Officer and to each of the Company's other executive officers whose annual salary, bonus and other compensation exceeded $100,000 in 1996.

                                                                                   LONG-TERM COMPENSATION
                                                                              --------------------------------
                                                ANNUAL COMPENSATION                   AWARDS           PAYOUTS
                                         ----------------------------------   ----------------------   -------
                                                                 OTHER        RESTRICTED
                                                                ANNUAL          STOCK                   LTIP
NAME AND PRINCIPAL POSITION(1)  YEAR      SALARY    BONUS   COMPENSATION(2)     AWARDS      OPTIONS    PAYOUTS
------------------------------  ----     --------   -----   ---------------   ----------   ---------   -------
Robert R. Amerson.............  1996(3)  $212,550     --             --            --      2,000,000      --
  President                     1995      128,846     --       $137,077            --      1,150,000      --
                                1994      100,000     --        124,500            --             --      --
Steven K. Clark...............  1996(4)   150,192     --             --            --      2,000,000      --
  Chief Financial Officer       1995       15,000     --             --            --      1,150,000      --
                                1994           --     --             --            --             --      --

---------------

(1) Gustavo Hernandez, a Director of the Company, is the President of Precisionaire. He commenced his employment with the Company in September 1996. Mr. Hernandez will receive an annual salary of $250,000, plus a possible bonus, commencing in September 1996, under his Employment Agreement. See "Management -- Employment Agreements." During 1996, Mr. Hernandez was paid a total of $292,269 by the Company and Precisionaire and during 1995 and 1994, Mr. Hernandez was paid $218,049 and $188,714, respectively by Precisionaire.
(2) Represents compensation paid by the Company to Flanders Equity Corporation, a company owned principally by Messrs. Allan and Amerson.

(3) Robert R. Amerson's annual salary is $250,000, plus a possible bonus each year, under his Employment Agreement, as amended. See
    "Management -- Employment Agreements."
(4) Steven K. Clark commenced his employment with the Company as of December 15, 1995. Mr. Clark's annual salary is $250,000, plus a possible bonus each year, under his Employment Agreement, as amended. See
    "Management -- Employment Agreements."

  Options Granted in Last Fiscal Year

     The following table sets forth the aggregate number and value of stock options granted by the Company for services rendered during 1996 to the Company's Chief Executive Officer and to each of the Company's other executive officers whose annual salary, bonus and other compensation exceeded $100,000.

                                                                                       POTENTIAL REALIZABLE
                                                                                             VALUE AT
                                                                                          ASSUMED ANNUAL
                                             % OF TOTAL                                   RATES OF STOCK
                                              OPTIONS                                   PRICE APPRECIATION
                                             GRANTED TO    EXERCISE OR                  FOR OPTION TERM(1)
                                 OPTIONS    EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
NAME                             GRANTED    FISCAL YEAR     ($/SHARE)       DATE          5%          10%
----                            ---------   ------------   -----------   ----------   ----------   ----------
Robert R. Amerson.............  1,000,000       23.6%         $2.50        02/01      $  708,397   $1,613,272
                                1,000,000       23.6           7.50        06/01       2,125,190    4,839,817
Steven K. Clark...............  1,000,000       23.6           2.50        02/01         708,397    1,613,272
                                1,000,000       23.6           7.50        06/01       2,125,190    4,839,817

---------------

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options.

  Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

     The following table sets forth the aggregate number and value of stock options exercised during the last year by the Company's Chief Executive Officer and by each of the Company's other executive officers whose annual salary, bonus and other compensation exceeded $100,000.

                                                                                              VALUE OF
                                                                            NUMBER OF        UNEXERCISED
                                                                           UNEXERCISED      IN-THE-MONEY
                                                                           OPTIONS AT        OPTIONS AT
                                                                         FISCAL YEAR-END   FISCAL YEAR-END
                                            SHARES ACQUIRED    VALUE      EXERCISABLE/      EXERCISABLE/
NAME                                          ON EXERCISE     REALIZED    UNEXERCISABLE     UNEXERCISABLE
----                                        ---------------   --------   ---------------   ---------------
Robert R. Amerson.........................        --             --       3,150,000/--     $18,381,250/--
Steven K. Clark...........................        --             --       3,150,000/--      18,381,250/--

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In November 1995, Thomas T. Allan, Robert R. Amerson and Steven K. Clark entered into an Indemnity Agreement with Flanders whereby Messrs. Allan, Amerson and Clark agreed to collectively deposit up to $1,500,000 into an escrow fund to indemnify the Company for the payment of any claims, judgments, and expenses arising from potential environmental claims made by the EPA, and $525,000 due for the settlement of the following lawsuits against the Company: Hartford Casualty Insurance Co. v. Flanders Filters, Inc., and St. Paul Fire and Marine Insurance Co. v. Flanders Filters, Inc. The Company waived the escrow fund requirement. The indemnification is limited to $1,500,000 and in no event will any of the individuals named be required to contribute more than $500,000 each. Messrs. Allan, Amerson and Clark have complied with the Indemnity Agreement whereby payments of $525,000 were made to the respective insurance companies who are the plaintiffs in the above-described lawsuits. Messrs. Allan, Amerson and Clark have collectively borrowed $327,039 from the Company to make payments due under the Indemnity Agreement; the parties have paid the remainder in cash.

     In November 1995, Steven K. Clark and Robert R. Amerson entered into an option to acquire 5,535,035 shares of Common Stock of the Company (representing approximately 80% of the Common Stock of the Company owned by Thomas T. Allan and A. Russell Allan, III) for an aggregate price of approximately $13,838,000.

     As of April 1997, the Company purchased certain property located in Selma, North Carolina from ABB Partnership for $250,000 and assumed approximately $622,000 in debt related to the property. ABB Partnership is controlled by Robert R. Amerson, President of the Company. The purchase was entered into on terms believed by the Company to be fair and reasonable and generally reflective of market conditions.

     As of June 1997, the Company purchased certain property located in Auburn, Pennsylvania from LHB Realty for $910,000. As of August 1997, the Company purchased certain property located in Bartow, Florida from POF Realty for $2,975,000. As of August 1997, the Company purchased certain property located in St. Petersburg, Florida from Gustavo and Ana Hernandez for $150,000. Gustavo Hernandez, a director of the Company, is a principal of POF Realty and LHB Realty. These purchases were entered into as part of the Precisionaire acquisition on terms believed by the Company to be fair and reasonable and generally reflective of market conditions.

     At June 30, 1997, Steven K. Clark, an officer and director of the Company, owed the Company $359,013 which he borrowed to settle claims and to make certain payments under the Indemnity Agreement described above. To evidence the amount owed, effective February 11, 1997, Mr. Clark issued a note to the Company in the amount of $109,013 with interest at the variable rate of LIBOR plus 1.25% per annum (6.9% at September 5, 1997), calculated on the basis of a 360-day year and a 30-day month. Both the interest and principal due under the note are payable on February 10, 1999. Mr. Clark also issued a note to the Company in the amount of $250,000 at the same interest rate on April 25, 1997 and both the interest and principal due under the note are payable on April 24, 1999.

     At June 30, 1997, Robert R. Amerson, an officer and director of the Company, owed the Company $359,013 which he borrowed to settle claims and to make certain payments under the Indemnity Agreement described above. To evidence the amount owed, effective February 11, 1997, Mr. Amerson issued a note to the Company in the amount of $109,013 with interest at the variable rate of LIBOR plus 1.25% per annum, calculated on the basis of a 360-day year and a 30-day month. Both the interest and principal due under the note are payable on February 10, 1999. Mr. Amerson also issued a note to the Company in the amount of $250,000 at the same interest rate on April 25, 1997 and both the interest and principal due under the note are payable on April 24, 1999.

     At June 30, 1997, Thomas T. Allan, a director of the Company, owed the Company $759,013 which he borrowed to settle claims and to make certain payments under the Indemnity Agreement described above and for personal purposes. To evidence the amount owed, effective July 3, 1996, Mr. Allan issued a note to the Company in the amount of $650,000 at an interest rate of 7% per annum. Both the interest and principal due under the note were payable on July 3, 1997, which payment date was extended by the Company until July 3, 1999. Effective February 11, 1997, Mr. Allan also issued a note in the amount of $109,013 with interest at the variable rate of LIBOR plus 1.25% per annum, calculated on the basis of a 360-day year and a 30-day month. Both interest and principal due under the note are payable on February 10, 1999. On September 5, 1997, the combined principal and interest due on Mr. Allan's notes was $819,500. On such date, Mr. Clark and Mr. Amerson each assumed $409,750 of Mr. Allan's notes in consideration for the exercise of 163,900 options under the option agreements described above. The interest rate due on the assumed loans is at the variable rate of LIBOR plus 1.25% per annum, and both the principal and interest due are payable on September 4, 1999.

     The Board of Directors of the Company has adopted a policy of not entering into additional transactions with officers or directors or their affiliates, unless the independent directors make a specific finding that such transactions are in the best interest of the Company and its public shareholders and that the terms thereof are no less favorable to the Company than those that could be obtained from unaffiliated parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, as of August 29, 1997, and as adjusted to reflect the sale of the 6,400,000 Shares offered hereby, with respect to (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers, (iv) each Selling Shareholder, and (v) all directors and executive officers of the Company as a group. This table assumes that the Over-Allotment Options granted to the Underwriters has not been exercised.

                                       SHARES OF COMMON STOCK                     SHARES OF COMMON STOCK
                                         BENEFICIALLY OWNED                         BENEFICIALLY OWNED
                                          PRIOR TO OFFERING       SHARES TO BE        AFTER OFFERING
                                      -------------------------       SOLD       -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER    NUMBER       PERCENT(1)   IN OFFERING      NUMBER       PERCENT(8)
------------------------------------  ----------     ----------   ------------   ----------     ----------
A. Russell Allan, III(2)............     957,844        5.32%        60,000         897,844        3.74%
  531 Flanders Filters Road
  Washington, NC 27889
Thomas T. Allan(2)(4)...............   5,607,367       30.87        340,000       5,267,367       21.80
  531 Flanders Filters Road
  Washington, NC 27889
Robert R. Amerson(2)(3).............   8,160,759       38.56             --       8,160,759       30.04
  531 Flanders Filters Road
  Washington, NC 27889
Steven K. Clark(2)(3)...............   5,364,014       25.34             --       5,364,014       19.75
  531 Flanders Filters Road
  Washington, NC 27889
Gustavo Hernandez(5)................      65,393           *             --          65,393           *
  2399 26th Avenue North
  St. Petersburg, FL 33734
Steven Klocke(6)....................     109,427           *             --         109,427           *
  531 Flanders Filters Road
  Washington, NC 27889
Knox Oakley(6)......................      94,525           *             --          94,525           *
  531 Flanders Filters Road
  Washington, NC 27889
William H. Clark....................          --           *             --              --           *
  531 Flanders Filters Road
  Washington, NC 27889
William M. Claytor(7)...............     164,172           *             --         164,172           *
  531 Flanders Filters Road
  Washington, NC 27889
Officers and Directors as a
  Group(2)(3)(4)(5)(6)(7)...........  15,022,957       61.09%       340,000      14,682,957       48.00%

---------------
 * Represents less than 1% of the total issued and outstanding shares of Common Stock.

(1) Applicable percentage of ownership is based on 18,016,103 shares of Common Stock outstanding as of August 29, 1997, together with all applicable options for unissued securities for such stockholders exercisable within 60 days. Shares of Common Stock subject to options exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(2) Shares beneficially owned include shares subject to an original option in favor of Messrs. Amerson and Clark (3,321,021 shares and 2,214,014 shares, respectively), from Thomas T. Allan and A. Russell Allan, III (4,713,000 shares and 822,035 shares, respectively). Messrs. Amerson and Clark have exercised 100,000 options each under the above option agreement; collectively 170,300 from Thomas T. Allan and 29,700 from A. Russell Allan, III.
(3) Includes 1,150,000 shares which are subject to an option to purchase such shares from the Company at $1.00 per share, 1,000,000 shares which are subject to an option to purchase such shares from the Company at $2.50 per share; and 1,000,000 shares which are subject to an option to purchase such shares from the Company at $7.50 per share.
(4) Includes 150,000 shares which are subject to an option to purchase such shares from the Company at $1.00 per share.
(5) Includes 46,791 shares which will be released from escrow only if Precisionaire meets certain revenue targets during the next two years.
(6) Includes 16,800 shares which are subject to an option to purchase such shares from the Company at $2.50 per share, 10,000 shares which are subject to an option to purchase such shares from the Company at $7.50 per share, and 10,000 shares which are subject to an option to purchase such shares from the Company at $7.125 per share.
(7) Includes 50,000 shares which are subject to an option to purchase such shares from the Company at $1.00 per share.
(8) Applicable percentage of ownership is based on 24,016,103 shares of Common Stock together with all applicable options for unissued securities for such stockholders exercisable within 60 days. Shares of Common Stock subject to options exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

                            DESCRIPTION OF CAPITAL STOCK

     The following statements are subject to the detailed provisions of the Company's Articles and Bylaws, and are qualified in their entirety by reference thereto.

AUTHORIZED SHARES

     Under the Company's Articles, the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of August 29, 1997 there are 18,016,103 shares of Common Stock issued and outstanding. No shares of preferred stock have been issued.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share on all matters voted upon by shareholders and have no preemptive or other rights to subscribe for additional securities of the Company. The shares of Common Stock when issued, are fully paid and non-assessable, and no shareholder will be personally liable for any obligations of the Company solely by reason of being a shareholder of the Company.

     Each share of Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board out of assets legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share equally and ratably in the assets available for distribution after the payment of liabilities, subject only to any preferential distributions to holders of preferred stock, if applicable.

PREFERRED STOCK

     The Company's Articles authorize the Board, without any vote or action by the holders of Common Stock, to issue preferred stock from time to time in one or more series. The Board is authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences and sinking fund terms of any series of preferred stock. Depending upon the terms of preferred stock established by the Board, any or all series of preferred stock could have preference over the Common Stock with respect to dividends and other distributions and upon liquidation of the Company. Issuance of any such shares with voting powers, or issuance of additional shares of Common Stock, would dilute the voting power of the outstanding Common Stock. The potential issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of the Common Stock.

10% CONVERTIBLE NOTES

     In September 1996, the Company sold $4,000,000 principal amount of 10% Convertible Notes pursuant to Regulation S to certain unrelated offshore investors. The 10% Convertible Notes are due and payable on September 20, 1999 and are convertible at any time commencing 41 days after issuance into shares of the Company's Common Stock at a conversation price equal to the lower of (i) 82% of the average closing bid price for the seven trading days immediately preceding the conversion date or (ii) $9.00; provided, however, that in no event shall the conversion price be less than $5.00; provided further, that in no event shall the holder of the 10% Convertible Notes be entitled to convert any portion of such notes if such action would result in beneficial ownership by a holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock of the Company. If the average closing bid price of the Company's Common Stock over any continuous seven day trading period is less than $7.38 per share, the Company may redeem the notes at a price equal to 115% of the outstanding principal amount of the notes. As of August 29, 1997, such holders have converted $800,000 of the Convertible Notes, for an aggregate of 102,555 shares of Common Stock.

     In connection with the 10% Convertible Notes, the holders thereof were given a contractual right to receive, on the date of the conversion of the notes into Common Stock, warrants to purchase such number of shares of Common Stock equal to 10% of the number of common shares issued upon any such conversion. The exercise price of the warrants is equal to the amount per share at which the 10% Convertible Notes were converted into Common Stock. As of August 29, 1997, the Company has issued warrants to purchase 10,256 shares of Common Stock. These warrants are exercisable until February 2000 at exercise prices ranging between $8.11 and $8.16.

OTHER WARRANTS

     In September 1996, the Company sold $2,500,000 principal amount of Series A Subordinated Convertible Debentures to certain unrelated investors. Such debentures were paid in January 1997. In connection with the debentures, the holders thereof acquired warrants to purchase 25,000 shares of Common Stock at an exercise price of $9.63 per share. These warrants expire in September 1999.

     In January 1997, the Company issued certain warrants pursuant to the underwriting agreement relating to the Company's Form S-1 Registration Statement which was effective January 1997. Such warrants enable the holders thereof to purchase an aggregate of 140,000 shares of Common Stock at the initial exercise price of $14.725 per share at any time commencing January 6, 1998 until their expiration on January 6, 2002. The exercise price and number of shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events.

     In connection with the Offering, the Company has agreed to issue and sell to the Representative and/or its designees, at the closing of the proposed underwriting, for nominal consideration, Representative Warrants to purchase 400,000 shares of Common Stock for a period of four years commencing one year from the date of this Prospectus at 120% of the public offering price per share of Common Stock. The exercise price and number of shares purchasable upon exercise of the Representative Warrants are subject to adjustment upon the occurrence of certain events. See "Underwriting."

STOCK OPTIONS

     The Company has reserved (i) 1,986,800 shares of Common Stock under its LTI Plan and (ii) 500,000 shares of Common Stock under its 1996 Director Option Plan, for issuance in respect of stock options granted under such plans. As of August 29, 1997, there were 317,920 outstanding options under the above-mentioned plans.

     The Company has reserved a total of 6,500,000 shares of Common Stock for issuance upon the exercise of stock options granted to various officers and directors. The Company has reserved 3,150,000 of the 6,500,000 shares for Robert
R. Amerson's exercise of the following stock options: 1,150,000 shares at an exercise price of $1.00; 1,000,000 shares at an exercise price of $2.50; and 1,000,000 shares at an exercise price of $7.50. The Company has reserved 3,150,000 of the 6,500,000 shares for Steven K. Clark's exercise of the following stock options: 1,150,000 shares at an exercise price of $1.00; 1,000,000 shares at an exercise price of $2.50; and 1,000,000 shares at an exercise price of $7.50. The Company has reserved 150,000 of the 6,500,000 shares for Thomas T. Allan's exercise of 150,000 stock options at an exercise price of $1.00. The Company has reserved 50,000 of the 6,500,000 shares for William M. Claytor's exercise of 50,000 stock options at an exercise price of $1.00.

     On July 21, 1997, the Company filed a registration statement on Form S-8 registering shares underlying options under the Company's Long-Term Incentive Plan, Director Option Plan and certain option grants issued pursuant to certain employment agreements (collectively, the "Plans"). A total of 8,800,000 shares of Common Stock underlying such options have been registered on Form S-8. As of August 29, 1997, a total of 6,637,120 options have been granted under the Plans, 19,200 of which have been either exercised or canceled. Upon exercise of the options under the Plans, certain non-affiliates of the Company may sell the related shares without restriction, other than any necessary compliance with the Company's insider trading policy. Affiliates of the Company may sell the shares obtained upon exercise of the options pursuant to Rule 144 and the Company's insider trading policy.

REGISTRATION RIGHTS

     Holders of 262,295 shares of Common Stock, and holders of 1,210,256 options or warrants to purchase Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein; the registration rights provide, however, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, the shareholders benefiting from these rights may require the Company, on not more than one occasion, to file a registration statement under the Securities Act with respect to such shares, on Form S-3, if such Form is available to the Company, subject to certain conditions and limitations. Certain minority shareholders of Airseal West and various other individuals who were sellers in Flanders= acquisition of Precisionaire and Air Seal will receive registration rights if and when they acquire Flanders Common Stock pursuant to the terms of their agreements with Flanders.

TRANSFER AGENT AND REGISTRAR

     OTC Stock Transfer, Inc. is the transfer agent and registrar for the Common Stock.

           ANTI-TAKEOVER EFFECTS OF THE COMPANY'S ARTICLES AND BYLAWS

     The Company's Articles and Bylaws may discourage certain types of transactions that may involve an actual or threatened change of control of the Company and they encourage any person who might seek to acquire control of the Company to negotiate with the Company's Board of Directors. Management of the Company believes that generally the interests of the Company's shareholders would be served best if any change in control results from negotiations with its Board of Directors on the proposed terms, such as the price to be paid, the form of consideration and the anticipated tax effects of the transaction.

     The provisions described herein are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all its outstanding shares of capital stock at an adequate price or that is otherwise unfair to its shareholders or an unsolicited proposal for the restructuring or sale of all or part of the Company. Management of the Company believes that, as a general rule, such proposals would not be in the best interest of the Company and its shareholders. However, to the extent that these provisions do discourage takeover attempts, they could make it more difficult to accomplish transactions that are opposed by the incumbent Board and could deprive shareholders of opportunities to realize temporary takeover premiums for their Shares or other advantages that large accumulations of stock would provide.

     The description below is a summary only and is qualified in its entirety by reference to the Company's Articles and Bylaws filed as exhibits to the Company's S-1 Registration Statement of which this Prospectus is a part.

NUMBER OF DIRECTORS; REMOVAL; VACANCIES

     The Company's Bylaws provide that the number of directors shall not be less than four nor more than nine. The exact number of directors is set in accordance with the Bylaws by resolution from time to time by a majority of the entire Board. Interim vacancies on the Board, or vacancies created by an increase in the number of directors, may be filled by vote of a majority of the directors then in office.

SHAREHOLDER ACTION

     The Bylaws of the Company also provide that special meetings of shareholders may only be called by the Board of Directors or by any person or committee expressly so authorized by the Board of Directors and by the holders of at least 10% of all shares entitled to vote at the proposed special meeting.

     The provisions limiting the ability of minority shareholders to call a special meeting may have the effect of delaying consideration of a shareholder proposal until the next annual meeting of the shareholders unless a special meeting is called for such purpose.

     Any call for a special meeting must specify the matters to be acted upon at the meeting. Shareholders are not permitted to submit additional matters or proposals for consideration of any special meeting.

SHAREHOLDER PROPOSALS

     The Company's Bylaws establish an advance notice procedure for nominations (other than by or at the direction of the Board) of candidates for election as directors at, and for proposals to be brought before, an annual meeting of shareholders of the Company. Subject to any other applicable requirements, only such nominations may be considered and such business may be conducted at an annual meeting as has been brought before the meeting by or at the direction of the Board or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the same.

PREFERRED STOCK AND ADDITIONAL COMMON STOCK

     Under the Company's Articles, the Board has authority to provide by resolution for issuance of shares of one or more series of preferred stock. The Board is authorized to fix by resolution the terms and conditions of each series. See "Description of Capital Stock -- Preferred Stock."

     The Company believes that the availability of preferred stock will provide the Company with increased flexibility to facilitate possible future financings and acquisitions and to meet other corporate needs that might arise. The authorized shares of preferred stock will be available for issuance without the expense and delay of shareholder action, unless shareholder action is required by applicable law or the rules of any stock exchange or organization on which any class of stock of the Company may then be quoted or listed.

     These provisions give the Board of Directors the power to approve the issuance of a series of preferred stock with terms that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include series voting rights that would enable the holder to block business combinations or the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied. The Board will make any determination regarding issuance of additional shares based on its judgment as to the best interest of its shareholders, customers, employees or other constituencies.

CONTROL SHARE ACQUISITION STATUTE

     The Control Share Acquisition Act provides that any person or entity that acquires control shares of a publicly held North Carolina corporation shall not have voting rights with respect to the acquired shares unless a majority of the disinterested shareholders of the corporation votes to grant such voting rights. The Control Share Acquisition Act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation for the Control Share Acquisition Act, would bring its voting power within any of the following three ranges (i) one-fifth of all voting power, (ii) one-third of all voting power, or (iii) a majority of all voting power. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares; however, an acquisition pursuant to an agreement to which the corporation is a party (which would require affirmative action on the part of the Board and which is conducted pursuant to the merger provisions of North Carolina law, which generally requires shareholder approval, is not considered a "control share acquisition" and is therefore exempt from the provisions of the Control Share Acquisition Act.

     Under the Control Share Acquisition Act, a person or entity that acquires control shares pursuant to a control share acquisition acquires voting rights with respect to those shares only to the extent granted by a majority of disinterested shareholders of each class of capital stock outstanding prior to the acquisition. The shareholders of the corporation must consider the status of those voting rights at the next annual or special meeting of shareholders. The acquiror may accelerate the decision and require the corporation to hold a special meeting of shareholders for the purpose of considering the status of those rights if the acquiror (i) files an "acquiring person statement" with the corporation and (ii) agrees to pay all expenses of the meeting. Unless otherwise provided in the articles of incorporation or bylaws of a corporation, shareholders have the right to have their shares redeemed by the corporation at fair market value if the control shares are accorded full voting rights and the acquiror has obtained a majority or more control shares.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 24,016,103 shares of Common Stock outstanding (assuming no exercise of the Over-Allotment Option). Of these shares, 14,544,402 shares (including the 6,400,000 Shares sold in this Offering and the 4,773,519 shares of Common Stock registered in the Company's Form S-3 filed July 3, 1997) are freely tradable without restriction under the Securities Act. The remaining 9,471,701 shares are deemed "restricted shares" under Rule 144 of the Securities Act; all such shares are currently eligible or will be eligible within one year for sale pursuant to Rule 144.

     Steven K. Clark and Robert R. Amerson, officers and directors, who will beneficially own an aggregate of 13,524,773 shares of Common Stock following the completion of this Offering have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Raymond James & Associates, Inc., offer, sell, offer to sell, solicit an offer to buy, contract to sell, pledge or grant any option to purchase or otherwise transfer or dispose (or announce any of the foregoing) of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, except, in the case of the Company, for the issuance of stock options under stock option plans in existence on the date hereof or the issuance or sale of Common Stock by the Company upon exercise of outstanding warrants to purchase Common Stock.

     As of August 29, 1997, there were stock options outstanding to purchase an aggregate of 7,652,920 shares of Common Stock, of which 7,552,320 options are currently exercisable. Additionally, 6,617,920 of the outstanding options were registered on a Form S-8 which was effective upon filing. As of August 29, 1997, there were warrants outstanding to purchase an aggregate of 175,256 shares of Common Stock, of which 35,256 warrants are currently exercisable. In addition, the Company has agreed to sell to the Representative or its designees, for nominal consideration, the Representative Warrants to purchase certain shares of Common Stock. See "Underwriting."

     The holders of the Company's 10% Convertible Notes can convert such notes into Common Stock at the lesser of 82% of the average closing bid price for the immediately preceding seven trading days or $9.00. As of August 29, 1997, such holders have converted $800,000 of the $4,000,000 principal amount of Convertible Notes, for an aggregate of 102,555 shares of Common Stock. On the date of such conversion, the holders received warrants to purchase 10,256 shares of Common Stock.

     Certain minority shareholders of Airseal West, a majority owned subsidiary of the Company, have the right to exchange their Airseal West common stock for shares of Company Common Stock based on an exchange rate to be determined by Airseal West's pre-tax earnings for the year prior to such exchange.

     Holders of approximately 262,295 shares of Common Stock, and holders of 1,210,256 options or warrants to purchase Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of an agreement between the Company and such holders, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other security holders exercising registration rights, the holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein; the registration rights provide, however, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration. In addition, the shareholders benefiting from these rights may require the Company, on not more than one occasion, to file a registration statement under the Securities Act with respect to such shares, on Form S-3, if such Form is available to the Company, subject to certain conditions and limitations. The minority shareholders of Airseal West described above and various other individuals who were sellers in Flanders' acquisition of Precisionaire and Air Seal, will receive registration rights if and when they acquire Company Common Stock pursuant to the terms of their agreements with the Company. A total of 674,590 shares will become eligible for registration if earned by the Precisionaire and Air Seal sellers.

     On July 3, 1997, the Company filed a registration statement on Form S-3, which was declared effective on September 3, 1997, registering 4,773,519 shares of Common Stock for resale by certain selling securityholders pursuant to the Company's obligation contained in written agreements with such selling securityholders. The selling securityholders may sell the registered shares without restriction and they are not restricted as to the price or prices at which they may sell their Common Stock. Sales of the shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, the selling securityholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time.

     On July 21, 1997, the Company filed a registration statement on Form S-8 registering shares underlying options under the Plans. A total of 8,800,000 shares of Common Stock underlying such options are registered on the Form S-8 which was effective upon filing. As of August 29, 1997, a total of 6,637,120 options have been granted under the Plans, 19,200 of which have been exercised or canceled. Upon exercise of the options under the Plans, certain non-affiliates of the Company may sell the related shares without restriction other than any necessary compliance with the Company's insider trading policy. Additionally, certain affiliates of the Company may sell the shares obtained upon exercise of the options pursuant to Rule 144 and the Company's insider trading policy.

     The Company makes no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of the Company's Common Stock in the public market or the perception that such sales could occur could have an adverse affect on the prevailing market price of the Common Stock.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Raymond James & Associates, Inc. and Cleary Gull Reiland & McDevitt Inc. are acting as Representatives, have agreed, subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement") to purchase, and the Company and the Selling Shareholders have agreed to sell to the Underwriters, on a firm commitment basis, the respective number of Shares set forth opposite their names:

UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Raymond James & Associates, Inc.............................
Cleary Gull Reiland & McDevitt Inc..........................

                                                                  -------
          Total.............................................
                                                                  =======

     The Underwriters are committed to purchase 6,400,000 Shares offered hereby, if any of the Shares are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the conditions precedent specified therein.

     The Company has been advised by the Representatives that the Underwriters initially propose to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and may allot to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD")
concessions not in excess of $          per Share, of which amount a sum of not
in excess of $          per Share may in turn be reallowed by such dealers to
other dealers. After the commencement of the Offering, the public offering price, concessions and reallowances may be changed. The Representatives have informed the Company that they do not expect sales to discretionary accounts by the Underwriters to exceed five percent of the securities offered by the Company hereby.

     The Company has granted to the Underwriters an option, exercisable within 30 days of the date of the Offering to purchase from the Company an additional 960,000 shares on the same terms and conditions of the Offering for the sole purpose of covering over-allotments, if any.

     The Company has agreed to indemnify the Underwriters against certain liabilities.

     Steven R. Clark and Robert R. Amerson, officers and directors of the Company, have agreed not to, directly or indirectly, issue, offer to sell, sell, grant an option for the sale of, transfer, assign, or otherwise dispose of any securities issued by the Company, including shares of Common Stock or securities convertible into or exchangeable or exercisable for or evidencing any right to purchase or subscribe for any shares of Common Stock for a period of 180 days from the effective date of the Registration Statement (the "Lock-Up Period"), without the prior written consent of Raymond James & Associates, Inc. An appropriate legend shall be marked on the face of certificates representing all such securities. The Company has also agreed, for a period of 180 days from the effective date of the Registration Statement, not to issue, offer to sell, sell or grant options to purchase securities of the Company, other than pursuant to the LTI Plan or Director Option Plan, or except in connection with an acquisition, without the prior written consent of Raymond James & Associates, Inc.

     In connection with the Offering, the Company has agreed to issue and sell to the Representatives and/or their designees, at the closing of the proposed underwriting, for nominal consideration, five year Representative Warrants to purchase 400,000 shares of Common Stock. The Representative Warrants are exercisable at any time during a period of four years commencing one year from the effective date of the Registration Statement at a price of 120% of the initial public offering price per share of Common Stock and are restricted from sale, transfer, hypothecation for a period of twelve months from the effective date of the Registration Statement, except to officers of the Representatives. The Representative Warrants contain anti-dilution provisions providing for adjustment of the number of shares of Common Stock and exercise price under certain circumstances. The Representative Warrants grant to the holders thereof and to the holders of the underlying securities certain rights of registration of the securities underlying the Representative Warrants.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreements which are filed as exhibits to the Registration Statement. See "Available Information."

     In connection with this Offering, certain Underwriters and selling group members or their affiliates that currently act as market makers for the Common Stock may engage in "passive market making" in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 10b-6A permits, upon the satisfaction of certain conditions, Underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6A under the Exchange Act would otherwise prohibit such activity. In general, under Rule 10b-6A any Underwriter or selling group member engaged in passive market making in the Common Stock (i) may not effect transactions in, or display bids for, the Common Stock at a price that exceeds the highest bid for the Common Stock displayed on Nasdaq by a market maker that is not participating in the distribution of the Common Stock, (ii) may not have net daily purchases of the Common Stock that exceed 30% of its average daily trading volume in the Common Stock for the two full consecutive calendar months immediately preceding the filing date of the Registration Statement of which this Prospectus forms a part, and (iii) must identify its bids as bids made by a passive market maker.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company for the periods indicated, included in this Prospectus and Registration Statement, have been audited by McGladrey & Pullen, LLP, independent auditors, for the periods indicated, in their reports which appear elsewhere herein and in the Registration Statement, and are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The Financial Statements and schedules of Precisionaire included in this Prospectus and Registration Statement have been audited by Arthur Andersen & Co., LLP, independent auditors, for the periods indicated in their reports which appear elsewhere herein and in the Registration Statement and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The law firm of Snell & Wilmer L.L.P., Salt Lake City, Utah, has acted as counsel to the Company in connection with this Offering and will render an opinion as to the legality of the Shares being offered hereby. Schifino & Fleischer, P.A., Tampa, Florida, has acted as counsel to the Underwriters in connection with the Offering.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Stock is traded on Nasdaq, and information concerning the Company may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, relating to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, and the exhibits thereto, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information pertaining to the Shares hereby offered and to the Company, reference is made to the Registration Statement, including exhibits filed as part thereof, copies of which may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

                    DESCRIPTION OF ARTWORK INSIDE BACK COVER

     Green background with Flanders logo in upper right hand corner; upper left hand corner, picture of media production equipment, upper left hand corner, text of "leading the way,"; lower left hand corner, photograph of an absolute isolation barrier; lower right hand corner, photograph of person checking an installation of the Company's clean room ceiling grid for filter leaks; upper right hand corner, photograph of an activated carbon filter and several carbon compounds; center, picture of automated SAM line at Bartow, Florida facility.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Financial Statements of Flanders Corporation
  Audited Consolidated Financial Report.....................   F-2
  Audited Consolidated Financial Statements.................   F-3
  Auditors Report on the Supplemental Schedule..............  F-23
  Supplemental Schedule II..................................  F-24
  Unaudited Consolidated Condensed Interim Financial
     Statements.............................................  F-25

Financial Statements of Precisionaire, Inc.
  Audited Financial Report..................................  F-32
  Audited Financial Statements..............................  F-33

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Flanders Corporation
Washington, North Carolina

     We have audited the accompanying consolidated balance sheets of Flanders Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flanders corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                              /s/ MCGLADREY & PULLEN, LLP
                                          --------------------------------------
                                                 McGladrey & Pullen, LLP
New Bern, North Carolina
February 7, 1997, except for the
second paragraph of Note 8 and
the first paragraph of Note 23 as to
which the date is March 10, 1997
and the second paragraph
of Note 23 as to which
the date is September 11, 1997.

                     FLANDERS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                 1996             1995
                                                              -----------      -----------
                                          ASSETS
Current assets
  Cash and cash equivalents.................................  $ 2,390,411      $ 2,973,797
  Restricted cash (Note 2)..................................    8,000,005               --
  Receivables:
     Trade, less allowance for doubtful accounts: 1996
       $346,480; 1995 $148,000 (Note 8).....................   17,906,879        7,243,557
     Related party (Note 17)                                      905,930               --
     Other..................................................      786,811          321,356
  Inventories (Notes 3 and 8)...............................    9,894,707        2,321,367
  Deferred taxes (Note 13)..................................      920,520          137,961
  Other current assets......................................      687,524           46,586
                                                              -----------      -----------
          Total current assets..............................   41,492,787       13,044,624
                                                              -----------      -----------
Other assets (Note 4).......................................      909,307          333,542
Intangible assets (Notes 5 and 8)...........................   14,016,691               --
Property and equipment, net (Notes 6 and 8).................   30,099,626        5,151,063
                                                              -----------      -----------
                                                              $86,518,411      $18,529,229
                                                              ===========      ===========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Note payable (Note 8).....................................  $        --      $ 3,890,425
  Current maturities of long-term debt (Note 8).............    4,379,973          454,181
  Accounts payable (Note 9).................................   11,002,587        3,425,022
  Accrued expenses (Note 10)................................    3,540,110        1,166,639
                                                              -----------      -----------
          Total current liabilities.........................   18,922,670        8,936,267
                                                              -----------      -----------
Long-term debt, less current maturities (Note 8)............   25,776,295        1,306,584
Convertible debt (Note 11)..................................    4,000,000               --
Deferred taxes (Note 13)....................................    4,466,676           77,961
Committed capital (Notes 2 and 12)..........................    8,000,005               --
Commitments and contingencies (Notes 8, 14, 15, 16, 18, 20
  and 22)
Stockholders' equity (Notes 12, 17, 20 and 23)
  Preferred stock, no par value, 10,000,000 shares
     authorized; none issued................................           --               --
  Common stock, $.001 par value; 50,000,000 shares
     authorized; issued and outstanding: 1996 15,951,548;
     1995 11,433,979........................................       15,952           11,434
  Additional paid-in capital................................   16,964,713        3,418,671
  Retained earnings.........................................    8,372,100        4,778,312
                                                              -----------      -----------
                                                               25,352,765        8,208,417
                                                              -----------      -----------
                                                              $86,518,411      $18,529,229
                                                              ===========      ===========

                 See Notes to Consolidated Financial Statements

                     FLANDERS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
     YEARS ENDED DECEMBER 31, 1996, DECEMBER 31, 1995 AND DECEMBER 30, 1994

                                                             1996          1995          1994
                                                          -----------   -----------   -----------
Net sales...............................................  $73,056,197   $38,635,810   $26,706,404
Cost of goods sold (Notes 15, 16, 17 and 18)............   53,597,621    28,953,729    18,845,385
                                                          -----------   -----------   -----------
     Gross profit.......................................   19,458,576     9,682,081     7,861,019
                                                          -----------   -----------   -----------
Operating expenses (Notes 15, 16, 17 and 18)............   13,459,721     7,262,668     7,238,609
                                                          -----------   -----------   -----------
     Operating income...................................    5,998,855     2,419,413       622,410
                                                          -----------   -----------   -----------
Nonoperating income (expense):
  Other income..........................................      975,750        43,852        26,371
  Interest expense......................................   (1,203,226)     (633,029)     (477,822)
                                                          -----------   -----------   -----------
                                                             (227,476)     (589,177)     (451,451)
                                                          -----------   -----------   -----------
     Income before income taxes.........................    5,771,379     1,830,236       170,959
Income taxes (Note 13)..................................    2,177,591       684,582       176,402
                                                          -----------   -----------   -----------
     Net income (loss)..................................  $ 3,593,788   $ 1,145,654   $    (5,443)
                                                          ===========   ===========   ===========
Earnings per weighted average common and common
  equivalent share outstanding (Note 21)
  Primary...............................................  $      0.21   $      0.12   $        --
                                                          ===========   ===========   ===========
  Fully diluted.........................................  $      0.21   $      0.12   $        --
                                                          ===========   ===========   ===========
Weighted average common and common equivalent shares
  outstanding:
  Primary...............................................   17,041,931     9,831,996     9,693,478
                                                          ===========   ===========   ===========
  Fully diluted.........................................   18,072,271     9,831,996     9,693,478
                                                          ===========   ===========   ===========

                 See Notes to Consolidated Financial Statements

                     FLANDERS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
     YEARS ENDED DECEMBER 31, 1996, DECEMBER 31, 1995 AND DECEMBER 30, 1994

                                                                        ADDITIONAL
                                                             COMMON      PAID-IN       RETAINED
                                                              STOCK      CAPITAL       EARNINGS
                                                             -------   ------------   ----------
Balance, January 1, 1994...................................  $ 9,656   $    319,348   $3,638,435
  Issuance of 49,274 shares of common stock................       49         21,740           --
  Purchase and retirement of 61,630 shares of common
     stock.................................................      (62)       (30,347)          --
  Net loss.................................................       --             --       (5,443)
                                                             -------   ------------   ----------
Balance, December 30, 1994.................................    9,643        310,741    3,632,992
  Issuance of 378,411 shares of common stock...............      378        165,543           --
  Issuance of 1,100,000 shares of common stock related to
     December 11, 1995 Private Placement...................    1,100      2,429,004           --
  Reverse acquisition of Elite Acquisitions, Inc...........      334             --         (334)
  Purchase and retirement of 21,197 shares of common
     stock.................................................      (21)       (11,617)          --
  Indemnification of claim by Stockholders.................       --        525,000           --
  Net income...............................................       --             --    1,145,654
                                                             -------   ------------   ----------
Balance, December 31, 1995.................................   11,434      3,418,671    4,778,312
  Issuance of 3,371,204 shares of common stock related to
     the Private Offerings.................................    3,372     18,760,986           --
  Less committed capital (Note 2)..........................       --     (8,000,005)          --
  Issuance of 1,036,885 shares of common stock related to
     the Acquisitions......................................    1,037         (1,037)          --
  Valuation and release from escrow of 282,295 shares of
     common stock related to the Acquisitions..............       --      2,681,803           --
  Issuance of 96,280 shares of common stock upon exercise
     of warrants...........................................       96        240,604           --
  Issuance of 13,200 shares of common stock upon exercise
     of options............................................       13         32,987           --
  Income tax benefit from stock options exercised..........       --         37,433           --
  Fair value of warrants issued with convertible debt......       --         33,971           --
  Receivables secured by stock related to exercise of
     warrants..............................................       --       (240,700)          --
  Net income...............................................       --             --    3,593,788
                                                             -------   ------------   ----------
Balance, December 31, 1996.................................  $15,952   $ 16,964,713   $8,372,100
                                                             -------   ------------   ----------

                 See Notes to Consolidated Financial Statements

                     FLANDERS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
     YEARS ENDED DECEMBER 31, 1996, DECEMBER 31, 1995 AND DECEMBER 30, 1994

                                                             1996          1995          1994
                                                         ------------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)....................................  $  3,593,788   $ 1,145,654   $    (5,443)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
     Depreciation and amortization.....................     1,485,740       636,178       631,476
     Stock compensation................................            --            --        12,500
     Provision for doubtful accounts...................      (120,423)      108,000       (25,500)
     Allowance for obsolete inventory..................      (115,000)      (45,000)      (69,134)
     (Gain) loss on sale of property and equipment.....       (54,002)           --        18,091
     (Gain) loss on disposition of cash value of life
       insurance.......................................       (24,600)           --            --
     Realized gain on sale of marketable securities....        12,123            --       (32,941)
     Deferred income taxes.............................      (113,520)      160,000        70,000
     Indemnification of claim by stockholders..........            --       375,000            --
     Change in assets and liabilities:
       Receivables.....................................      (871,440)   (1,937,752)   (1,730,577)
       Inventories.....................................      (504,576)      790,947    (1,209,802)
       Other current assets............................      (520,092)       77,763       (95,573)
       Accounts payable................................      (997,168)     (339,999)    1,443,504
       Accrued expenses................................       302,682       158,591      (511,765)
       Income tax payable..............................      (460,334)      481,157       (65,307)
                                                         ------------   -----------   -----------
          Net cash provided by (used in) operating
            activities.................................     1,613,178     1,610,539    (1,570,471)
                                                         ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions, net of cash acquired...................   (31,971,448)           --            --
  Purchase of equipment................................    (2,501,308)     (611,713)   (1,052,669)
  Proceeds from sale of marketable equity securities...       823,396            --       580,918
  Proceeds from sale of property and equipment.........       226,234            --        82,620
  Proceeds from disposition of cash value of life
     insurance.........................................       884,895            --            --
  Disbursements on notes receivables, stockholders.....      (905,930)           --            --
  Proceeds from repayment of notes receivable,
     stockholders......................................       458,428            --            --
  Disbursements on trademarks and trade names..........       (17,246)           --            --
  Disbursement on deferred debt expense................            --            --        (9,600)
  Purchase of real estate held for sale................            --            --       (60,486)
  Increase in cash value of life insurance.............       (25,272)      (52,524)           --
                                                         ------------   -----------   -----------
          Net cash used in investing activities........   (33,028,251)     (664,237)     (459,217)
                                                         ------------   -----------   -----------

                                 --continued--
                 See Notes to Consolidated Financial Statements

                     FLANDERS CORPORATION AND SUBSIDIARIES

     YEARS ENDED DECEMBER 31, 1996, DECEMBER 31, 1995 AND DECEMBER 30, 1994

                                                           1996           1995           1994
                                                       ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on revolving credit agreement.............   (58,637,083)   (38,562,227)   (27,064,360)
  Proceeds from revolving credit agreement...........    67,618,777     38,329,791     28,369,813
  Proceeds from long-term borrowings.................     9,340,200             --        526,932
  Principal payments on long-term borrowings.........    (2,782,871)      (481,147)      (437,786)
  Proceeds from issuance of common stock, net of
     committed capital...............................    11,894,353      2,596,024          9,289
  Disbursement of loan origination fees..............      (634,689)            --             --
  Purchase of common stock for retirement............            --        (11,638)       (30,409)
  Proceeds from exercise of options and warrants.....        33,000             --             --
  Proceeds from issuance of convertible debt.........     4,000,000             --             --
                                                       ------------   ------------   ------------
     Net cash provided by financing activities.......    30,831,687      1,870,803      1,373,479
                                                       ------------   ------------   ------------
     Net increase (decrease) in cash and cash
       equivalents...................................      (583,386)     2,817,105       (656,209)
CASH AND CASH EQUIVALENTS
  Beginning..........................................     2,973,797        156,692        812,901
                                                       ------------   ------------   ------------
  Ending.............................................  $  2,390,411   $  2,973,797   $    156,692
                                                       ============   ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
     Cash payments for:
     Interest........................................  $    732,976   $    667,117   $    446,019
                                                       ============   ============   ============
     Income taxes....................................  $  2,293,555   $     43,425   $    188,934
                                                       ============   ============   ============
SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING ACTIVITIES
     Fair value of warrants issued with convertible
       debt..........................................  $     33,971   $         --   $         --
                                                       ============   ============   ============
     Issuance of common stock as compensation........  $         --   $         --   $     12,500
                                                       ============   ============   ============
     Valuation and release from escrow of 282,295
       shares of common stock related to the
       Acquisitions..................................  $  2,681,803   $         --   $         --
                                                       ============   ============   ============
     Commissions payable on gross proceeds from
       issuance of common stock......................  $  1,130,000   $         --   $         --
                                                       ============   ============   ============
     Issuance of 96,280 shares of common stock upon
       exercise of warrants in exchange for
       receivable....................................  $    240,700   $         --   $         --
                                                       ============   ============   ============
     Capital lease obligation incurred for use of
       property and equipment........................  $    284,250   $    350,000   $         --
                                                       ============   ============   ============
     Indemnification of claims by Officers and
     Directors (Note 17).............................  $         --   $    525,000   $         --
                                                       ============   ============   ============
ACQUISITION OF COMPANIES (Note 14)
     Working capital acquired, net of cash and cash
       equivalents of $468,204.......................  $  4,677,588   $         --   $         --
     Fair value of other assets, acquired,
       principally property and equipment............    25,152,612             --             --
     Goodwill........................................    10,823,053             --             --
     Long-term debt assumed..........................    (8,681,805)            --             --
                                                       ------------
                                                       $ 31,971,448   $         --   $         --
                                                       ============   ============   ============

                 See Notes to Consolidated Financial Statements

                     FLANDERS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Nature of business: Flanders Corporation (the "Company") primarily designs, manufactures and markets a broad range of air filtration products ranging from high performance laminar flow High Efficiency Particulate Air filters and charcoal filters for semiconductor manufacturing facilities, to residential furnace filters. The Company's air filtration products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems (commonly known as "HVAC" systems), semiconductors, ultra-pure materials processing, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. The Company also provides installation supervision, filter testing, and certification services for installed systems. The Company sells its products primarily to cleanroom contractors, industrial users, heating, ventilation and air-conditioning wholesalers and retailers in North America, based on credit terms established for individual customers.

     Principles of consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. One of the Company's subsidiaries has a subsidiary which was 63.0 percent owned for the years ended December 31, 1996 and 1995. All material intercompany accounts and transactions have been eliminated in consolidation.

     Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and cash equivalents: The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents. For purposes of reporting cash flows, the Company considers all cash accounts which are not subject to withdrawal restrictions and certificates of deposit which have an original maturity of three months or less to be cash equivalents.

     Inventories: Inventories are valued at lower of cost (first-in, first-out method) or market.

     Goodwill: The Company has classified as goodwill the cost in excess of fair value of the net assets (including tax attributes) of companies acquired in purchase transactions. Goodwill is being amortized on a straight line basis over 40 years. At each balance sheet date, the Company evaluates goodwill for impairment by comparing expectations of non-discounted future cash flows excluding interest costs with the carrying value of goodwill for each subsidiary having a material goodwill balance. Based upon its most recent analysis, the Company believes that no impairment of goodwill exists at December 31, 1996.

     Trademarks and trade names: Trademarks and trade names are being amortized on a straight line basis over 17 years. At each balance sheet date, the Company evaluates the value of trademarks and tradenames for impairment by comparing expectations of non-discounted future cash flows excluding interest costs with the carrying value of trademarks and trade names for each trademark or trade name having a material unamortized balance. Based upon its most recent analysis, the Company believes that no impairment of trademarks and trade names exists at December 31, 1996.

     Property and equipment: Property and equipment are stated at cost. Depreciation is computed by the straight-line method over estimated useful lives. Amortization of capital leases is included in depreciation expense. The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or to the unamortized balance is warranted. Based upon its most recent analysis, the Company believes that no impairment of property and equipment exists at December 31, 1996.

     Revenue recognition: All sales are recognized when shipments are made to customers.

                     FLANDERS CORPORATION AND SUBSIDIARIES

     Export sales: The Company sells some products for end users outside of the United States through domestic specialty cleanroom contractors. These sales are accounted for as domestic sales. The Company also sells products through foreign distributors, primarily in Europe, and a wholly owned subsidiary, which sells to customers in the Far East. Sales through foreign distributors and its wholly owned subsidiary total less than 5% of net sales.

     Self insurance expenses: The Company has elected to self-insure its employees' health and accident insurance up to a maximum of $30,000 to $80,000 per occurrence, depending on the subsidiary. Expenses related to health claims are accrued during the period when the Company is notified of a claim or probable claim under the policy, including incurred but not reported claims, and adjusted when the actual claim is submitted.

     Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     Research and development: Research and development expenses and ongoing costs associated with improving existing products and manufacturing processes are expensed in the period incurred. Costs associated with research and development amounted to approximately $460,000, $120,000 and $158,000 for the years ended December 31, 1996, December 31, 1995 and December 30, 1994, respectively.

     Reclassifications: Certain account balances for the years ended December 31, 1995 and December 30, 1994 have been reclassified with no effect on net income (loss) or retained earnings to be consistent with the classification adopted for the year ended December 31, 1996.

NOTE 2.  RESTRICTED CASH AND COMMITTED CAPITAL

     At December 31, 1996, $8,000,005 of cash which was raised through a private placement in September and October of 1996 was held in escrow and was subject to a potential right of rescission in favor of two investors if a Registration Statement under the Securities Act of 1933 registering certain shares held by the two investors was not declared effective by January 15, 1997. This amount is reflected on the balance sheet at December 31, 1996 as "Restricted cash" and "Committed capital." The $8,000,005 was reclassified to "Cash" and "Additional paid-in capital" on January 6, 1997, the date such registration was declared effective.

NOTE 3.  INVENTORIES

     Inventories consists of the following at December 31, 1996 and 1995:

                                                                 1996         1995
                                                              ----------   ----------
Finished goods..............................................  $3,321,713   $  198,607
Work in progress............................................   1,490,438      879,987
Raw materials...............................................   5,127,556    1,302,773
                                                              ----------   ----------
                                                               9,939,707    2,381,367
Less allowance for obsolete raw materials...................      45,000       60,000
                                                              ----------   ----------
                                                              $9,894,707   $2,321,367
                                                              ==========   ==========

                     FLANDERS CORPORATION AND SUBSIDIARIES

NOTE 4.  OTHER ASSETS

     Other assets consist of the following at December 31, 1996 and 1995:

                                                                1996       1995
                                                              --------   --------
Real estate held for sale...................................  $266,486   $266,486
Cash value of officers' life insurance......................    77,796     52,524
Deferred expenses, net of accumulated amortization of
  $104,962 for 1996 and $17,814 for 1995....................   565,025     14,532
                                                              --------   --------
                                                              $909,307   $333,542
                                                              ========   ========

NOTE 5.  INTANGIBLE ASSETS

     Intangible assets consist of the following at December 31, 1996 and 1995:

                                                                 1996          1995
                                                              -----------   -----------
Goodwill, net of accumulated amortization of $85,901........  $13,012,439   $        --
Trademarks and trade names, net of accumulated amortization
  of $17,098................................................    1,004,252            --
                                                              -----------   -----------
                                                              $14,016,691   $        --
                                                              ===========   ===========

NOTE 6.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at December 31, 1996 and 1995:

                                                                               ESTIMATED
                                                      1996          1995      USEFUL LIVES
                                                   -----------   ----------   ------------
Land.............................................  $   638,465   $  125,595
Buildings, including assets acquired under
  capital lease: 1996 $2,974,000; 1995 $0........   15,049,245    5,534,094   15-30 years
Machinery and equipment, including assets
  acquired under capital lease: 1996 $779,321;
  1995 $20,906...................................   16,640,939    3,637,497      10 years
  Office equipment...............................    2,718,124    1,106,730       5 years
  Vehicles.......................................      557,988      201,065       5 years
  Construction in progress.......................    1,361,682      136,759
                                                   -----------   ----------
                                                    36,966,443   10,741,740
  Less accumulated depreciation, including
     amortization applicable to assets acquired
     under capital lease: 1996 $129,152; 1995
     $20,906.....................................    6,866,817    5,590,677
                                                   -----------   ----------
                                                   $30,099,626   $5,151,063
                                                   ===========   ==========

     Total depreciation expense charged to operations totaled $1,382,741, $633,226 and $628,524 for the years ended December 31, 1996, December 31, 1995 and December 30, 1994, respectively.

NOTE 7.  NOTE PAYABLE

     The Company had prime plus 0.75 percent and prime plus 1.00 percent revolving loan agreements with a bank, which provided for maximum borrowings based on the lesser of defined borrowing bases and $5,000,000 and $1,500,000, respectively, at December 31, 1995. The weighted average interest rate at December 31, 1995 was 9.3 percent. The lender's prime rate at December 31, 1995 was 8.50 percent.

                     FLANDERS CORPORATION AND SUBSIDIARIES

NOTE 8.  PLEDGED ASSETS AND LONG-TERM DEBT

     A summary of the Company's long-term debt, and collateral pledged thereon, consists of the following at December 31, 1996 and 1995:

                                                                 1996          1995
                                                              -----------   ----------
18% subordinated debentures, interest and principal due and
  payable on the earlier of September 17, 1999 or the
  release of $4,000,005 of cash to the Company which was
  held in escrow at December 31, 1996 pending the
  effectiveness of a registration statement of the Company
  on or before January 15, 1997. The registration statement
  was declared effective on January 6, 1997. See Notes 2 and
  23........................................................  $ 2,500,000   $       --
Prime plus 1.0 percent revolving credit agreement with a
  bank due September 1998, collateralized by a first
  security interest on receivables, inventory, substantially all machinery and equipment, securities and general
  intangibles.(A)...........................................   15,942,145           --
Prime plus 1.5 percent note payable to a bank due in
  quarterly payments of $641,700 plus interest due September
  1998, collateralized by a first security interest on
  receivables, inventory, substantially all machinery and
  equipment, securities, common stock of subsidiaries and
  general intangibles. This note is subject to mandatory
  prepayment provisions as provided in the loan
  document.(A)..............................................    4,869,130           --
Prime plus 0.25% notes payable to a mortgage company due in
  monthly payments of $23,110 including interest through
  January 2006, at which time all unpaid principal is due,
  collateralized by a deed of trust on land and buildings
  with a carrying value of $3,777,408.......................    2,154,497           --
10.125 percent note payable to a mortgage company, due in
  monthly payments of $13,775, including interest through
  July 2004, collateralized by a first deed of trust on real property with a carrying value of $1,106,805 and a second
  security interest in certain machinery and equipment......      864,953      938,576
Note payable to a bank with interest at the One Month London
  Interbank Offered Rate (LIBOR) plus 2.67%, due in monthly
  payments of $5,670 plus interest through March 2001,
  collateralized by equipment with a carrying value of
  $316,983..................................................      289,170           --
7.058 percent fixed rate capital lease obligation, due in
  monthly payments of $34,429, including interest through
  September 2006, collateralized by land and buildings with
  a carrying value of $2,924,433............................    2,906,202           --

                     FLANDERS CORPORATION AND SUBSIDIARIES

                                                                 1996          1995
                                                              -----------   ----------
Various contracts payable including capital lease
  obligations; interest rates from 5.9 percent to 10.25
  percent and 7 percent to 10 percent at December 31, 1996
  and 1995, respectively, collateralized by certain
  equipment; due in monthly payments of approximately
  $24,000 including interest at December 31, 1996 and
  monthly and quarterly payments of approximately $2,000 and
  $2,665, respectively, including interest at December 31,
  1995 and expiring at various times through September
  2001......................................................      630,170      822,189
                                                              -----------   ----------
                                                               30,156,268    1,760,765
Less current maturities.....................................    4,379,973      454,181
                                                              -----------   ----------
                                                              $25,776,295   $1,306,584
                                                              ===========   ==========

---------------

(A) The lender's prime rate at December 31, 1996 was 8.25 percent. The revolving credit agreement provides for maximum borrowings based on the lesser of defined borrowing bases and $25,000,000 at December 31, 1996. The term loan agreement with the same bank provides for maximum borrowings of $6,500,000. The weighted average interest rate at December 31, 1996 was 9.4 percent. The agreements expire in September 1998. Both notes are collateralized by a first security interest on receivables, inventory, substantially all machinery and equipment, securities, general intangibles and common stock of the subsidiaries. Balances due on the revolving loan agreement and the term loan agreement have been classified as long-term debt according to the provisions of Statement of Financial Accounting Standards No. 6, Classification of Short-Term Obligations Expected to be Refinanced, since subsequent to December 31, 1996, the Company completed an underwritten public offering for the purpose of repaying the debt on these loan agreements (Note 23). In connection with the revolving and term loan agreements, the Company has agreed to certain restrictive covenants which include, among other things, the lender's approval to pay dividends and maintenance of certain financial ratios at December 31, 1996, including tangible net worth of $20,290,000, debt to worth ratio of not more than 2.5 to 1.0, and various net worth covenants for the individual subsidiaries.

     The Company was in violation of certain covenants with its lenders as of December 31, 1996; however, these violations have been waived by the lenders through January 1, 1998.

     Aggregate maturities required on long-term debt as of December 31, 1996 are due in future years as follows:

FISCAL YEARS ENDING
-------------------
     1997...................................................  $ 4,379,973
     1998...................................................   20,306,761
     1999...................................................      637,460
     2000...................................................      649,116
     2001...................................................      565,988
     Later years............................................    3,616,970
                                                              -----------
                                                              $30,156,268
                                                              ===========

                     FLANDERS CORPORATION AND SUBSIDIARIES

     The following is a schedule of future minimum lease payments under the capital leases together with the present value of the net minimum lease payments as of December 31, 1996:

                    FISCAL YEARS ENDING
                    -------------------
1997........................................................  $  747,076
1998........................................................     538,790
1999........................................................     534,306
2000........................................................     498,030
2001........................................................     438,811
Later years.................................................   1,964,581
                                                              ----------
Total minimum lease payments................................   4,721,594
Less amounts representing interest..........................   1,206,747
                                                              ----------
                                                              $3,514,847
                                                              ==========

NOTE 9.  ACCOUNTS PAYABLE

     Accounts payable consist of the following at December 31, 1996 and 1995:

                                                                1996           1995
                                                             -----------    ----------
Accounts payable, trade....................................  $ 8,655,757    $2,940,716
Commissions payable........................................    2,007,761       460,092
Customer deposits..........................................      339,069        24,214
                                                             -----------    ----------
                                                             $11,002,587    $3,425,022
                                                             ===========    ==========

NOTE 10.  ACCRUED EXPENSES

     Accrued expenses consists of the following at December 31, 1996 and 1995:

                                                                1996           1995
                                                             -----------    ----------
Payroll (Note 15)..........................................  $   966,465    $  277,911
Insurance, including workers compensation..................    1,118,711            --
Management fees, related party (Note 17)...................           --        50,000
Sales and use taxes........................................       98,307        92,940
Interest...................................................      502,134        31,884
Income taxes payable (Note 13).............................      478,713       481,157
Other......................................................      375,781       232,747
                                                             -----------    ----------
                                                             $ 3,540,110    $1,166,639
                                                             ===========    ==========

NOTE 11.  CONVERTIBLE NOTES

     In September 1996, the Company issued $4,000,000 of 10% Convertible Notes pursuant to Regulation S to certain unrelated offshore investors. The notes are payable on September 20, 1999 and are convertible at any time commencing forty-one (41) days after issuance into shares of common stock at a conversion price equal to the lower of (i) eighty-two percent (82%) of the average closing bid price for the seven (7) trading days immediately preceding the conversion date, or (ii) $9.00; provided, however, that in no event shall the conversion price be less than $5.00; provide further, that in no event shall the holder of the 10% Convertible Notes be entitled to convert any portion of such notes if such action would result in beneficial ownership by a holder and its affiliates of more than 4.9% of the outstanding shares of common stock. If the average closing bid price of the common stock over any continuous seven day trading period is less than $7.38 per share, the Company may redeem the convertible notes at a price equal to 115% of the outstanding principal amount of

                     FLANDERS CORPORATION AND SUBSIDIARIES
the notes. As of December 31, 1996, no notes had been converted. In connection with the 10% Convertible Notes, certain unrelated offshore investors were given a contractual right to receive, on the date of the conversion of the Notes into common stock, warrants to purchase such number of shares of common stock equal to ten percent (10%) of the number of common shares issued upon any such conversion. The exercise price of the warrants is equal to the amount per share at which the 10% Convertible Notes were converted into common stock.

NOTE 12.  STOCKHOLDERS' EQUITY

     During the year ended December 31, 1996, the Company raised $18,764,358 through the sale of 3,371,204 shares of common stock in three private placements to accredited investors. Net proceeds, after commissions and expenses, for each offering consisted of: (i) $10,352,131 from an offering of 1,333,889 shares of its common stock at $9.00 per share completed in October 1996 (the "October Offering"); (ii) $7,339,573 from an offering of 1,537,315 shares of its common stock at $5.00 per share, completed in June 1996; and (iii) $1,072,654 from an offering of 500,000 shares of its common stock at $2.50 per share completed in January 1996. At December 31, 1996, $8,000,005 of the funds raised in the October Offering was subject to certain potential rights of rescission in favor of two investors, such that if a Registration Statement under the Securities Act of 1933 registering certain shares held by the two investors was not declared effective by January 15, 1997, the investors would have had the right to return their shares to the Company for the original price of the shares; such a Registration Statement was declared effective on January 6, 1997, and hence these potential rights of rescission were never realized.

     On December 29, 1995, the Company completed a private placement offering of 1,100,000 shares of the Company's common stock at $2.50 per share to accredited investors. The net proceeds to the Company after commissions and expenses from the offering totaling $319,896 amounted to $2,430,104.

     The President and Vice President/Chief Financial Officer of the Company have options to purchase 3,321,021 and 2,214,014 shares, respectively, of the Company's common stock from two stockholders of the Company at an option price of $2.50 per share. The options expire December 15, 1997.

NOTE 13.  INCOME TAX MATTERS

     The components of income tax expense for the years ended December 31, 1996, December 31, 1995 and December 30, 1994 are as follows:

                                                       1996         1995        1994
                                                    ----------    --------    --------
Current:
  Federal.........................................  $1,750,374    $419,492    $106,402
  State...........................................     540,737     105,090          --
                                                    ----------    --------    --------
                                                     2,291,111     524,582     106,402
                                                    ----------    --------    --------
Deferred:
  Federal.........................................     (42,509)    130,000      40,000
  State...........................................     (71,011)     30,000      30,000
                                                    ----------    --------    --------
                                                      (113,520)    160,000      70,000
                                                    ----------    --------    --------
                                                    $2,177,591    $684,582    $176,402
                                                    ==========    ========    ========

                     FLANDERS CORPORATION AND SUBSIDIARIES

     The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income for years ended December 31, 1996, December 31, 1995 and December 30, 1994 due to the following:

                                                       1996         1995        1994
                                                    ----------    --------    --------
Computed "expected" tax expense...................  $1,962,269    $622,280    $ 58,126
Increase (decrease) in income taxes resulting
  from:
  Nondeductible expenses..........................      33,158      50,980     140,037
  State income taxes net of federal tax benefit...     152,460      89,159      19,818
  Change in valuation allowance...................      22,822     (32,490)    (23,680)
  Exercise of stock options.......................     (37,433)         --          --
  Benefit of income taxed at lower rates..........          --          --      (7,309)
  Tax credits.....................................     (10,914)    (45,347)    (10,590)
  Other...........................................      55,229          --          --
                                                    ----------    --------    --------
                                                    $2,177,591    $684,582    $176,402
                                                    ==========    ========    ========

     Net deferred tax assets and liabilities consist of the following components as of December 31, 1996 and 1995:

                                                               1996            1995
                                                            -----------      --------
Deferred tax assets:
  Accounts receivable allowance...........................  $    48,064      $ 46,150
  Inventory allowances....................................      284,930       107,786
  Accrued expenses........................................      541,314            --
  Loss carryforwards......................................       85,009            --
                                                            -----------      --------
                                                                959,317       153,936
  Less valuation allowance................................       38,797        15,975
                                                            -----------      --------
                                                                920,520       137,961
Deferred tax liabilities:
  Property and equipment..................................    4,466,676        77,961
                                                            $(3,546,156)     $ 60,000
                                                            ===========      ========

     The components giving rise to the net deferred tax assets and liabilities described above have been included in the accompanying consolidated balance sheets at December 31, 1996 and 1995 as follows:

                                                                 1996          1995
                                                              -----------   -----------
Current assets..............................................  $   920,520   $   137,961
Noncurrent liabilities......................................   (4,466,676)      (77,961)
                                                              -----------   -----------
                                                              $(3,546,156)  $    60,000
                                                              ===========   ===========

NOTE 14.  MERGERS AND ACQUISITIONS

     On January 22, 1996, Elite Acquisitions, Inc. stockholders approved a change of domicile reincorporation merger with Flanders Corporation, a newly formed wholly-owned North Carolina company, whereby Elite Acquisitions, Inc. would merge with Flanders Corporation in a share for share stock exchange with Flanders Corporation being the surviving company. The Merger Agreement and Articles of Merger were effective as of January 29, 1996. As a result of the merger, the financial statements of Elite Acquisitions, Inc. have been presented as those of Flanders Corporation and the authorized capitalization of Flanders Corporation

                     FLANDERS CORPORATION AND SUBSIDIARIES
consisting of 50,000,000 shares of common stock, at a par value of $.001, and 10,000,000 shares of preferred stock, at a par value of $.001, has been presented as the capital structure of the company.

     On May 31, 1996, the Company completed the acquisition of all the outstanding stock of Charcoal Service Corporation ("CSC"), a competing carbon filter and containment manufacturer, as well as the land and building on which CSC operates that was owned by the stockholders of CSC. The total cost of acquisition, net of cash acquired, was approximately $4,497,000, and up to 100,000 shares of the Company's common stock, which are being held in escrow pending the evaluation of certain future performance criteria. Upon achieving certain performance criteria, the common stock will be released from escrow, valued at the market price on the date of release and will be added to the goodwill associated with the purchase transaction and amortized over the remaining amortization period of the respective goodwill asset. The acquisition was funded by private placement of the Company's common stock which were completed in June 1996. The effective date of the acquisition is March 1, 1996, and the Company's financial statements include the operating activities and assets of CSC from that date. As of December 31, 1996, 20,000 CSC escrow shares with a market value of $190,000 were released from escrow to the CSC sellers.

     On June 15, 1996, the Company completed the acquisition of all the outstanding stock of Air Seal Filter Housings, Inc. ("Airseal"), as well as the land and building on which Airseal operates that was owned by the stockholders of Airseal. The total cost of acquisition, net of cash acquired, was approximately $2,270,000 and up to 150,000 shares of the Company's common stock, which are being held in escrow pending the evaluation of certain future performance criteria. Upon achieving certain performance criteria, the common stock will be released from escrow, valued at the market price on the date of release and will be added to the goodwill associated with the purchase transaction and amortized over the remaining amortization period of the respective goodwill asset. The acquisition was funded by a private placement of the Company's common stock completed in June 1996. The effective date of the acquisition was May 31, 1996, and the Company's financial statements include the operating activities and assets of Airseal from that date.

     On September 23, 1996, the Company acquired all the outstanding stock of Precisionaire, Inc. ("Precisionaire"), a manufacturer of precision air filters, containment systems and filtration equipment, as well as a tract of land and a building on which Precisionaire operates that was owned effectively by the majority stockholders of Precisionaire. The total cost of acquisition, net of cash acquired, was approximately $25,205,000 with a post closing valuation allowance of up to 786,885 shares of the Company's common stock, which are held in escrow, to be released only if certain performance criteria are met. Upon achieving certain performance criteria, the common stock will be released from escrow, valued at the market price on the date of release and added to the goodwill associated with the purchase transaction and amortized over the remaining amortization period of the respective goodwill asset. The acquisition of Precisionaire, Inc. was funded by a private placement of the Company's common stock, subordinated debentures and convertible debt, closed on October 16, 1996, a credit facility provided by NationsBank consisting of (1) a revolving credit facility in the maximum principal amount of $25,000,000 and (2) a term loan facility in the maximum principal amount of $6,500,000, and the assumption of approximately $2,200,000 of debt associated with a mortgage on the purchased land and building. The effective date of the acquisition for financial statement purposes was September 30, 1996, and the Company's financial statements include the operating activities and assets of Precisionaire from that date. As of December 31, 1996, 262,295 Precisionaire escrow shares with a market value of $2,491,803 were released from escrow to the Precisionaire sellers.

                     FLANDERS CORPORATION AND SUBSIDIARIES

     Summarized below are the unaudited pro forma results of operations of the Company as though Precisionaire, CSC and Airseal had been acquired at the beginning of the fiscal years ended December 31, 1996 and 1995.

                                                                  1996            1995
                                                              ------------    ------------
Revenues....................................................  $128,221,517    $107,983,759
                                                              ============    ============
Net income..................................................  $  5,678,195    $  2,718,764
                                                              ============    ============
Net income per common share, primary........................  $        0.3    $       0.20
                                                              ============    ============
Net income per common share, fully diluted..................  $        0.3    $       0.18
                                                              ============    ============

NOTE 15.  EMPLOYMENT AGREEMENTS AND DISCRETIONARY BONUSES

     The Company has employment agreements with its President and Chief Executive Officer, its Vice President Finance/Chief Financial Officer, and its Vice President Operations, which expire on various dates from December 2000 through September 2001. In addition to a base salary, the agreements provide for a termination payment ranging from one hundred to two hundred and fifty percent of their base compensation in the event the officers' employment is terminated under various circumstances.

     The Company pays discretionary cash bonuses to its employees. The amount of these cash bonuses included in cost of goods sold and operating expenses totaled approximately $296,000, $50,000 and $30,000 for the years ended December 31, 1996, December 31, 1995 and December 30, 1994, respectively. During the year ended December 30, 1994, the Company issued 28,543 shares of common stock with a value of $12,500 to employees of the Company and charged to operating expenses with credits to common stock for $28 and paid-in capital for $12,472.

NOTE 16.  EMPLOYEE BENEFIT PLANS

     Due to the Acquisitions, the Company currently has four defined contribution 401(k) salary reduction plans intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended: One for each of Flanders Filters, Inc. ("FFI"), CSC, Airpure and Precisionaire (collectively, the "401(k) Plans"). The Company is in the process of combining the 401(k) Plans into a single plan. The 401(k) Plans allow employees to defer up to the lesser of a plan defined limit ranging from 12 percent to 20 percent of their salary, depending on which of the 401(k) plan the employees participate, or such amount as determined by the U.S. Secretary of the Treasury, with the Company contributing an amount determined by its Board of Directors each year. The Company contributed approximately $44,000, $18,000 and $33,000 to the 401(k) Plans for the years ended December 31, 1996, December 31, 1995 and December 30, 1994, respectively.

     The Company employee benefit program also includes health, accident, dental and life insurance and disability benefits. The Company has elected to self-insure the health and accident insurance at an individual maximum of $1 million for several subsidiaries. The Company also maintains a stop loss policy which covers 100 percent of liability from $30,000 to $1,000,000. A separate subsidiary maintains a stop loss policy which covers 100 percent of liability over $80,000 per occurrence. The employer's portion of claims charged to operations for the years ended December 31, 1996, December 31, 1995 and December 30, 1994 totaled approximately $222,000, $314,000 and $251,000, respectively.

     During the year ended December 31, 1996, the Company adopted the Long Term Incentive Plan ("LTI Plan") to assist the Company in securing and retaining key employees and consultants. The LTI Plan authorizes grants of incentive stock options, nonqualified stock options, stock appreciation rights ("SARs"), restricted stock performance shares and dividend equivalents to officers and key employees of the Company and outside consultants to the Company. There are 2,000,000 shares of Common Stock reserved for award

                     FLANDERS CORPORATION AND SUBSIDIARIES
under the LTI Plan. During the year ended December 31, 1996, the Company awarded options to purchase 236,520 shares of common stock under the LTI Plan. See Note 20.

     During the year ended December 31, 1996, the Company also awarded options to purchase a total of 4,000,000 shares of its common stock to two of its officers and directors and options to purchase a total of 900,000 shares of its common stock to consultants to the Company. See Note 20

     As permitted under generally accepted accounting principles, grants under the LTI Plan and other grants of options made during the year are accounted for following APB Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for grants under the LTI Plan, since all options granted had an exercise price at or above the market price of the Company's common stock on the date of grant. Had compensation cost for the LTI Plan been determined based on the grant date fair values of awards using the Black-Scholes option pricing model (the method described in FASB Statement No.
123), reported net income and earnings per common share would have been reduced to the pro forma amounts shown below for the years ended December 31, 1996 and 1995:

                                                                 1996         1995
                                                              ----------   ----------
Net income:
  As reported...............................................  $3,593,788   $1,145,654
  Pro forma.................................................  $  765,682   $  843,243
Primary earnings per share:
  As reported...............................................  $     0.21   $     0.12
  Pro forma.................................................  $     0.04   $     0.09
Fully diluted earnings per share:
  As reported...............................................  $     0.21   $     0.12
  Pro forma.................................................  $     0.04   $     0.09
Weighted average fair value per option of options granted
  during the year...........................................  $     0.89   $     0.20

     In determining the pro forma amounts above, the value of each grant is estimated at the grant date using the Black-Scholes option pricing method prescribed in FASB Statement No. 123, with the following assumptions: Dividend rate of 0%; risk-free interest rates based upon the zero-coupon rate on the date of grant for the expected life of the option; and expected price volatility based upon the trading history of a comparable public company during the period ended on the date of grant. The weighted average for options granted in 1996 were as follows: Dividend rate of 0%; average risk-free interest rate of 5.46%; average expected lives of 2.4 years; and average expected price volatility of 20.0%.

NOTE 17.  RELATED PARTY TRANSACTIONS AND BALANCES

     Three of the officers and directors of the Company entered into an Indemnity Agreement with FFI whereby the officers and directors will collectively deposit up to $1,500,000 into an escrow fund to indemnify FFI for the payment of a $525,000 judgment arising from the lawsuits against FFI by Hartford Casualty Insurance Co. v. Flanders Filters, Inc., case no. 92-CVS-07766; and St. Paul Fire and Marine Insurance Co. v. Flanders Filters, Inc., case no. 93-CVS-2798, and potential environmental issues at FFI's facility in Washington, North Carolina (See also Note 22). The indemnification is limited to $1,500,000 and in no event will any of the individuals named be required to contribute more than $500,000 each. The indemnification has been recorded as a contribution to capital for all known amounts, during the period at which the amount of the claims became known. The officers and directors have complied with the Agreement whereby payments of $525,000 were made to the respective insurance companies. Expenses related to the Insurance Companies' claims totaled $0, $375,000 and $150,000 for the years ended December 31, 1996, December 31, 1995 and December 30, 1994, respectively.

                     FLANDERS CORPORATION AND SUBSIDIARIES

     ABB Partnership, as landlord, and Flanders Airpure Products, a subsidiary of FFI, as tenant, entered into a Lease Agreement, dated July 31, 1995. ABB Partnership is controlled by the president of the Company. The lease, which is a month to month lease of $10,938 per month, was entered into on terms believed by Airpure to be fair and reasonable and generally reflective of market conditions. The expense for this lease for the years ended December 31, 1996 and 1995 amounted to $84,375 and $6,250, respectively.

     LBH Realty, as landlord, and Precisionaire, as tenant, entered into a year-to-year Lease Agreement. A Director of the Company is the managing partner of LBH Realty. The year-to-year lease was entered into on terms believed by the Company to be fair and reasonable and generally reflective of market conditions. The expense for this lease for the year ended December 31, 1996 amounted to approximately $49,000.

     Transactions with Flanders Equity Corporation, a company affiliated through common ownership, consisted of $0, $532,000 and $420,000 during the years ended December 31, 1996, December 31, 1995 and December 30, 1994, respectively, recorded as management fees expense. Liabilities at December 31, 1996 and 1995 included amounts owed to Flanders Equity Corporation of $0 and $50,000, respectively, included on the balance sheet as accrued management fees (See
Note 10).

     At December 31, 1996, the Company had notes receivable of $905,930 due from various directors, officers and employees with interest thereon varying between 7% and 8.5%, maturing in 1997.

NOTE 18.  LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

     Certain equipment and buildings are leased under agreements expiring between 1997 and 2001. The following is a schedule for the total rental commitments under these leases as of December 31, 1996:

FISCAL YEARS ENDING
-------------------
     1997...................................................  $209,162
     1998...................................................   156,789
     1999...................................................   128,867
     2000...................................................    92,246
     2001...................................................    62,168
                                                              --------
                                                              $649,232
                                                              ========

     The total rental expense charged to operations totaled approximately $465,000, $148,000 and $208,000 for the years ended December 31, 1996, December 31, 1995 and December 30, 1994, respectively.

NOTE 19.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash equivalents: The carrying amount approximates fair value at December 31, 1996 and 1995 because of the short maturity of those instruments.

     Notes receivable, related party: Based on the investing rates currently available to the Company from financial institutions with similar maturities, the fair value of notes receivable, related party, approximates the carrying value.

     Notes payable, long-term debt and convertible debt: Based on the borrowing rates currently available to the Company for bank loans with similar maturities and similar collateral requirements, the fair value of notes payable and long-term debt approximates the carrying amounts at December 31, 1996 and 1995.

                     FLANDERS CORPORATION AND SUBSIDIARIES

NOTE 20.  STOCK OPTIONS AND WARRANTS

     During the year ended December 31, 1996, the Company granted options to purchase 236,520 shares of common stock under its LTI Plan, with exercise prices ranging from $2.50 per share to $9.50 per share. The Company also issued 900,000 shares to consultants with exercise prices ranging from $2.50 per share to $3.50 per share, and 4,000,000 shares to officers and directors with exercise prices ranging from $2.50 per share to $7.50 per share. All options granted during the year ended December 31, 1996 were fixed price options, and were exercisable at December 31, 1996.

     The following table summarizes the activity related to the Company's stock options and warrants for the years ended December 31, 1996 and 1995:

                                                                               WEIGHTED AVERAGE
                                SHARES                 EXERCISE PRICE           EXERCISE PRICE
                         --------------------            PER SHARE                PER SHARE
                                      STOCK     ----------------------------  ------------------
                         WARRANTS    OPTIONS      WARRANTS        OPTIONS     WARRANTS   OPTIONS
                         --------   ---------   -------------  -------------  --------   -------
Outstanding at January
  1, 1995..............       --           --
  Granted..............   61,280    2,500,000       $2.50          $1.00       $2.50      $1.00
  Exercised............       --           --
  Canceled or
     expired...........       --           --
                          ------    ---------
Outstanding at December
  31, 1995.............   61,280    2,500,000       $2.50          $1.00       $2.50      $1.00
  Granted..............   97,712    5,136,520   $2.50 - $9.63  $2.50 - $9.50   $5.29      $4.61
  Exercised............   96,280       13,200       $2.50          $2.50       $2.50      $2.50
  Canceled or
     expired...........   37,712           --
                          ------    ---------
Outstanding at December
  31, 1996.............   25,000    7,623,320       $9.63      $1.00 - $9.50   $9.63      $3.43
                          ======    =========
Exercisable at December
  31, 1996.............   25,000    7,623,320       $9.63      $1.00 - $9.50   $9.63      $3.43
                          ======    =========

     The warrants and options expire at various dates ranging from December 1998 to February 2006. A further summary of information related to fixed options outstanding at December 31, 1996 is as follows:

                               OPTIONS OUTSTANDING
                 ------------------------------------------------
                               WEIGHTED AVERAGE
   RANGE OF        NUMBER         REMAINING      WEIGHTED AVERAGE
EXERCISE PRICES  OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE
---------------  -----------   ----------------  ----------------
     $1.00        2,500,000       3.88 Years          $1.00
     2.50         2,806,320          3.35              2.50
     3.50           200,000          2.00              3.50
 6.94 to 7.50     2,077,000          4.42              7.49
     9.50            40,000          4.50              9.50

NOTE 21.  EARNINGS PER SHARE

     The computation of earnings per common share and common share equivalent is done according to the treasury method, which is based upon the weighted average number of common shares outstanding during the period. Earnings per common and common equivalent share include the effect of the stock options and warrants mentioned in Note 20 as if the options and warrants had been exercised at the date the options and warrants were granted. The number of common shares outstanding was increased by the number of shares issuable under the stock options and warrants and this theoretical increase in the number of common shares

                     FLANDERS CORPORATION AND SUBSIDIARIES
was reduced by the number of common shares which are assumed to have been repurchased with the applicable portion of the proceeds from the exercise of the options and warrants.

     Primary earnings per common and common equivalent share for the years ended December 31, 1996, December 31, 1995 and December 30, 1994 were calculated as follows:

                                                      1996          1995         1994
                                                   -----------   ----------   -----------
Net income (loss)................................  $ 3,593,788   $1,145,654   $    (5,443)
                                                   -----------   ----------   -----------
Weighted average shares outstanding..............   13,171,439    9,831,996     9,693,478
  Add: weighted average shares related to
     exercisable warrants and options reduced by
     the shares that could be purchased with the
     proceeds....................................    3,870,492           --            --
                                                   -----------   ----------   -----------
Adjusted weighted average shares outstanding.....   17,041,931    9,831,996     9,693,478
                                                   ===========   ==========   ===========
Net income per common share......................  $      0.21   $     0.12   $        --
                                                   ===========   ==========   ===========

     Fully diluted earnings per common and common equivalent share for the years ended December 31, 1996, December 31, 1995 and December 30, 1994 were calculated as follows:

                                                      1996          1995         1994
                                                   -----------   ----------   -----------
Net income (loss)................................  $ 3,593,788   $1,145,654   $    (5,443)
Interest on convertible debt, net of taxes.......      148,110           --            --
                                                   -----------   ----------   -----------
                                                   $ 3,741,898   $1,145,654   $    (5,443)
                                                   ===========   ==========   ===========
Weighted average shares outstanding..............   13,762,092    9,831,996     9,693,478
  Add: weighted average shares related to
     exercisable warrants and options reduced by
     the shares that could be purchased with the
     proceeds....................................    4,310,179           --            --
                                                   -----------   ----------   -----------
Adjusted weighted average shares outstanding.....   18,072,271    9,831,996     9,693,478
                                                   ===========   ==========   ===========
Net income per common share......................  $      0.21   $     0.12   $        --
                                                   ===========   ==========   ===========

NOTE 22.  LITIGATION

     The Company is currently being monitored by the United States Environmental Protection Agency ("EPA") for possible environmental contamination at one of its main facilities. The Company has entered into an agreement with the EPA to conduct monthly monitoring of groundwater. The Company estimates the monitoring will last from 3-5 years, with total cost not to exceed $45,000. The Company has received a limited indemnification from certain directors, officers and shareholders of the Company of approximately $975,000 with respect to the claims by the EPA; however, there can be no assurance that the amount of this indemnification will be sufficient to cover the aggregate of liabilities asserted by the EPA (See also Note 17).

     Additionally,from time to time, the Company is also a party to various legal proceedings incidental to its business. Management believes none of these proceedings are material to the conduct of the Company's business, operations or financial condition.

NOTE 23.  SUBSEQUENT EVENTS

     On March 7, 1997, the Company completed the purchase of the majority of the assets of BB&D Manufacturing, Inc., and Intermountain Painting and Subassembly, Inc. Assets acquired included fixed assets, inventory and backlog. The assets were placed in a newly formed subsidiary, Airseal West, Inc. ("Airseal

                     FLANDERS CORPORATION AND SUBSIDIARIES

West"), located in Salt Lake City, Utah. Airseal West will manufacture specialty and standard housings for air filtration and HVAC systems, as well as integrated custom industrial-grade HVAC systems.

     During the third quarter of 1997, the Company purchased certain plant and office facilities by utilizing their line of credit or entering into mortgages with various financial institutions. The purchase price of the facilities was approximately $5,885,000, and the amount of the debt incurred was approximately $5,879,000; $1,851,000 drawn on the line of credit and $4,028,000 financed with the property as collateral.

     On January 22, 1997, the Company completed an underwritten public secondary offering dated January 16, 1997, of 1,600,000 shares of the Company's common stock at $9.50 per share (the "Offering"). Net proceeds to the Company after deducting commissions and expenses from the offering totaling approximately $1,720,000 amounted to $13,480,000. The Company utilized the entire amount of the proceeds from the offering to repay long-term and convertible debt. On January 31, 1997, the Underwriter of the exercised their over-allotment option to purchase 240,000 shares of the Company's common stock at $9.50 per share. Net proceeds to the Company after deducting commissions and expenses from the over-allotment totaling approximately $164,000 amounted to $2,116,000. Net proceeds from the Offering, including the over-allotment, were $15,596,000.

     The following unaudited pro forma balance sheet sets forth the balance sheet of the Company as of December 31, 1996, adjusted to reflect the receipt and initial application of the proceeds of both the Offering and the over-allotment option:

             UNAUDITED SUMMARY PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1996

                                 ASSETS
Current assets..............................................   33,892,787
Other assets................................................      909,307
Intangible assets...........................................   14,016,691
Property and equipment, net.................................   30,099,626
                                                              -----------
                                                              $78,918,411
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities.........................................   18,522,670
Long-term debt, less current maturities.....................    2,980,261
Convertible debt............................................    4,000,000
Deferred income taxes.......................................    4,466,676
Commitments and contingencies...............................           --
Stockholders' equity........................................   48,948,804
                                                              -----------
                                                              $78,918,411
                                                              ===========

           INDEPENDENT AUDITOR'S REPORT ON THE SUPPLEMENTAL SCHEDULE

To the Board of Directors
Flanders Corporation
Washington, North Carolina

     Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidated Supplemental Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                          McGladrey & Pullen, LLP

New Bern, North Carolina
February 7, 1997

                     FLANDERS CORPORATION AND SUBSIDIARIES
         SUPPLEMENTAL SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
 FOR THE YEARS ENDED DECEMBER 31, 1996, DECEMBER 31, 1995 AND DECEMBER 30, 1994

                                                         ADDITIONS
                                                  -----------------------
                                     BALANCE AT   CHARGED TO   CHARGED TO                       BALANCE
                                     BEGINNING     COST AND      OTHER                          AT END
            DESCRIPTION              OF PERIOD     EXPENSE      ACCOUNTS     DEDUCTIONS        OF PERIOD
-----------------------------------  ----------   ----------   ----------    ----------        ---------
For the year ended Dec. 31, 1996
  Allowance for doubtful
     accounts......................   $148,000     $     --     $318,903(1)  $(120,423)(1)(2)  $346,480
  Allowance for inventory value....     60,000           --      100,000(2)   (115,000)(2)       45,000
  Valuation allowance for deferred
     tax assets....................     15,975       38,797        3,404(3)    (19,379)(2)       38,797
                                      --------     --------     --------     ---------         --------
          Total....................   $223,975     $ 38,797     $422,307     $(254,802)        $430,277
                                      ========     ========     ========     =========         ========
For the year ended Dec. 31, 1995
  Allowance for doubtful
     accounts......................   $ 40,000     $121,799     $     --     $ (13,799)(1)     $148,000
  Allowance for inventory value....    105,000           --           --       (45,000)(2)       60,000
  Valuation allowance for deferred
     tax assets....................     48,465           --           --       (32,490)(2)       15,975
                                      --------     --------     --------     ---------         --------
          Total....................   $193,465     $121,799     $     --     $ (91,289)        $223,975
                                      ========     ========     ========     =========         ========
For the year ended Dec. 31, 1994
  Allowance for doubtful
     accounts......................   $ 65,500     $     --     $     --     $ (25,500)(1)(2)  $ 40,000
  Allowance for inventory value....    174,134           --           --       (69,134)(2)      105,000
  Valuation allowance for deferred
     tax assets....................     72,145           --           --       (23,680)(2)       48,465
                                      --------     --------     --------     ---------         --------
          Total....................   $311,779     $     --     $     --     $(118,314)        $193,465
                                      ========     ========     ========     =========         ========

---------------

(1) Uncollected receivables written-off, net of recoveries.
(2) Reduction in valuation allowance.
(3) Increase due to acquisition of subsidiaries.

                     FLANDERS CORPORATION AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET

                                                               JUNE 30,
                                                                 1997
                                                              -----------
                                 ASSETS
Current assets
  Cash and cash equivalents.................................  $ 2,340,535
  Short-term investments....................................      294,409
  Receivables:
     Trade, less allowance for doubtful accounts of $346,480
      at June 30, 1997......................................   20,843,497
     Related party..........................................    1,812,039
     Other..................................................      405,729
  Inventories (See Note 2)..................................   13,541,869
  Deferred taxes............................................      962,000
  Other current assets......................................    1,090,305
                                                              -----------
          Total current assets..............................   41,290,383
                                                              -----------
Other assets................................................      443,373
Intangible assets, net......................................   13,721,111
Property and equipment, net of accumulated depreciation and
  amortization of $8,296,519 at June 30, 1997...............   35,349,324
                                                              -----------
                                                              $90,804,191
                                                              -----------
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt......................  $   593,724
  Accounts payable..........................................   13,916,799
  Accrued expenses and other current liabilities............    6,802,947
                                                              -----------
          Total current liabilities.........................   21,313,470
                                                              -----------
Long-term debt, less current maturities.....................    9,255,864
Convertible debt............................................    3,200,000
Deferred income taxes.......................................    4,370,000
Commitments and contingencies
Stockholders' equity
  Preferred stock, no par value, 10,000,000 shares
     authorized; none issued................................           --
  Common stock, $.001 par value; 50,000,000 shares
     authorized; issued and outstanding: 18,016,103 at June
     30, 1997...............................................       18,016
  Additional paid-in capital................................   41,609,338
  Retained earnings.........................................   11,037,503
                                                              -----------
          Total stockholders' equity........................   52,664,857
                                                              -----------
                                                              $90,804,191
                                                              ===========

            See Notes to Consolidated Condensed Financial Statements

                     FLANDERS CORPORATION AND SUBSIDIARIES

           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Net sales...................................................  $61,250,037   $26,241,260
Cost of goods sold..........................................   45,306,412    19,773,754
                                                              -----------   -----------
          Gross Profit......................................   15,943,625     6,467,506
                                                              -----------   -----------
Operating expenses..........................................   11,853,390     4,548,468
          Operating income..................................    4,090,235     1,919,038
                                                              -----------   -----------
Nonoperating income (expense):
  Other income (expense)....................................      535,862       392,375
  Interest expense..........................................     (450,693)     (145,568)
                                                              -----------   -----------
                                                                   85,169       246,807
                                                              -----------   -----------
          Income before income taxes........................    4,175,404     2,165,845
Income taxes................................................    1,510,000       817,876
                                                              -----------   -----------
          Net income........................................  $ 2,665,404   $ 1,347,969
                                                              -----------   -----------
Earnings per weighted average common and common equivalent
  share outstanding:
  Primary...................................................  $      0.12   $      0.09
                                                              ===========   ===========
  Fully diluted.............................................  $      0.12   $      0.08
                                                              ===========   ===========
Weighted average common and common equivalent shares
  outstanding:
  Primary...................................................   21,680,950    15,252,025
                                                              ===========   ===========
  Fully diluted.............................................   22,435,540    15,860,484
                                                              ===========   ===========

            See Notes to Consolidated Condensed Financial Statements

                      FLANDERS CORPORATION AND SUBSIDIARY

      UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                       ADDITIONAL
                                                             COMMON      PAID-IN      RETAINED
                                                              STOCK      CAPITAL      EARNINGS
                                                             -------   -----------   -----------
Balance, December 31, 1996.................................   15,952    16,964,713     8,372,100
  Issuance of 102,555 shares of common stock upon
     conversion of convertible debt........................      102       817,174            --
  Release of committed capital (Note 3)....................       --     8,000,005            --
  Issuance of 1,897,000 shares of common stock.............    1,897    15,857,511            --
  Issuance of 65,000 shares of common stock upon exercise
     of options............................................       65       162,435            --
  Receivables secured by stock related to exercise of
     warrants..............................................       --      (192,500)           --
  Net income (unaudited)...................................       --            --     2,665,404
                                                             -------   -----------   -----------
Balance, June 30, 1997.....................................  $18,016   $41,609,338   $11,037,504
                                                             =======   ===========   ===========

            See Notes to Consolidated Condensed Financial Statements

                      FLANDERS CORPORATION AND SUBSIDIARY

           UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                              FOR THE SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------------
                                                                   1997               1996
                                                              ---------------    --------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES............     $  3,207,937       $(2,148,729)
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of assets from BB&D & IP......................         (403,000)               --
  Acquisitions, net of cash received........................               --        (6,707,955)
  Purchase of equipment.....................................       (6,679,400)         (719,279)
                                                                 ------------       -----------
NET CASH (USED) BY INVESTING ACTIVITIES.....................       (7,082,400)       (7,427,234)
CASH FLOWS FROM FINANCING ACTIVITIES
  Release of restricted cash from escrow....................        8,000,005                --
  Short-term investments....................................          294,409                --
  Net change in long-term borrowings........................      (20,351,282)       (1,413,708)
  Proceeds from issuance of common stock....................       15,881,455         8,421,892
                                                                 ------------       -----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES............        3,824,587         7,008,184
                                                                 ------------       -----------
NET INCREASE (DECREASE) IN CASH.............................          (49,876)       (2,567,779)
CASH AT BEGINNING OF PERIOD.................................        2,390,411         2,973,797
                                                                 ------------       -----------
CASH AT END OF PERIOD.......................................     $  2,340,535       $   406,018
                                                                 ============       ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid for income taxes................................     $  2,055,000       $   754,033
                                                                 ============       ===========
  Cash payments for interest................................     $    952,827       $   145,568
                                                                 ============       ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH FINANCING ACTIVITIES
  Conversion of debentures plus accumulated interest into
     common stock...........................................     $    834,798       $        --
                                                                 ============       ===========

            See Notes to Consolidated Condensed Financial Statements

                     FLANDERS CORPORATION AND SUBSIDIARIES

         NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND INTERIM FINANCIAL STATEMENTS

     Nature of business: Flanders Corporation (the "Company") is a leading supplier of a broad range of air filtration products, including (i) high efficiency particulate air ("HEPA") filters, typically with at least 99.97% efficiency and absolute isolation barriers ("Absolute Isolation Barriers") for the absolute control and containment of contaminants and toxic gases in certain manufacturing processes, (ii) filters for individual and commercial use, which fall under specifications which are categorized by efficiency ratings established by the American Society of Heating, Refrigeration and Air Conditioning Engineers ("ASHRAE"), and (iii) low cost filters with efficiency ratings below 30% sold typically off-the-shelf for standard residential and commercial furnace and air conditioning applications. The Company's air filtration products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems (commonly known as "HVAC" systems), semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing. The Company also designs and manufactures its own production equipment to allow for highly automated manufacturing of these products. Furthermore, the Company produces glass-based fiber media for many of its products to maintain control over the quality and composition of such media.

     The Company is positioning itself to offer to its customers a full range of air filtration products. Although the Company historically has specialized in HEPA and medium efficiency filters and equipment, the Company implemented a strategy of growth by acquisition in December 1995. As a result, in 1996, the Company expanded its product line through the purchase of three other companies:
Charcoal Service Corporation ("CSC"), which specializes in charcoal filtration systems for the removal of gaseous contaminants, Air Seal Filter Housings, Inc. ("Air Seal"), which specializes in filter housings and customized industrial HVAC equipment, and Precisionaire, Inc. ("Precisionaire"), which specializes in the manufacture and sale of filter products ranging from mid-range ASHRAE grade filters through low cost residential furnace filters. Additionally, during the first six months of 1997, the Company acquired the majority of the assets of Intermountain Paint and Sub-Assembly, Inc., and B B & D Manufacturing, Inc. (collectively "BB&D") and placed them in a newly formed, majority owned subsidiary, Airseal West, Inc. ("Airseal West").

     Interim financial statements: The interim financial statements presented herein are unaudited and have been prepared in accordance with the instructions to Form 10-Q. These statements should be read in conjunction with financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1996. The accompanying financial statements have not been examined by independent accountants in accordance with generally accepted auditing standards, but in the opinion of management such financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to summarize fairly the Company's financial position, results of operations, and cash flows. The results of operations and cash flows for the six month period ended June 30, 1997 may not be indicative of the results that may be expected for the year ending December 31, 1997.

     Earnings per Common Share: The computation of earnings per common share and common share equivalent is done according to the treasury method, which is based upon the weighted average number of common shares outstanding during the period. Earnings per common and common equivalent share include the effect of the stock options and warrants mentioned in Note 5 as if the options and warrants had been exercised at the date the options and warrants were granted. The number of common shares outstanding was increased by the number of shares issuable under the stock options and warrants and this theoretical increase in the number of common shares was reduced by the number of common shares which are assumed to have been repurchased with the applicable portion of the proceeds from the exercise of the options and warrants.

                     FLANDERS CORPORATION AND SUBSIDIARIES

     Primary earnings per common and common equivalent share for the six month periods ended June 30, 1997 and 1996 were calculated as follows:

                                                           SIX MONTHS ENDED JUNE 30,
                                                          ----------------------------
                                                             1997             1996
                                                          -----------      -----------
Net income..............................................  $ 2,665,404      $ 1,347,969
Weighted average shares outstanding.....................   16,958,023       12,517,226
  Add: exercise of weighted average warrants and options
     reduced by the number of shares purchased with
     proceeds...........................................    4,722,927        2,734,799
                                                          -----------      -----------
Adjusted weighted average shares outstanding............   21,680,950       15,252,025
                                                          ===========      ===========
Net income per common share.............................  $      0.12      $      0.09
                                                          -----------      -----------

     Fully diluted earnings per common and common equivalent share for the six month periods ended June 30, 1997 and 1996 were calculated as follows:

                                                           SIX MONTHS ENDED JUNE 30,
                                                          ----------------------------
                                                             1997             1996
                                                          -----------      -----------
Net income..............................................  $ 2,665,404      $ 1,347,969
Weighted average shares outstanding.....................   17,712,613       12,547,446
  Add: exercise of weighted average warrants and options
     reduced by the number of shares purchased with
     proceeds...........................................    4,722,927        3,313,038
                                                          -----------      -----------
Adjusted weighted average shares outstanding............   22,435,540       15,860,484
                                                          ===========      ===========
Net income per common share.............................  $      0.12      $      0.08
                                                          -----------      -----------

NOTE 2.  INVENTORIES

     Inventories consist of the following at June 30, 1997:

                                                              JUNE 30, 1997
                                                              -------------
Finished goods..............................................    $ 4,070,188
Work in progress............................................        952,313
Raw materials...............................................      8,564,368
                                                                -----------
                                                                 13,586,869
Less allowance for obsolete raw materials...................         45,000
                                                                -----------
                                                                $13,541,869
                                                                ===========

NOTE 3.  CAPITAL TRANSACTIONS

     Secondary offering. On January 22, 1997, the Company completed an underwritten public secondary offering dated January 16, 1997, of 1,600,000 shares of the Company's common stock at $9.50 per share (the "Offering"). Net proceeds to the Company after deducting commissions and expenses from the Offering totaling approximately $1,720,000 amounted to $13,480,000. The Company utilized the entire amount of the proceeds from the Offering to pay down long-term and convertible debt. On January 31, 1997, the Underwriters of the Offering exercised their over-allotment option to purchase 240,000 shares of the Company's common stock at $9.50 per share. Net proceeds to the Company after deducting commissions and expenses from the over-allotment totaling approximately $164,000 amounted to $2,116,000, which were also used to pay down long-term debt. Net proceeds from the Offering, including the over-allotment, were $15,596,000.

                     FLANDERS CORPORATION AND SUBSIDIARIES

     Restricted cash. On January 6, 1997, a Registration Statement under the Securities Act of 1933 was declared effective registering certain shares, including those shares purchased by two investors through a private placement in September and October 1996. Due to the effectiveness of the Registration Statement, the potential right of rescission held by those two investors expired, and $8,000,005 of cash which had been held in escrow was released to the Company and used to pay down long-term debt.

NOTE 4.  STOCK OPTIONS AND WARRANTS

     The following table summarizes the activity related to the Company's stock options and warrants for the six months ended June 30, 1997:

                                                                                        WEIGHTED AVERAGE
                                                                 EXERCISE PRICE          EXERCISE PRICE
                                                                   PER SHARE               PER SHARE
                                                  STOCK     ------------------------   ------------------
                                     WARRANTS    OPTIONS     WARRANTS      OPTIONS     WARRANTS   OPTIONS
                                     --------   ---------   -----------   ----------   --------   -------
Outstanding at December 31, 1996...   25,000    7,623,320          9.63    1.00-9.50      9.63      3.43
     Granted.......................  150,256       95,100    8.11-14.73         7.13     14.28      7.13
     Exercised.....................       --       65,000                       2.50                2.50
     Canceled or expired...........       --           --
                                     -------    ---------   -----------   ----------    ------     -----
Outstanding at June 30, 1997.......  175,256    7,653,420   $8.11-14.73   $1.00-9.50    $13.61     $3.48
                                     -------    ---------   -----------   ----------    ------     -----
Exercisable at June 30, 1997.......   35,256    7,558,320   $ 8.11-9.63   $1.00-9.50    $ 9.19     $3.43
                                     -------    ---------   -----------   ----------    ------     -----

     The warrants expire at various periods through January 2002. The options expire at various times through February 2006.

NOTE 5.  LITIGATION

     The Company recently purchased property in Momence, County of Kankakee, Illinois ("Illinois Property") for a new mid-range manufacturing facility. In connection with such purchase, the Company agreed to assume all risk of environmental liability for past, present or future conditions on the Illinois Property except for any liability related to ground water environmental problems. The Illinois Property had certain environmental problems which required remediation under federal and Illinois law. The seller of the Illinois Property has worked extensively with the Illinois Environmental Protection Agency ("IEPA") with regard to the environmental matters, and the Company has completed Phase I and Phase II environmental surveys with respect to the property and it appears that the environmental matters have been resolved, except for certain monitoring procedures required by the IEPA. However, resolution of state issues has no effect on any potential federal or common law claims, and there can be no assurance that such claims will not be made. There were no material additions to, or changes in status of, any ongoing, threatened or pending legal proceedings during the three months ended June 30, 1997, other than the liabilities assumed in connection with the purchase of the Illinois Property.

     From time to time, the Company is a party to various legal proceedings incidental to its business. None of these proceedings are material to the conduct of the Company's business, operations or financial condition.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders of
Precisionaire, Inc.:

     We have audited the accompanying balance sheets of Precisionaire, Inc. (a Florida corporation) as of December 31, 1995 and 1994, and the related statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Precisionaire, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Tampa, Florida,
  March 8, 1996

                              PRECISIONAIRE, INC.

                  BALANCE SHEETS -- DECEMBER 31, 1995 AND 1994

                                                                 1995          1994
                                                              -----------   -----------
                                        ASSETS
CURRENT ASSETS:
  Cash......................................................  $   468,085   $   219,239
  Certificate of deposit (Note 5)...........................      276,168       272,305
  Trade accounts and notes receivable, less allowances of
     approximately $333,500 and $458,600 for doubtful
     accounts, returns and credits at December 31, 1995 and
     1994, respectively (Note 4)............................    5,624,399     5,193,305
  Inventories (Note 4)......................................    4,115,158     3,661,201
  Deferred tax assets (Note 3)..............................      535,000       435,119
  Prepaid expenses and other current assets.................       13,500       191,080
                                                              -----------   -----------
          Total current assets..............................   11,032,310     9,972,249
EQUIPMENT AND FURNISHINGS, net (Notes 2 and 4)..............    5,536,799     5,658,049
OTHER ASSETS (Notes 4 and 5)................................      915,901       849,410
                                                              -----------   -----------
                                                              $17,485,010   $16,479,708
                                                              ===========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 4,549,695   $ 6,161,576
  Accrued expenses and other liabilities....................    2,114,618     1,515,899
  Current maturities of long-term debt (Note 4).............    1,283,593     2,277,461
                                                              -----------   -----------
          Total current liabilities.........................    7,947,906     9,954,936
LONG-TERM DEBT, less current maturities (Note 4)............    2,317,264     1,029,800
DEFERRED TAX LIABILITY (Note 3).............................      310,000       247,243
STOCK REPURCHASE OBLIGATION (Note 5)........................    2,264,760       571,594
                                                              -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS' EQUITY:
  Class A common stock, voting, $.10 par value, 10,000
     shares authorized, 3,767 shares issued and
     outstanding............................................          377           377
  Class B common stock, non-voting, $.10 par value, 90,000
     shares authorized, 33,834 shares issued and
     outstanding............................................        3,383         3,383
  Additional paid-in capital................................      276,420       276,420
  Retained earnings.........................................    4,364,900     4,395,955
                                                              -----------   -----------
          Total stockholders' equity........................    4,645,080     4,676,135
                                                              -----------   -----------
                                                              $17,485,010   $16,479,708
                                                              ===========   ===========

      The accompanying notes are an integral part of these balance sheets.

                              PRECISIONAIRE, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                             1995          1994          1993
                                                          -----------   -----------   -----------
NET SALES...............................................  $61,809,501   $54,289,237   $50,747,523
COST OF SALES...........................................   47,202,625    42,149,288    39,583,348
                                                          -----------   -----------   -----------
  Gross profit..........................................   14,606,876    12,139,949    11,164,175
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES............   11,497,186    10,897,308     9,683,643
                                                          -----------   -----------   -----------
  Operating income......................................    3,109,690     1,242,641     1,480,532
INTEREST EXPENSE........................................     (391,400)     (255,841)     (251,828)
OTHER, net..............................................      132,321       101,353       195,380
                                                          -----------   -----------   -----------
INCOME BEFORE TAXES.....................................    2,850,611     1,088,153     1,424,084
INCOME TAX PROVISION (Note 3)...........................    1,170,803       439,702       521,736
                                                          -----------   -----------   -----------
NET INCOME..............................................    1,679,808       648,451       902,348
DIVIDENDS DECLARED......................................      (17,697)           --            --
ACCRETION OF STOCK REPURCHASE OBLIGATION (Note 5).......   (1,693,166)     (272,677)    3,246,478
RETAINED EARNINGS, beginning of year....................    4,395,955     4,020,181      (128,645)
                                                          -----------   -----------   -----------
RETAINED EARNINGS, end of year..........................  $ 4,364,900   $ 4,395,955   $ 4,020,181
                                                          ===========   ===========   ===========
NET INCOME PER SHARE....................................  $     44.67   $     17.25   $     24.00
                                                          ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                              PRECISIONAIRE, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                              1995         1994          1993
                                                           ----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................  $1,679,808   $   648,451   $   902,348
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.......................   1,097,670     1,031,039       896,572
     Loss on sale of equipment and furnishings...........      21,479        96,859         6,745
     Deferred income taxes...............................     (37,124)      (42,685)      (59,664)
     (Increase) decrease in assets:
       Trade accounts and notes receivable, net..........    (431,094)       84,518       272,186
       Inventories.......................................    (453,957)     (274,388)     (532,504)
       Prepaid expenses and other current assets.........     177,580       (67,165)      (99,916)
       Other assets......................................     (66,491)      (50,032)      (34,709)
     (Decrease) increase in liabilities:
       Accounts payable..................................  (1,611,881)      358,221       928,908
       Accrued expenses and other liabilities............     592,986      (227,612)      418,283
                                                           ----------   -----------   -----------
          Net cash provided by operating activities......     968,976     1,557,206     2,698,249
                                                           ----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...................................    (985,757)   (2,023,230)   (1,641,383)
  Increase in certificate of deposit.....................      (3,863)      (10,473)     (108,399)
  Proceeds from sale of equipment and furnishings........      24,668        24,914        35,035
                                                           ----------   -----------   -----------
          Net cash used in investing activities..........    (964,952)   (2,008,789)   (1,714,747)
                                                           ----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt...............   1,649,081       738,825       856,219
  Principal payments on long-term debt...................    (892,295)     (693,054)   (1,127,069)
  Dividend payments......................................     (11,964)           --            --
  Principal payments on related party notes..............          --      (715,000)           --
  Net (payments) borrowings on line of credit............    (500,000)    1,200,000      (600,000)
                                                           ----------   -----------   -----------
          Net cash provided by (used in) financing
            activities...................................     244,822       530,771      (870,850)
                                                           ----------   -----------   -----------
NET INCREASE IN CASH.....................................     248,846        79,188       112,652
CASH, beginning of year..................................     219,239       140,051        27,399
                                                           ----------   -----------   -----------
CASH, end of year........................................  $  468,085   $   219,239   $   140,051
                                                           ==========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid for interest.................................  $  385,176   $   242,543   $   256,671
  Cash paid for income taxes.............................  $  924,800   $   556,248   $   710,972
SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:
  Dividends declared included in accrued expenses and
     other liabilities...................................  $    5,733   $        --   $        --
  Accretion of Stock Repurchase Obligation...............  $1,693,166   $   272,677   $(3,246,478)
  Equipment acquired by assumption of capital lease
     obligation (trade-in value received in 1994 for
     equipment -- $50,000)...............................  $   36,810   $   293,952   $        --

        The accompanying notes are an integral part of these statements.

                              PRECISIONAIRE, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Precisionaire, Inc. (the Company) produces, distributes and sells air filters and related products from several manufacturing and distributing locations throughout the eastern United States. The Company's primary customers are heating, ventilation and air-conditioning wholesalers, retailers, supermarkets, mass merchandisers, filter sales and service companies, hardware wholesalers and original equipment manufacturers.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     All sales are recognized when shipments are made to customers.

INVENTORIES

     Inventories are stated at the lower of cost or market. The Company is using the last-in, first-out (LIFO) method to determine the cost of its inventories. If the first-in, first-out method had been used, inventories would have been higher by approximately $56,000 and $35,000 at December 31, 1995 and 1994, respectively.

     During 1994, the Company liquidated certain LIFO inventories. The effect of this liquidation on earnings was not material.

     Inventories consisted of the following at December 31:

                                                                 1995         1994
                                                              ----------   ----------
Raw materials...............................................  $2,077,307   $1,702,595
Finished goods..............................................   2,037,851    1,958,606
                                                              ----------   ----------
                                                              $4,115,158   $3,661,201
                                                              ==========   ==========

EQUIPMENT AND FURNISHINGS

     Equipment and furnishings are recorded at cost. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets. Accelerated methods are used for income tax purposes.

     The estimated useful lives used in computing depreciation and amortization are as follows:

                                                              YEARS
                                                              -----
Plant machinery and transportation equipment................  3-10
Office and computer equipment...............................   3-5
Leasehold improvements......................................  5-10
Equipment under capital lease...............................     5

                              PRECISIONAIRE, INC.

2. EQUIPMENT AND FURNISHINGS

     The Company's equipment and furnishings consisted of the following at December 31:

                                                                 1995          1994
                                                              -----------   -----------
Plant machinery and transportation equipment................  $ 8,388,297   $ 7,186,146
Leasehold improvements......................................    2,277,468     2,256,748
Office and computer equipment...............................    1,770,123     1,595,683
Construction in progress....................................      433,048       952,740
Equipment under capital lease...............................      330,648       293,952
                                                              -----------   -----------
                                                               13,199,584    12,285,269
Less -- Accumulated depreciation and amortization...........   (7,662,785)   (6,627,220)
                                                              -----------   -----------
          Equipment and furnishings, net....................  $ 5,536,799   $ 5,658,049
                                                              ===========   ===========

3. INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109). SFAS 109 uses the liability method where deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws and tax rates.

     Income tax provision consisted of the following for the years ended December 31:

                                                           1995        1994       1993
                                                        ----------   --------   --------
Current:
  Federal.............................................  $1,036,927   $401,387   $494,250
  State...............................................     171,000     81,000     87,150
                                                        ----------   --------   --------
          Total current provision.....................   1,207,927    482,387    581,400
                                                        ----------   --------   --------
Deferred:
  Federal.............................................     (33,411)   (38,416)   (53,698)
  State...............................................      (3,713)    (4,269)    (5,966)
                                                        ----------   --------   --------
          Total deferred benefit......................     (37,124)   (42,685)   (59,664)
                                                        ----------   --------   --------
          Total tax provision.........................  $1,170,803   $439,702   $521,736
                                                        ==========   ========   ========

                              PRECISIONAIRE, INC.

     The Company provides deferred taxes on significant temporary differences between income determined by different accounting methods for financial reporting and income tax purposes. These differences result primarily from the use of accelerated methods of depreciation for tax purposes and the timing of the deduction of various accrual and reserve accounts for tax purposes and financial reporting purposes. Significant components of the Company's deferred tax assets and liabilities at December 31 were as follows:

                                                                1995       1994
                                                              --------   --------
Current deferred tax assets:
  Reserves..................................................  $163,000   $172,000
  Accruals..................................................   372,000    263,119
                                                              --------   --------
          Total current deferred tax assets.................   535,000    435,119
                                                              --------   --------
Noncurrent deferred tax liabilities:
  Equipment and furnishings.................................   310,000    247,243
                                                              --------   --------
          Total noncurrent deferred tax liabilities.........   310,000    247,243
                                                              --------   --------
Net deferred tax assets.....................................  $225,000   $187,876
                                                              ========   ========

     There was no valuation allowance at December 31, 1995 and 1994. The income tax provisions differ from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34 percent to pretax income due to the following:

                                                           1995        1994       1993
                                                        ----------   --------   --------
Expected tax provision................................  $  969,000   $370,000   $484,000
Increase (decrease) in income tax provision resulting
  from:
  Nondeductible expenses..............................      39,000     44,000     16,000
  State income taxes, net of federal benefit..........     116,000     53,000     41,000
  Other...............................................      46,803    (27,298)   (19,264)
                                                        ----------   --------   --------
          Total income tax provision..................  $1,170,803   $439,702   $521,736
                                                        ==========   ========   ========

4. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31:

                                                                      1995          1994
                                                                   -----------   -----------
(A)  Borrowings under line of credit, limited to the lesser of
       $2,500,000 or a percentage of qualifying receivables plus
       interest at prime plus .25% (8.75% at December 31, 1995)
       through May 1998, at which time all unpaid principal is
       due, secured by all accounts receivable, inventory and
       equipment, guaranteed by the stockholders of the Company.
       The line restricts acquisition and disposition of assets,
       restricts incurrence of additional indebtedness and
       requires maintenance of certain financial ratios of which
       the Company was in compliance or had obtained waivers for
       noncompliance.............................................  $ 1,200,000   $ 1,700,000
(B)  Note payable, monthly payments of $55,556 plus interest at prime plus .75% (9.25% at December 31, 1995) through May
       1998, at which time all unpaid principal is due, secured
       by all equipment, accounts receivable, inventory,
       cross-collateralized with the line of credit and
       guaranteed by the stockholders of the Company.............    1,591,565            --

                              PRECISIONAIRE, INC.

                                                                      1995          1994
                                                                   -----------   -----------
(C)  Note payable, monthly payments of $4,000 plus interest at prime (8.5% at December 31, 1995) through November 1996,
       at which time all unpaid principal is due, secured by the
       cash surrender value of life insurance (see Note 5).......  $   331,953   $   379,953
(D)  Note payable, monthly payments of $10,278 plus interest at prime plus .75% (9.25% at December 31, 1995) through
       November 1997, at which time all unpaid principal is due,
       secured by inventory and accounts receivable,
       cross-collateralized with the line of credit, guaranteed
       by the stockholders of the Company........................      236,389       367,244
(E)  Note payable, monthly payments of $6,084 plus interest at prime plus .625% (9.125% at December 31, 1995) through
       November 1996, at which time all unpaid principal is due,
       secured by computer equipment.............................       66,892       139,900
(F)  Notes payable, monthly payments totaling $10,704 plus
       interest at prime plus 1.25% (9.75% at December 31, 1995)
       through May 1995, at which time all unpaid principal was
       consolidated into (A), above..............................           --       200,600
(G)  Note payable, monthly payments of $5,268 plus interest at prime plus 1.25% (9.75% at December 31, 1995) through May
       1995, at which time all unpaid principal was consolidated
       into (A), above...........................................           --       142,230
(H)  Note payable, monthly payments of $2,834 and $2,094 plus interest at prime plus 1% (9.5% at December 31, 1995)
       through May 1995, at which time all unpaid principal was
       consolidated into (A), above..............................           --       146,787
(I)  Note payable, monthly payments of $413 plus interest at prime plus 1% (9.5% at December 31, 1995) through December
       1995, at which time the principal was paid, secured by
       copy machines.............................................           --         6,192
(J)  Capital lease obligation, monthly payments of $1,122,
       including imputed interest at 5.9%, through April 1998....       27,865            --
(K)  Capital lease obligation, monthly payments of $7,473,
       including imputed interest at 6.5%, through September
       1997......................................................      146,193       224,355
                                                                   -----------   -----------
                                                                     3,600,857     3,307,261
     Less -- Current maturities..................................   (1,283,593)   (2,277,461)
                                                                   -----------   -----------
                                                                   $ 2,317,264   $ 1,029,800
                                                                   ===========   ===========

     Principal payments due on long-term debt are as follows:

                                                                AMOUNT
                                                              ----------
1997........................................................  $  855,555
1998........................................................   1,461,709
                                                              ----------
                                                              $2,317,264
                                                              ==========

5. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases certain buildings and equipment under noncancellable operating leases and leases substantially all of its real property located in Florida, Pennsylvania and Texas from key officers or

                              PRECISIONAIRE, INC.

stockholders. Total rent payments for these related party leases totaled approximately $894,000, $888,000 and $839,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The Company and stockholders have guaranteed the lease payments under terms of the related party leases. These related party leases, which have expiration dates ranging from February 1995 to January 2005, are, in the opinion of the Company, at terms not less favorable than could have been obtained if the properties were leased from unrelated parties.

     The future minimum payments under these noncancellable operating leases are as follows:

YEAR ENDING                                                    RELATED      OTHER
DECEMBER 31,                                                   PARTIES     PARTIES
------------                                                  ----------   --------
1996........................................................  $  964,987   $251,597
1997........................................................     887,576    129,597
1998........................................................     720,444     34,521
1999........................................................     644,934      8,000
2000........................................................     633,684         --
Thereafter..................................................   2,645,220         --
                                                              ----------   --------
                                                              $6,496,845   $423,715
                                                              ==========   ========

     Total rent expense for all operating leases was approximately $1,210,000, $1,132,000 and $1,019,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

GUARANTY

     The Company leases land and facilities in Florida from a related party partnership whose partners are shareholders of the Company. The related party financed the purchase of the land and facilities with proceeds from the sale of an industrial development revenue bond (the Bond). The Company and the stockholders have unconditionally guaranteed the repayment of the Bond which has an outstanding balance of approximately $1.2 million at December 31, 1995. Additionally, the Company has agreed to lease the land and facilities through January 2005.

LETTER OF CREDIT

     The Company had available $575,000 in a letter of credit to guarantee payment of insurance claims. The letter of credit is partially collateralized by the certificate of deposit and cross-collateralized with the line of credit. As of December 31, 1995, no amount was outstanding under the letter of credit.

EMPLOYEE HEALTH INSURANCE CONVERSION

     During 1995, the Company's health insurance carrier converted from a mutual insurance company to a stock insurance company. In connection with this change, the Company received approximately 17,000 shares of stock in the new stock insurance company. Management intends to convert the stock to the benefit of the employees.

STOCK REPURCHASE AGREEMENT

     The Company has a stock restriction and repurchase agreement with the holders of voting and nonvoting common stock which provides that the Company has a right of first refusal if a stockholder desires to sell shares and requires the Company to purchase the stock of a stockholder who dies, is totally disabled or ceases to be an employee of the Company, as long as the Company is legally able to do so. The purchase price shall be paid in cash, insurance proceeds or by a promissory note. The purchase price is to be equal to one and one-

                              PRECISIONAIRE, INC.

half times the book value per share (which could aggregate to approximately $10,365,000 at December 31, 1995).

     The Company owns and is the beneficiary of term and whole life insurance policies on the lives of certain key officers. As of December 31, 1995, the total face value of these policies was approximately $8,100,000, and the cash surrender value (included in other assets) was approximately $828,000. Of these policies, approximately $1,600,000 of the term policies is unconditionally assigned to the bank. The cash surrender value of the whole life policy is collateral for the $331,953 note payable (see Note 4). Benefit proceeds from the life insurance are to be distributed to the banks as assigned and then used to redeem the Company stock in accordance with the stock repurchase agreement as approved by the Board of Directors.

     The stock repurchase obligation reflected in the accompanying balance sheets is the difference between the calculated value of stock to be repurchased by the Company and the face value of the insurance policies on the lives of the stockholders.

6. EMPLOYEE BENEFIT PLANS

PROFIT SHARING PLAN

     The Company maintains a contributory profit sharing plan covering all eligible employees. The Company's contribution to the plan is discretionary and is determined by the Board of Directors each year. The Company accrued $100,000 at December 31, 1995, to be contributed to the plan during 1996, and the Company elected not to contribute to the plan for 1994. The Company contributed $100,000 to the plan in 1993.

401(K) SAVINGS PLAN

     In July 1995, the Company started a 401(k) savings plan covering substantially all employees. Employer contributions totaled approximately $33,000 for the year ended December 31, 1995, and are included in selling, general and administrative expenses in the accompanying statements of income. The employee contribution included a maximum of 12 percent of plan compensation per employee. The 401(k) employer matching contribution was 25 percent for the first 4 percent of the employee's contribution up to $9,240 per employee per year. Employees are eligible to participate in the plan on the January 1 or July 1 after the first year of employment, completion of at least 1,000 hours of service and attaining 21 years of age.

======================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
[Table of Contents will generate here]

INDEX TO FINANCIAL STATEMENTS.........  F-1

======================================================
======================================================
                                6,400,000 SHARES

                                     [LOGO]

                              FLANDERS CORPORATION

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                RAYMOND JAMES &

                                ASSOCIATES, INC.

                              CLEARY GULL REILAND

                                & MCDEVITT INC.

                                           , 1997
======================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission initial registration
  fee.......................................................  $ 15,613
Legal fees and expenses.....................................   450,000*
NASD filing fee.............................................     5,652
Nasdaq additional listing fee...............................    17,500*
Accounting fees and expenses................................   100,000*
Transfer agent fees.........................................    15,000*
Printing and engraving expenses.............................    50,000*
Miscellaneous...............................................    46,235
                                                              --------
          Total.............................................  $700,000
                                                              ========

---------------

* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The law of North Carolina permits extensive indemnification of present and former directors, officers, employees or agents of a North Carolina company, whether or not authority for such indemnification is contained in the indemnifying company's articles of incorporation or bylaws. Specific authority for indemnification of present and former directors and officers, under certain circumstances, is contained in Section 12 of the Company's Bylaws. Under North Carolina law, before a company can provide indemnification, the company must find that the director, officer, employee or agent conducted himself in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity with the company, was in the best interest of the company and, in all other cases, was at least not opposed to the company's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Statutory indemnification is permissive, except in the event of a successful defense, in which case, unless limited by the articles of incorporation, when a director, officer, employee or agent must be indemnified against reasonable expenses incurred by him in connection therewith. Indemnification is permitted with respect to expenses, judgments, fines, and amounts paid in settlement by such persons.

     The Company's Bylaws provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Company's Bylaws also provide that the Company may indemnify any director or officer of the Company who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Company. No indemnification shall be made in respect of any claim or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which the action is brought determines that in view of all circumstances such person is fairly and reasonably entitled to indemnification for expenses which the court deems proper.

     The Company's Bylaws also provide that an authorized representative of the Company who neither was nor is a director or officer of the Company may, to the extent that he is successful on the merits and defense of any action, be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith. A determination of whether indemnification is proper shall be made by the Board of Directors by a majority vote of a quorum consisting of disinterested directors or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders. The Company may advance expenses (including attorneys' fees) upon receipt of an undertaking by or on behalf of an authorized representative to repay such amount unless it is determined that he is entitled to be indemnified.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since December 29, 1995, the Registrant has sold the following unregistered securities:

          1. On December 29, 1995, the Company completed a private offering under Regulation D of 1,100,000 shares of stock at $2.50 per share to accredited investors. Net proceeds to the Company after commissions and expenses from the offering were $2,429,004. Commissions totaling $153,200 were paid to ACAP Financial and H.D. Brouse & Co. In addition, ACAP Financial and H.D. Brouse & Co. were granted a total of 61,280 stock warrants at $2.50/share which expired in July, 1996. The warrants were exercised in full.

          2. On January 24, 1996, the Company completed a private offering under Regulation D of 500,000 shares of its common stock to accredited investors at $2.50 per share. The Company received $1,102,749 in net proceeds from the offering. In connection with this offering, the Company paid $87,500 in commissions to ACAP Financial and granted to ACAP Financial 35,000 stock warrants at $2.50 per share, which expired on July 24, 1996. The warrants were exercised in full.

          3. On June 3, 1996, the Company completed a private offering under Regulation D of 1,537,315 shares of its common stock to accredited investors at $5.00 per share. The Company received $7,339,573 in net proceeds from the offering. In connection with this offering, the Company paid $188,560 in commissions to ACAP Financial and granted 37,712 stock warrants at $5.00 per share, which expired December 3, 1996.

          4. In September 1996, the Registrant sold 855,445 shares of the Registrant's Common Stock to certain accredited investors under Regulation D of the Securities Act of 1933. The aggregate purchase price for such shares was $7,699,005. In connection with this offering, the Company paid a total of $679,900 in commissions to EGS Securities and Kelcop Financial Inc.

          5. On September 18, 1996, the Registrant issued $2,500,000 aggregate principal amount of Series A Convertible Subordinated Debentures pursuant to Regulation D of the Securities Act of 1933 to certain unrelated investors. As part of this transaction, the investors also acquired warrants to purchase 25,000 shares of the Registrant's Common Stock at an exercise price of $9.63 per share. Net proceeds to the Company were $2,500,000.

          6. On September 19, 1996, the Registrant issued an aggregate $4,000,000 principal amount 10% Convertible Notes pursuant to Regulation S of the Securities Act of 1933 to certain unrelated offshore investors. Such notes are convertible at any time commencing 41 days after issuance into shares of the Registrant's Common Stock at a conversion price equal to the lower of (i) 82% of the average closing bid price for the seven (7) trading days immediately preceding the conversion date, or (ii) $9.00; provided, that in no event shall the conversion price be less than $5.00; provided further, that in no event shall the holder of the 10% Convertible Notes be entitled to convert any portion of such notes if such action would result in beneficial ownership by a holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock of the Company. If the average closing bid price of the Company's Common Stock over any continuous seven trading day period is less than $7.38 per share, the Company may redeem the convertible notes at a price equal to 115% of the outstanding principal amount of the notes. As part of this transaction, the investors also shall acquire, on the date of the conversion of such notes into Common

     Stock, the right to receive warrants equal to 10% of the number of common shares issued at any such conversion. Net proceeds to the Company after commissions of $280,000 were $3,720,000.

          7. On October 11, 1996, the Company raised an additional $4,306,000 from a private placement of 478,444 shares of stock at $9.00 per share to certain accredited investors and pursuant to Rule 506 of Regulation D adopted under Section 4(2) of the Securities Act of 1933. Net proceeds from the Offering after commissions of $400,000, were $3,906,000. Combined with the September Offering, total net proceeds from September and October were $17,122,605. In connection with this offering, the Company paid $400,000 to Gilford Securities.

          8. On May 15, 1997, the Company completed a private offering under Regulation D of 45,000 shares of common stock at $5.75 per share to accredited investors. Net proceeds to the Company after expenses from the offering were $233,360. Placement fees totaling $25,390 were paid to ACAP Financial.

ITEM 16.  LIST OF EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
 NUMBER                                 DESCRIPTION
--------                                -----------
 1          --  Underwriting Agreement.
 3.1        --  Articles of Incorporation of Flanders Corporation, filed with the Form 8-A dated March 8, 1996, incorporated herein by reference.
 3.2        --  Bylaws of Flanders Corporation, filed with the Form 8-A dated March 8, 1996, incorporated herein by reference.
 4.1(a)     --  Warrant Agreement with Gilford Securities Incorporated, previously with Form S-1, filed October 21, 1996 (Reg. No.
                333-14655 and incorporated herein by reference).
 4.1(b)     --  Form of Warrant Agreement with Raymond James & Associates,
                Inc. and Cleary Gull Reiland & McDevitt Inc.
 4.2        --  Form of Series A Convertible Subordinated Debentures, filed with the September 30, 1996 Form 10-Q, incorporated herein by reference.
 4.3        --  Form of Warrants, filed with the September 30, 1996 Form
                10-Q, incorporated herein by reference.
 4.4        --  Form of 10% Convertible Notes, filed with the September 30,
                1996 Form 10-Q, incorporated herein by reference.
 5.1        --  Opinion of Snell & Wilmer.
10.1        --  Agreement and Plan of Merger between Elite Acquisitions and
                Flanders Filters, Inc., filed with the December 31, 1995
                Form 10-K, incorporated herein by reference.
10.2        --  Stock Purchase Agreement between Flanders Corporation and the Shareholders of Charcoal Service Corporation, filed with the May 31, 1996 Form 8-K, incorporated herein by reference.
10.3        --  Stock Purchase Agreement between Flanders Corporation and the Shareholders of Air Seal Filter Housings, Inc.
                (previously filed with Form S-1, filed October 21, 1996
                (Reg. No. 333-14655) and incorporated herein by reference).
10.4        --  Stock Purchase Agreement between Flanders Corporation and the Shareholders of Precisionaire, Inc., filed with the Form
                8-K dated September 23, 1996, incorporated herein by
                reference.
10.5        --  Indemnification Agreement between Flanders Corporation,
                Steven K. Clark, Robert R. Amerson and Thomas Allan, filed with the December 31, 1995 Form 10-K, incorporated herein by reference.
10.6        --  Guaranty Agreement between Flanders Corporation and American
                National Bank of Texas, filed with the September 30, 1996
                Form 10-Q, incorporated herein by reference.

EXHIBIT
 NUMBER                                 DESCRIPTION
--------                                -----------

10.7        --  Financing and Security Agreement by and among Flanders
                Corporation and NationsBank, N.A., dated September 19, 1996, filed with the Form 8-K dated September 23, 1996,
                incorporated herein by reference.
10.8        --  Promissory Note from Precisionaire, Inc. to SunTrust Bank,
                Tampa Bay, in the amount of $2,134,524 dated August 28,
                1997.
10.9        --  Assumption Agreement between POF Realty, Precisionaire,
                Inc., Polk County Industrial Development Authority and
                SunTrust Bank, dated August 1, 1997.
10.10       --  Mortgage Deed and Security Agreement between Precisionaire,
                Inc. and Sun Trust Bank, Tampa Bay dated August 28, 1997.
16          --  Change in Certifying Accountant, filed with Form 8-K dated
                January 29, 1996, incorporated herein by reference.
21.1        --  Subsidiaries of the registrant.
23.1        --  Consent of McGladrey & Pullen, LLP.
23.2        --  Consent of Arthur Andersen & Co., LLP.
23.3        --  Consent of Snell & Wilmer (included in Opinion filed as
                Exhibit No. 5.1).
24          --  Power of Attorney (included on signature page of
                Registration Statement).
99.1        --  Flanders Corporation Long-Term Incentive Plan, filed with the December 31, 1995 Form 10-K, incorporated herein by reference.
99.2        --  Flanders Corporation 1996 Director Option Plan, filed with the December 31, 1995 Form 10-K, incorporated herein by reference.
99.3        --  Employment Agreement between Elite Acquisitions, Inc.,
                Flanders Filters, Inc. and Steven K. Clark, filed with the
                December 31, 1995 Form 10-K, incorporated herein by reference.
99.4        --  Amendment to Employment Agreement between Elite
                Acquisitions, Inc., Flanders Filters, Inc. and Steven K.
                Clark, filed with Form S-1, filed October 21, 1996 (Reg. No.
                333-14655), incorporated herein by reference.
99.5        --  Employment Agreement between Elite Acquisitions, Inc.,
                Flanders Filters, Inc. and Robert R. Amerson, filed with the
                December 31, 1995 Form 10-K, incorporated herein by reference.
99.6        --  Amendment to Employment Agreement between Elite
                Acquisitions, Inc., Flanders Filters, Inc. and Robert R.
                Amerson, filed with Form S-1, filed October 21, 1996 (Reg.
                No. 333-14655), incorporated herein by reference.
99.7        --  Stock Option Agreement between Elite Acquisitions, Inc. and
                Robert R. Amerson, filed with the Form 10-K dated December
                31, 1995, incorporated herein by reference.
99.8        --  Stock Option Agreement between Elite Acquisitions, Inc. and
                Steven K. Clark, filed with the Form 10-K dated December 31,
                1995, incorporated herein by reference.
99.9        --  Stock Option Agreement between Flanders Corporation and
                Steven K. Clark dated February 22, 1996, filed with Form S-8 on July 21, 1997, incorporated herein by reference.
99.10       --  Stock Option Agreement between Flanders Corporation and
                Robert R. Amerson dated February 22, 1996, filed with Form
                S-8 on July 21, 1997, incorporated herein by reference.
99.11       --  Stock Option Agreement between Flanders Corporation and
                Steven K. Clark dated June 3, 1996, filed with Form S-8 on
                July 21, 1997, incorporated herein by reference.
99.12       --  Stock Option Agreement between Flanders Corporation and
                Robert R. Amerson dated June 3, 1996, filed with Form S-8 on
                July 21, 1997, incorporated herein by reference.
99.13       --  Stock Option Agreement from Elite Acquisitions, Inc. to
                Thomas T. Allan, filed with the Form 10-K dated December 31,
                1995, incorporated herein by reference.

EXHIBIT
 NUMBER                                 DESCRIPTION
--------                                -----------
99.14       --  Stock Option Agreement between Elite Acquisitions, Inc. and
                William M. Claytor, filed with the Form 10-K dated December
                31, 1995, incorporated herein by reference.
99.15       --  Employment Agreement between Flanders Corporation,
                Precisionaire, Inc. and Gustavo Hernandez (previously filed with Form S-1, filed October 21, 1996 (Reg. No. 333-14655)
                and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        Provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, State of North Carolina, on the 9th day of September, 1997.

                                          FLANDERS CORPORATION

                                          By:     /s/ ROBERT R. AMERSON
                                            ------------------------------------
                                                     Robert R. Amerson
                                             President, Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Steven K. Clark, his attorney-in-fact, to sign any documents to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all the said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the Requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLE                      DATE
                     ---------                                   -----                      ----
               /s/ ROBERT R. AMERSON                 President, Chief Executive       September 9, 1997
---------------------------------------------------    Officer, Director
                 Robert R. Amerson

                /s/ STEVEN K. CLARK                  Chief Financial Officer, Chief   September 9, 1997
---------------------------------------------------    Accounting Officer and
                  Steven K. Clark                      Director

                /s/ THOMAS T. ALLAN                  Chairman of the Board            September 9, 1997
---------------------------------------------------
                  Thomas T. Allan

               /s/ GUSTAVO HERNANDEZ                 Director                         September 9, 1997
---------------------------------------------------
                 Gustavo Hernandez

              /s/ WILLIAM M. CLAYTOR                 Director                         September 9, 1997
---------------------------------------------------
                William M. Claytor

               /s/ WILLIAM H. CLARK                  Director                         September 9, 1997
---------------------------------------------------
                 William H. Clark

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 1         --  Underwriting Agreement.
 3.1       --  Articles of Incorporation of Flanders Corporation, filed with the Form 8-A dated March 8, 1996, incorporated herein by reference.
 3.2       --  Bylaws of Flanders Corporation, filed with the Form 8-A dated March 8, 1996, incorporated herein by reference.
 4.1(a)    --  Warrant Agreement with Gilford Securities Incorporated, previously with Form S-1, filed October 21, 1996 (Reg. No.
               333-14655 and incorporated herein by reference).
 4.1(b)    --  Form of Warrant Agreement with Raymond James & Associates,
               Inc. and Cleary Gull Reiland & McDevitt Inc.
 4.2       --  Form of Series A Convertible Subordinated Debentures, filed with the September 30, 1996 Form 10-Q, incorporated herein by reference.
 4.3       --  Form of Warrants, filed with the September 30, 1996 Form
               10-Q, incorporated herein by reference.
 4.4       --  Form of 10% Convertible Notes, filed with the September 30,
               1996 Form 10-Q, incorporated herein by reference.
 5.1       --  Opinion of Snell & Wilmer.
10.1       --  Agreement and Plan of Merger between Elite Acquisitions and
               Flanders Filters, Inc., filed with the December 31, 1995
               Form 10-K, incorporated herein by reference.
10.2       --  Stock Purchase Agreement between Flanders Corporation and the Shareholders of Charcoal Service Corporation, filed with the May 31, 1996 Form 8-K, incorporated herein by reference.
10.3       --  Stock Purchase Agreement between Flanders Corporation and the Shareholders of Air Seal Filter Housings, Inc.
               (previously filed with Form S-1, filed October 21, 1996
               (Reg. No. 333-14655) and incorporated herein by reference).
10.4       --  Stock Purchase Agreement between Flanders Corporation and the Shareholders of Precisionaire, Inc., filed with the Form
               8-K dated September 23, 1996, incorporated herein by
               reference.
10.5       --  Indemnification Agreement between Flanders Corporation,
               Steven K. Clark, Robert R. Amerson and Thomas Allan, filed with the December 31, 1995 Form 10-K, incorporated herein by reference.
10.6       --  Guaranty Agreement between Flanders Corporation and American
               National Bank of Texas, filed with the September 30, 1996
               Form 10-Q, incorporated herein by reference.
10.7       --  Financing and Security Agreement by and among Flanders
               Corporation and NationsBank, N.A., dated September 19, 1996, filed with the Form 8-K dated September 23, 1996,
               incorporated herein by reference.
10.8       --  Promissory Note from Precisionaire, Inc. to SunTrust Bank,
               Tampa Bay, in the amount of $2,134,524 dated August 28,
               1997.
10.9       --  Assumption Agreement between POF Realty, Precisionaire,
               Inc., Polk County Industrial Development Authority and
               SunTrust Bank, dated August 1, 1997.
10.10      --  Mortgage Deed and Security Agreement between Precisionaire,
               Inc. and Sun Trust Bank, Tampa Bay dated August 28, 1997.
16         --  Change in Certifying Accountant, filed with Form 8-K dated
               January 29, 1996, incorporated herein by reference.
21.1       --  Subsidiaries of the registrant.

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------

23.1       --  Consent of McGladrey & Pullen, LLP.
23.2       --  Consent of Arthur Andersen & Co., LLP.
23.3       --  Consent of Snell & Wilmer (included in Opinion filed as
               Exhibit No. 5.1).
24         --  Power of Attorney. (included on Signature page of
               Registration Statement).
99.1       --  Flanders Corporation Long-Term Incentive Plan, filed with the December 31, 1995 Form 10-K, incorporated herein by reference.
99.2       --  Flanders Corporation 1996 Director Option Plan, filed with the December 31, 1995 Form 10-K, incorporated herein by reference.
99.3       --  Employment Agreement between Elite Acquisitions, Inc.,
               Flanders Filters, Inc. and Steven K. Clark, filed with the
               December 31, 1995 Form 10-K, incorporated herein by reference.
99.4       --  Amendment to Employment Agreement between Elite
               Acquisitions, Inc., Flanders Filters, Inc. and Steven K.
               Clark, filed with Form S-1, filed October 21, 1996 (Reg. No.
               333-14655), incorporated herein by reference.
99.5       --  Employment Agreement between Elite Acquisitions, Inc.,
               Flanders Filters, Inc. and Robert R. Amerson, filed with the
               December 31, 1995 Form 10-K, incorporated herein by reference.
99.6       --  Amendment to Employment Agreement between Elite
               Acquisitions, Inc., Flanders Filters, Inc. and Robert R.
               Amerson, filed with Form S-1, filed October 21, 1996 (Reg.
               No. 333-14655), incorporated herein by reference.
99.7       --  Stock Option Agreement between Elite Acquisitions, Inc. and
               Robert R. Amerson, filed with the Form 10-K dated December
               31, 1995, incorporated herein by reference.
99.8       --  Stock Option Agreement between Elite Acquisitions, Inc. and
               Steven K. Clark, filed with the Form 10-K dated December 31,
               1995, incorporated herein by reference.
99.9       --  Stock Option Agreement between Flanders Corporation and
               Steven K. Clark dated February 22, 1996, filed with Form S-8 on July 21, 1997, incorporated herein by reference.
99.10      --  Stock Option Agreement between Flanders Corporation and
               Robert R. Amerson dated February 22, 1996, filed with Form
               S-8 on July 21, 1997, incorporated herein by reference.
99.11      --  Stock Option Agreement between Flanders Corporation and
               Steven K. Clark dated June 3, 1996, filed with Form S-8 on
               July 21, 1997, incorporated herein by reference.
99.12      --  Stock Option Agreement between Flanders Corporation and
               Robert R. Amerson dated June 3, 1996, filed with Form S-8 on
               July 21, 1997, incorporated herein by reference.